                                                                   Exhibit 99.1


===============================================================================




                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                ----------------


                                   Form 10-Q


(Mark One)

           [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                      For the Quarter Ended June 30, 2000


                                       OR


           [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                       For the transition period from to

                       Commission File Number: 000-26873


                               ----------------


                              DIGEX, INCORPORATED
                              -------------------
             (Exact name of registrant as specified in its charter)


                   Delaware                                59-3582217
                   --------                                ----------
       (State or other jurisdiction of                  (I.R.S. Employer
       incorporation or organization)                Identification Number)


                                One Digex Plaza
                              Beltsville, MD 20705
                              --------------------
                    (Address of principal executive offices)


                                 (240) 264-2000
                                 --------------
                                Telephone Number

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days: Yes [X]   No [ ]

         As of July 31, 2000, there were 24,175,000 and 39,350,000 shares of the Registrant's Class A and Class B Common Stock outstanding, respectively.




===============================================================================

                              DIGEX, INCORPORATED

                                     INDEX

                                                                           Page
                                                                            No.
                                                                           ----

                         PART I. FINANCIAL INFORMATION

ITEM 1. Financial Statements (Unaudited):

        Condensed Statements of Operations--Three and six months ended
        June 30, 2000 and 1999.........................................     3
        Condensed Balance Sheets--June 30, 2000 and December 31, 1999..     4
        Condensed Statements of Cash Flows--Six months ended June 30,
        2000 and 1999..................................................     5
        Notes to Condensed Financial Statements........................     6

ITEM 2. Management's Discussion and Analysis of Financial Condition and
        Results of Operations..........................................     9

ITEM 3. Quantitative and Qualitative Disclosures about Market Risk.....    17


                           PART II. OTHER INFORMATION

ITEM 1. Legal Proceedings..............................................    18

ITEM 2. Changes in Securities and Use of Proceeds......................    18

ITEM 3. Defaults Upon Senior Securities................................    18

ITEM 4. Submission of Matters to a Vote of Security Holders............    18

ITEM 5. Other Information..............................................    19

ITEM 6. Exhibits and Reports on Form 8-K...............................    19

SIGNATURES..............................................................   20


                         PART 1: FINANCIAL INFORMATION

Item 1.  Financial Statements

                              DIGEX, INCORPORATED

                       CONDENSED STATEMENTS OF OPERATIONS
       Unaudited (Amounts in thousands, except share and per share data)

                                 Three months ended            Six months ended
                                      June 30,                     June 30,
                            ---------------------------   ---------------------------
                                2000           1999           2000           1999
                            ------------   ------------   ------------   ------------

Revenues .................  $     42,222   $     12,629   $     70,196   $     22,021
Costs and expenses:
  Cost of operations .....         9,098          2,694         13,038          4,346
  Cost of services .......        16,828          3,478         28,224          7,430
  Selling, general and
   administrative ........        35,216         18,658         62,992         26,727
  Deferred compensation ..           996             --          1,990             --
  Depreciation and
   amortization ..........        17,981          5,652         30,552          9,966
                            ------------   ------------   ------------   ------------
Total costs and expenses .        80,119         30,482        136,796         48,469
                            ------------   ------------   ------------   ------------
Loss from operations .....       (37,897)       (17,853)       (66,600)       (26,448)
Other income (expense):
  Interest expense .......          (429)          (239)          (872)          (239)
  Interest and other
   income ................         3,901             --          7,401             --
                            ------------   ------------   ------------   ------------
Net loss before income tax
 benefit .................       (34,425)       (18,092)       (60,071)       (26,687)
Income tax benefit .......            --          4,839             --          4,839
                            ------------   ------------   ------------   ------------
Net loss .................  $    (34,425)  $    (13,253)  $    (60,071)  $    (21,848)
                            ============   ============   ============   ============
Net loss per common
 share--basic and
 diluted .................  $      (0.54)  $      (0.27)  $      (0.95)  $      (0.44)
                            ============   ============   ============   ============
Shares used in computing
 basic and diluted net
 loss per share ..........    63,503,516     50,000,000     63,062,198     50,000,000
                            ============   ============   ============   ============


           See accompanying notes to condensed financial statements.

                              DIGEX, INCORPORATED

                            CONDENSED BALANCE SHEETS
                (Amounts in thousands, except share information)

                                                         June 30,   December 31,
                                                           2000        1999
                                                        ---------   -----------
                                                       (unaudited)

                                    ASSETS
Current assets:
  Cash and cash equivalents .........................   $ 206,112    $  88,778
  Accounts receivable, net of allowance of $3,780 and
   $4,362 in 2000 and 1999, respectively ............      31,602       17,271
  Due from Intermedia ...............................          84        3,110
  Prepaid expenses and other current assets .........       5,363        1,496
                                                        ---------    ---------
    Total current assets ............................     243,161      110,655
                                                        ---------    ---------
Property and equipment, net .........................     275,562      205,903
Intangible assets, net ..............................      25,217       27,213
Other assets ........................................         855          538
                                                        ---------    ---------
    Total assets ....................................   $ 544,795    $ 344,309
                                                        =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses .............   $  33,430    $  33,619
  Deferred revenue ..................................          --          222
  Current portion of note payable ...................       2,675        1,235
  Current portion of capital lease obligations ......       1,134          801
                                                        ---------    ---------
    Total current liabilities .......................      37,239       35,877
Note payable ........................................       1,376        2,477
Capital lease obligations ...........................      15,174       15,766
                                                        ---------    ---------
    Total liabilities ...............................      53,789       54,120
                                                        ---------    ---------
Stockholders' equity:
  Preferred stock, $.01 par value; 5,000,000 shares
   authorized; 100,000 designated as Series A
   Convertible; 100,000 shares issued and outstanding
   in 2000 ..........................................           1           --
  Class A common stock, $.01 par value; 100,000,000
   shares authorized; 24,175,000 and 11,500,000
   shares issued and outstanding in 2000 and 1999,
   respectively .....................................         242          115
  Class B common stock, $.01 par value; 50,000,000
   shares authorized; 39,350,000 and 50,000,000
   shares issued and outstanding in 2000 and 1999,
   respectively .....................................         393          500
  Additional paid-in capital ........................     616,775      354,553
  Accumulated deficit ...............................    (112,839)     (52,768)
  Deferred compensation .............................     (13,566)     (12,211)
                                                        ---------    ---------
    Total stockholders' equity ......................     491,006      290,189
                                                        ---------    ---------
    Total liabilities and stockholders' equity ......   $ 544,795    $ 344,309
                                                        =========    =========


           See accompanying notes to condensed financial statements.

                              DIGEX, INCORPORATED

                       CONDENSED STATEMENTS OF CASH FLOWS
                        Unaudited (Amounts in thousands)

                                                           Six months ended
                                                               June 30,
                                                        ----------------------
                                                           2000        1999
                                                        ---------     --------

Operating activities:
  Net loss ..........................................   $ (60,071)    $(21,848)
  Adjustments to reconcile net loss to cash used in
   operating activities:
    Depreciation and amortization ...................      30,552        9,966
    Provision for doubtful accounts .................       2,953        2,045
    Amortization of deferred compensation ...........       2,026           --
    Loss on sale/disposals of telecommunications
     equipment ......................................         313           --
    Deferred income taxes ...........................          --       (4,839)
    Accretion of interest on note payable and capital
     lease obligations ..............................         312           --
  Changes in operating assets and liabilities:
    Accounts receivable .............................     (17,284)      (6,612)
    Prepaid expenses and other current assets .......      (3,867)      (1,989)
    Other assets ....................................        (317)         (17)
    Accounts payable, accrued expenses and other
     liabilities ....................................         (28)       4,601
    Due from Intermedia .............................       3,026        8,749
    Deferred revenue ................................        (222)          --
                                                        ---------     --------
  Net cash used in operating activities .............     (42,607)      (9,944)

Investing activities:
  Purchases of property and equipment ...............     (97,078)     (77,332)
                                                        ---------     --------
  Net cash used in investing activities .............     (97,078)     (77,332)

Financing activities:
  Principal payments on long-term note payable and
   capital leases ...................................        (397)         (96)
  Proceeds from subsequent public offering, net of
   issuance costs ...................................     171,641           --
  Proceeds from issuance of preferred stock .........      85,000           --
  Proceeds from exercise of common stock options ....         775           --
  Net contributions from Intermedia .................          --       87,372
                                                        ---------     --------
  Net cash provided by financing activities .........     257,019       87,276

  Net increase in cash and cash equivalents .........     117,334           --
  Cash and cash equivalents at beginning of the
   period ...........................................      88,778           --
                                                        ---------     --------
  Cash and cash equivalents at end of period ........   $ 206,112     $     --
                                                        =========     ========

Supplemental disclosure of cash flow information:
  Interest Paid .....................................   $     872     $    155
  Assets purchased under capital lease obligations ..          --       17,032


           See accompanying notes to condensed financial statements.

                              DIGEX, INCORPORATED

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (Unaudited)

1.       Organization

         Digex, Incorporated ("Digex") was incorporated on April 26, 1999, under the laws of the State of Delaware. Digex's business was operated as the Web site hosting unit of Intermedia Communications Inc. ("Intermedia") since its acquisition by Intermedia on July 7, 1997. On that date, Intermedia acquired Business Internet, Inc. (previously known as DIGEX, Incorporated), including the Web site hosting unit (the "Predecessor"), in a business combination accounted for as a purchase. The Web site hosting unit presented in the accompanying financial statements had no legal status or existence prior to the incorporation of Digex on April 26, 1999. Prior to April 30, 1999, the Registrant had no assets or liabilities.

         Digex's operations began in January 1996 to provide managed Web hosting services, principally to Fortune 2000 companies. Digex's services include implementing and maintaining secure, scalable, high-performance Web sites on the Internet 24 hours a day. In addition, Digex provides a comprehensive suite of Web management services, including business process solutions and value-added testing services directed toward improving its customers' overall Internet performance.

2.       Basis of Presentation

         The accompanying condensed interim financial statements have been prepared by Digex, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles ("GAAP") have been omitted pursuant to such rules and regulations. The unaudited condensed interim financial statements should be read in conjunction with the financial statements, notes thereto and other information included in the Form 10-K of Digex for the year ended December 31, 1999.

         The accompanying unaudited condensed interim financial statements reflect, in the opinion of management, all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the financial condition and results of operations and cash flows for the periods presented. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         The financial statements for periods prior to April 30, 1999 represent the carved-out operations of the managed Web site and application hosting unit of Intermedia. Digex's accumulated deficit of $112.8 million arose after April 30, 1999. Accumulated losses and capital contributions from Intermedia were included in owner's net investment prior to April 30, 1999 and were transferred to additional paid-in capital upon the capitalization of Digex. Intermedia contributed approximately $115.1 million in assets and certain liabilities on April 30, 1999. Intermedia also contributed additional capital of $48.1 million to Digex beginning May 1 through August 4, 1999, principally by way of contributions of telecommunications assets. These contributions were accounted for at Intermedia's underlying book values on the date of contribution.

                              DIGEX, INCORPORATED
              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)


3.       Stockholders' Equity

         On January 12, 2000, Digex sold 100,000 shares of its preferred stock, designated as Series A Convertible Preferred Stock (the "Preferred Stock"), with detachable warrants to purchase 1,065,000 shares of its Class A Common Stock (the "Warrants"), for an aggregate of $100.0 million, of which $15.0 million was in the form of equipment purchase credits. Approximately $1.5 million was used for equipment purchases in the second quarter of 2000. The remaining credit of $13.5 million is netted against equity as of June 30, 2000. The Preferred Stock has an aggregate liquidation preference of $100.0 million, and is convertible into approximately 1,462,000 shares of Class A Common Stock. The Warrants can be exercised at any time over their three-year term at a price of $57.00 per share (the fair value of Digex's Class A Common Stock on the transaction commitment date). The proceeds from the offering were allocated between the Preferred Stock and the Warrants based upon their relative fair values.

         On February 16, 2000, Digex completed a public offering of 12,650,000 shares of Class A Common Stock. Digex sold 2,000,000 shares of Class A Common Stock and received net proceeds of approximately $171.6 million. Intermedia sold 10,650,000 shares of Class B Common Stock. The Class B Common Stock sold by Intermedia automatically converted into Class A Common Stock at the closing of the offering. Each share of Class B Common Stock is entitled to 10 votes while each share of Class A Common Stock is entitled to one vote. As a result, while Intermedia owns approximately 62.0% of Digex's equity interests, it controls approximately 94.2% of Digex's voting interest.

4.       Deferred Compensation

         Since July 29, 1999, Digex granted options to purchase 1,442,500 shares of Class A Common Stock under the Digex Long-Term Incentive Plan to certain employees of Digex at exercise prices below market value. During the six months ended June 30, 2000, Digex also recorded $3.4 million of deferred compensation, a separate component of stockholders' equity, to be expensed over the four-year vesting period of the options. Deferred compensation expense of approximately $1.0 million and $2.0 million was expensed during the three and six month periods ended June 30, 2000, respectively.

5.       Loss Per Share

         The following table presents the computation of basic and diluted loss per share of common stock:

                                Three months ended               Six months ended
                                     June 30,                        June 30,
                           ---------------------------     ---------------------------
                              2000            1999            2000            1999
                           -----------     -----------     -----------     -----------

Net loss, as reported...   $   (34,425)    $   (13,253)    $   (60,071)    $   (21,848)
                           ===========     ===========     ===========     ===========
Weighted average number
 of common shares.......    63,503,516      50,000,000      63,062,198      50,000,000
                           ===========     ===========     ===========     ===========

Loss per share:
  Basic.................   $     (0.54)    $     (0.27)    $     (0.95)    $     (0.44)
                           ===========     ===========     ===========     ===========

  Diluted...............   $     (0.54)    $     (0.27)    $     (0.95)    $     (0.44)
                           ===========     ===========     ===========     ===========

         Convertible securities were excluded in the computation of diluted loss per share because assumed exercise or conversion would be anti-dilutive.

                              DIGEX, INCORPORATED
              NOTES TO CONDENSED FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)


6.       Related Party Agreements

         On April 30, 1999, Digex entered into a General and Administrative Services Agreement (the "G&A Agreement") with Intermedia. Under the terms of the G&A Agreement, as amended to date, Intermedia provides Digex with back office and administrative services such as human resources, finance and accounting, tax services, investor relations, and information management services. The initial term of the agreement is two years, and the charge for these services was $4.0 million and $10.0 million for the three and six months ended June 30, 2000, respectively.

         Digex also entered into three two-year Network Services Agreements with Intermedia. Under the terms of these agreements, Intermedia provides Digex with east and west coast Internet transit, Internet access and managed firewall services. The charges for these services amounted to $1.7 million and $3.6 million for the three and six months ended June 30, 2000, respectively.

         On June 1, 2000, Digex entered into an Asset Migration Agreement with Intermedia. Under the terms of the agreement, Digex purchased certain assets, including certain licensed third-party software, machinery, and equipment from Intermedia at cost to provide independent managed firewall services. Digex paid a purchase price of $4.5 million for net book value of these assets and services on June 30, 2000, the closing date of the agreement. Under the Asset Migration Agreement, Digex will also be making equal monthly installments amounting to a total of $0.9 million for Intermedia's support and consultation for the six month period ending on December 31, 2000. In connection with the purchase of firewall-related assets from Intermedia, the Managed Firewall Services Agreement between Digex and Intermedia was terminated.

         Digex entered into three agreements with Intermedia to sell to Intermedia certain telecommunications related assets that are purchased by Digex with the net proceeds of certain offerings of Digex securities. The assets are sold to Intermedia at Digex's cost. The proceeds from the sale of telecommunications related assets to Intermedia were approximately $8.5 million and $35.7 million during the three and six months ended June 30, 2000, respectively. These proceeds were unrestricted and were used to fund Digex's operating expenses.

7.       Subsequent Events

         On July 11, 2000, Intermedia announced that it is exploring strategic alternatives with regard to Digex, including, without limitation, the possible sale of its ownership position in Digex.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

         The following discussion should be read in conjunction with the condensed financial statements and related notes herein, and with the Management's Discussion and Analysis of Financial Condition and Results of Operations and audited financial statements and related notes included in Digex's Form 10-K, as filed with the Commission on March 10, 2000.

Overview

         We are a leading provider of managed Web hosting services to businesses operating mission-critical, multi-functional Web sites. In addition, we provide Web hosting services to the rapidly growing number of application service providers enabling them to more efficiently deliver their application services to their customers over the Internet. We provide the computer hardware, software, network technology, and systems management necessary to provide our customers comprehensive, managed Web site hosting and application hosting solutions. We also offer related value-added services such as firewall management, stress testing and consulting services, including capacity and migration planning and database optimization. We currently provide such services to a diversified customer base consisting of over 670 customers. As of June 30, 2000, we managed 3,647 Windows NT and UNIX-based servers in our state-of-the-art data centers which are strategically positioned on the east and west coasts of the United States and in Europe.We believe our singular focus on delivering mission-critical Web site and application hosting solutions has been the major contributor to our growth.

         In May 2000, we created European operating entities to support our international operations and opened our first data center outside of the United States in Europe. Located in London, our European SmartCenter(SM) gives Digex customers in Europe the superior level of technology, security, and support services in Europe they have come to rely on in the United States. The data center is a leased facility which became operational in July 2000.

         We are among the first Web hosting providers to achieve the Statements of Auditing Standards No. 70 (SAS 70) Type I certification, which focused on our systems for providing the most reliable and secure environment for conducting on line transactions to its customers.

         On June 1, 2000, we entered into an Asset Migration Agreement with Intermedia. Under the terms of the agreement, we purchased certain assets, including certain licensed third-party software, machinery, and equipment from Intermedia at cost to provide independent managed firewall services. We paid a purchase price of $4.5 million for net book value of these assets and services on June 30, 2000, the closing date of the agreement. Under the Asset Migration Agreement, we will also be making equal monthly installments amounting to a total of $0.9 million for Intermedia's support and consultation for the six month period ending on December 31, 2000. In connection with the purchase of firewall-related assets from Intermedia, the Managed Firewall Services Agreement between Digex and Intermedia was terminated.

         On June 29, 2000, we entered into a ten-year lease commencing in September 2000 for our new corporate headquarters facility in Laurel, Maryland. The lease agreement requires an initial security deposit of $2.0 million in the form of a letter of credit. This letter of credit may be reduced at the commencement of the seventh lease year to an amount equal to the then current one month's base rent if certain conditions are met annually prior to the seventh year of the lease.

         Revenue. Our revenues consist primarily of monthly fees from our managed Web site and application hosting services. Contracts for these services are typically between one and three years in length. In addition to Web site and application hosting, we also offer enterprise services and consulting services and believe that we will begin to derive increasing amounts of revenues from the sale of these services in the future.

         Costs and Expenses. Costs and expenses include:

         o  cost of operations;

         o  cost of services;

         o  selling, general and administrative expenses;

         o  deferred compensation; and

         o  depreciation and amortization expense.

         Cost of operations consist primarily of the costs for our network connectivity and firewall services. We expect our network connectivity requirements to grow in conjunction with the growth of our overall business and accordingly expect these costs to increase in the future. Expenses directly attributed to the sale of third party equipment is also included.

         Cost of services consist primarily of facilities administration expenses including rent, maintenance and utilities to support our data centers and salaries and related benefits for our technical operations. We expect our cost of services to increase in dollar amount but to decline as a percentage of revenue due to economies of scale and expected improvements in technology and productivity.

         Selling, general and administrative expenses consist primarily of salaries and benefits for our marketing, sales and support personnel, advertising costs, consultants' fees, provision for doubtful accounts and other miscellaneous expenses. We expect selling, general and administrative expenses to increase in dollar amount and to decline as a percentage of revenue over time.

         Deferred compensation expense is recorded to amortize the resulting deferred compensation cost over the four-year vesting period of the options. Stock options were granted by Digex to certain employees at exercise prices below market value.

         Depreciation and amortization expense consists primarily of depreciation of our data centers, servers and related equipment and amortization of our intangible assets. We expect these expenses to increase due to our plans to invest significant capital to continue to expand our data center capacity.

Plan of Operation

         We plan to expand our Web site and application hosting business by focusing on large companies which are looking to develop a presence on the Internet by both providing e-commerce business solutions to their customers and outsourcing the management of their Web sites and web-enabled business applications. In the fourth quarter of 1999, we opened our state-of-the-art data centers on the east and west coasts of the United States. We anticipate that these data centers, when operating at full capacity, will support servers generating in excess of $800.0 million in annualized revenue. We believe that the new data centers in the United States and Europe will place us in a stronger competitive position to successfully provide outsourced solutions of scalable Web site and application hosting solutions. We also offer value-added services, such as firewall management, stress testing, and consulting services, including capacity and migration planning and database optimization, and believe that we will derive increasing amounts of revenue from these services in the future.

Results of Operations

         The following table presents certain information derived from our Unaudited Condensed Statements of Operations for the three and six months ended June 30, 2000 and 1999, expressed as a percentage of revenue.

                                                              Six months
                                      Three months ended        ended
                                           June 30,            June 30,
                                       ----------------    ----------------
                                        2000      1999      2000      1999
                                       ------    ------    ------    ------

Revenues ............................   100.0%    100.0%    100.0%    100.0%
Costs and expenses:
  Cost of operations ................    21.5      21.3      18.6      19.7
  Cost of services ..................    39.9      27.5      40.2      33.7
  Selling, general and administrative    83.4     147.8      89.7     121.4
  Deferred compensation .............     2.4        --       2.8        --
  Depreciation and amortization .....    42.6      44.8      43.5      45.3
                                       ------    ------    ------    ------
Total costs and expenses ............   189.8     241.4     194.9     220.1
                                       ------    ------    ------    ------
Loss from operations ................   (89.8)   (141.4)    (94.9)   (120.1)
Other income (expense):
  Interest expense ..................    (1.0)     (1.9)     (1.2)     (1.1)
  Interest and other income .........     9.2        --      10.5        --
                                       ------    ------    ------    ------
Net loss before income tax benefit ..   (81.6)   (143.3)    (85.6)   (121.2)
Income tax benefit ..................      --      38.4        --      22.0
                                       ------    ------    ------    ------
Net loss ............................   (81.6)   (104.9)    (85.6)    (99.2)
                                       ======    ======    ======    ======


Three Months ended June 30, 2000 Compared to Three Months ended June 30, 1999

 Revenue

         Total revenue increased 234.3% to $42.2 million for the second quarter of 2000 compared to $12.6 million for the same period in 1999. The increase in revenue was due to new customer growth, a significant increase in the number of managed servers per customer, and a rise of monthly revenue per server. Our installed base of servers increased 139.2% to 3,647 at the end of the second quarter of 2000 from 1,525 at the end of the second quarter of 1999. In addition to revenue from managed Web site and application hosting services, Digex recognized $5.0 million of third party equipment sales revenue in the second quarter of 2000.

 Cost of Operations

         Cost of operations increased 237.7% to $9.1 million for the second quarter of 2000 compared to $2.7 million for the same period in 1999. The increase was due to additional network costs resulting from our expanded customer base and increase in service offerings. As a percentage of revenue excluding equipment sales, cost of operations excluding equipment cost decreased to 14.1% for the second quarter of 2000 compared to 21.3% for the same period in 1999 due to the net effect of improved network utilization associated with the revenue improvement. Expenses directly attributed to the sale of third party equipment is included in the cost of operations.

 Cost of Services

         Cost of services increased 383.8% to $16.8 million for the second quarter of 2000 compared to $3.5 million for the same period in 1999. The increase was primarily related to the increased level of operations and the expansion of our new data centers including costs related to the hiring of additional consultants and personnel in customer service, engineering, and facilities administration supporting server growth. As a percentage of revenue, total cost of services increased to 39.9% for the second quarter of 2000 compared to 27.5% for the same period in 1999.

 Selling, General and Administrative

         Selling, general and administrative expenses increased 88.7% to $35.2 million for the second quarter of 2000 compared to $18.7 million for the same period in 1999. Through 2000, as part of our growth strategy, we continue to build up our infrastructure and administrative requirements to operate as a separate public company. Increases in selling, general and administrative expenses for 2000 include the costs associated with an increased employee base, advertising campaigns, back office support (including the G&A Agreement, as amended, with Intermedia), an increased provision for doubtful accounts receivable and the addition of key executive management to support the growth of the business. We expect that our growth strategy will continue to require significant sales and marketing activities, including an expansion of our sales force and further development of brand name recognition. In addition, we will continue to build our personnel base to support our growth strategy in the managed Web site and application hosting industry. As a result, we believe that our selling, general and administrative expenses will continue to increase in the future. As a percentage of revenue, total selling, general and administrative expenses decreased to 83.4% for the second quarter of 2000 compared to 147.8% for the same period in 1999 due primarily to the significant revenue growth which decreases the expense as a percentage of revenue.

 Deferred Compensation

         Deferred compensation expense of approximately $1.0 million for the second quarter of 2000 resulted from stock options granted to certain employees at exercise prices below market value since July 29, 1999. We recorded approximately $13.5 million of deferred compensation in 1999 and $0.8 million in the second quarter of 2000 to be expensed over a four-year vesting period of the options.

 Depreciation and Amortization

         Depreciation and amortization expenses increased 218.1% to $18.0 million for the second quarter of 2000 compared to $5.7 million for the same period in 1999. The increase was principally due to additional servers and other facilities and equipment placed in service since June 30, 1999. We have electronics, computer hardware, and computer software with useful lives ranging from three years to five years. As a percentage of revenue, depreciation and amortization expenses decreased to 42.6% for the second quarter of 2000 compared to 44.8% for the same period in 1999 due primarily to the significant revenue growth which decreases the expense as a percentage of revenue. We expect increases in depreciation charges though 2000 due to the continued expansion of our new data centers and due to future increased server installations.

 Interest Expense

         Interest expense increased 79.5% to $0.4 million for the second quarter of 2000 compared to $0.2 million for the same period in 1999. The increase resulted from the capital leases assigned to us by Intermedia during the second quarter of 1999. Additionally, a note payable was issued by us to a third party during the third quarter of 1999. As a percentage of revenue, interest expense decreased to 1% for the second quarter of 2000 compared to 1.9% for the same period in 1999 due primarily to the significant revenue growth which decreases the expense as a percentage of revenue.

 Interest and Other Income

         Interest and other income of $3.9 million for the three months ended June 30, 2000 resulted principally from interest earned on the cash proceeds from the investment in Digex by Microsoft and a subsidiary of Compaq, and an initial and subsequent public equity offering.

 EBITDA

         EBITDA, as defined below, decreased 55.1% to $(18.9) million in the second quarter of 2000 compared to $(12.2) million for the same period in 1999. The change is primarily attributable to costs associated with our growth strategy. Costs associated with the administration and maintenance of our expanded data centers and increased selling, general and administrative costs will continue to represent a large portion of expenses during our planned expansion. In addition, we expect to continue to experience rapid growth in marketing and selling expenses as new customers are acquired.

         EBITDA consists of earnings (loss) before interest expense, interest and other income, income tax benefit, deferred compensation, and depreciation and amortization. EBITDA does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA should also not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles. This caption excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by generally accepted accounting principles and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA is relevant and useful information which is often reported and widely used by analysts, investors and other interested parties in the Web site and application hosting industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance, as an additional meaningful measure of performance and liquidity, and to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. See the unaudited condensed financial statements and notes thereto contained elsewhere in this report for more detailed information.

Six Months ended June 30, 2000 Compared to Six Months ended June 30, 1999

 Revenue

         Total revenue increased 218.8% to $70.2 million for the six months ended June 30, 2000 compared to $22.0 million for the same period in 1999. The increase in revenue was due to new customer growth, a significant increase in the number of managed servers per customer, and a rise of monthly revenue per server. Our installed base of servers increased 139.2% to 3,647 at the end of the six months ended June 30, 2000 from 1,525 at the end of the six months ended June 30, 1999. In addition to revenue from managed Web site and application hosting services, Digex recognized $5.0 million of third party equipment sales revenue in the second quarter of 2000.

 Cost of Operations

         Cost of operations increased 200.0% to $13.0 million for the six months ended June 30, 2000 compared to $4.3 million for the same period in 1999. The increase was due to additional network costs resulting from our expanded customer base and increase in service offerings. As a percentage of revenue excluding equipment sales, cost of operations excluding the cost of third party equipment decreased to 13.1% for the six months ended June 30, 2000 compared to 19.7% for the same period in 1999 due to the net effect of improved network utilization associated with the revenue improvement. Expenses directly attributed to the sale of third party equipment is included in the cost of operations.

 Cost of Services

         Cost of services increased 279.9% to $28.2 million for the six months ended June 30, 2000 compared to $7.4 million for the same period in 1999. The increase was primarily related to the increased level of operations and the expansion of our new data centers including costs related to the hiring of additional personnel in customer service, engineering, and facilities administration supporting server growth. As a percentage of revenue, total cost of services increased to 40.2% for the six months ended June 30, 2000 compared to 33.7% for the same period in 1999.

 Selling, General and Administrative

         Selling, general and administrative expenses increased 135.7% to $63.0 million for the six months ended June 30, 2000 compared to $26.7 million for the same period in 1999. Through 2000, as part of our growth strategy, we continue to build up our infrastructure and administrative requirements to operate as a separate public company. Increases in selling, general and administrative expenses for 2000 include the costs associated with an increased employee base, advertising campaigns, back office support (including the G&A Agreement, as amended, with Intermedia), an increased provision for doubtful accounts receivable and the addition of key executive management to support the growth of the business. We expect that our growth strategy will continue to require significant sales and marketing activities, including an expansion of our sales force and further development of brand name recognition. In addition, we will continue to build our personnel base to support our growth strategy in the managed Web site and application hosting industry. As a result, we believe that our selling, general and administrative expenses will continue to increase in the future. As a percentage of revenue, total selling, general and administrative expenses decreased to 89.7% for the six months ended June 30, 2000 compared to 121.4% for the same period in 1999 due primarily to the significant revenue growth which decreases the expense as a percentage of revenue.

 Deferred Compensation

         Deferred compensation expense of approximately $2.0 million for the six months ended June 30, 2000 resulted from stock options granted to certain employees at exercise prices below market value since July 29, 1999. We recorded approximately $13.5 million of deferred compensation in 1999 and $2.1 million in the six months ended June 30, 2000 to be expensed over a four-year vesting period of the options.

 Depreciation and Amortization

         Depreciation and amortization expenses increased 206.6% to $30.6 million for the six months ended June 30, 2000 compared to $10.0 million for the same period in 1999. The increase was principally due to additional servers and other facilities and equipment placed in service since June 30, 1999. We have electronics, computer hardware, and computer software with useful lives ranging from three years to five years. As a percentage of revenue, depreciation and amortization expenses decreased to 43.5% for the six months ended June 30, 2000 compared to 45.3% for the same period in 1999 due primarily to the significant revenue growth which decreases the expense as a percentage of revenue. We expect increases in depreciation charges though 2000 due to the continued expansion of our new data centers and due to future increased server installations.

 Interest Expense

         Interest expense increased 264.9% to $0.9 million for the six months ended June 30, 2000 compared to $0.2 million for the same period in 1999. As a percentage of revenue, interest expense increased to 1.2% for the six months ended June 30, 2000 compared to 1.1% for the same period in 1999. The increase resulted from the capital leases assigned to us by Intermedia during the second quarter of 1999. Additionally, a note payable was issued by us to a third party during the third quarter of 1999.

 Interest and Other Income

         Interest and other income of $7.4 million for the six months ended June 30, 2000 resulted principally from interest earned on the cash proceeds from the investment in Digex by Microsoft and a subsidiary of Compaq, and an initial and subsequent public equity offering.

 EBITDA

         EBITDA, as defined below, decreased 106.6% to $(34.1) million in the six months ended June 30, 2000 compared to $(16.5) million for the same period in 1999. The change is primarily attributable to costs associated with our growth strategy. Costs associated with the administration and maintenance of our expanded data centers and increased selling, general and administrative costs will continue to represent a large portion of expenses during our planned expansion. In addition, we expect to continue to experience rapid growth in marketing and selling expenses as new customers are acquired.

         EBITDA consists of earnings (loss) before interest expense, interest and other income, income tax benefit, deferred compensation, and depreciation and amortization. EBITDA does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA should also not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles. This caption excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by generally accepted accounting principles and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA is relevant and useful information which is often reported and widely used by analysts, investors and other interested parties in the Web site and application hosting industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance, as an additional meaningful measure of performance and liquidity, and to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. See the unaudited condensed financial statements and notes thereto contained elsewhere in this report for more detailed information.

Liquidity and Capital Resources

         Net cash used in operating activities was $42.6 million and $9.9 million during the six months ended June 30, 2000 and 1999, respectively. Net cash used for operating activities in each of these periods was primarily the result of operating losses and changes in working capital.

         Net cash used for investing activities during the six months ended June 30, 2000 and 1999 was $97.1 million and $77.3 million, respectively. Net cash used for investing activities in each of these periods was primarily the result of capital expenditures for data center infrastructure, as well as leasehold improvements, furniture and fixtures, computers, and other equipment. Although we have plans to invest significantly in property and equipment, we have no material commitments for such items at this time.

         On January 12, 2000, we sold 100,000 shares of our Preferred Stock and Warrants to purchase 1,065,000 shares of Class A Common Stock to Microsoft and a subsidiary of Compaq for aggregate gross proceeds of $100.0 million, of which $85.0 million was paid in cash and $15.0 million was paid in the form of equipment credits from Compaq. The Preferred Stock has an aggregate liquidation preference of $100.0 million and is convertible into approximately 1,462,000 shares of Class A Common Stock. The Warrants can be exercised at any time over their three-year term at a price of $57.00 per share (the fair value of our Class A Common Stock on the transaction commitment date). The proceeds from the offering were allocated between the Preferred Stock and the Warrants based upon their relative fair values.

         To the extent necessary to perform our obligations under our agreement with Compaq, the proceeds from the investment by a subsidiary of Compaq will be used toward the development of a platform for the delivery of high-performance application hosting services, which will include capital expenditures and research and development expenditures. Therefore, we do not expect the proceeds of the investment by a subsidiary of Compaq to be available for general corporate purposes. We also intend to use the proceeds of the investment by Microsoft to fund this development project.

         On February 16, 2000, Digex completed a public offering of 12,650,000 shares of Class A Common Stock. We sold 2,000,000 shares of Class A Common Stock and received net proceeds of approximately $171.6 million. Intermedia sold 10,650,000 shares of Class B Common Stock. The Class B Common Stock sold by Intermedia automatically converted into Class A Common Stock at the closing of the offering.

         The net proceeds of our public offerings and the cash proceeds of the investments by Microsoft and a subsidiary of Compaq must be used to purchase telecommunications related assets due to restrictions in Intermedia's debt instruments. Therefore, to provide for the funding of our operating expenses, we have made arrangements with Intermedia to sell to Intermedia certain telecommunications related assets that are purchased by Digex with the net proceeds of these offerings. The assets are sold to Intermedia for cash at our cost. For the six months ended June 30, 2000, we had received approximately $35.7 million from Intermedia related to the sale of telecommunications related assets. These proceeds were unrestricted and were used to fund our operating expenses. Cash payments for capital assets for the six months ended June 30, 2000 were approximately $97.1 million.

         In June 2000, the Department of Business and Economic Development of Maryland received approval from the Maryland General Assembly Legislative Policy Committee to provide $3.0 million in funding to Digex for the development of a Web hosting facility in Prince George's County, Maryland under the Sunny Day Fund initiative. The funds will initially be provided to Digex in the form of a conditional loan which will accrue deferred interest at 5%. If certain conditions are met, the conditional loan and accrued interest will convert to a grant. The Committee also approved Digex's eligibility to seek an additional $1.0 million in such funding.

         We anticipate we will have significant cash requirements for several years as we expand our data center capacity, increase servers under management, increase our employee base, acquire additional office space to support our expanding operations and invest in our marketing organization. In addition, we expect to invest significantly in the purchase of property and equipment and for research and development, including funding the expenses associated with our research and development alliance with Microsoft and a subsidiary of Compaq. We expect our capital expenditures to increase due to the growth of servers under management and our continuing data center expansion in the United States and abroad. Subject to the limitations discussed under the caption "Market for Registrant's Common Equity and Related Stockholder Matters -- Use of Proceeds from a Sale of Registered Securities" on our Form 10-K for the period ended December 31, 1999 as filed with the Commission on March 10, 2000, we believe we have sufficient capital to sustain our current operations and capital expenditure plans into early 2001. We intend to continue to seek funding from external sources to meet our cash needs subsequent to that time period. There can be no assurance that such funding will be available on terms satisfactory to us.

Recent Accounting Pronouncements

         In December 1999, the Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. On June 26, 2000, the Commission deferred the effective date of SAB 101 to require adoption of SAB 101 by the fourth quarter of the first fiscal year beginning after December 15, 1999. Digex is currently awaiting additional guidance related to the implementation of SAB 101 to determine the impact on its various revenue recognition policies, including those pertaining to nonrefundable installation fees which Digex currently recognizes as revenue upon completion of the service.

         In June 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards ("Statement") No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", an amendment of FASB Statement No. 133, which is effective for fiscal years beginning after June 15, 2000. Digex does not anticipate that the adoption of this Standard will have a significant effect on its results of operations or financial position.

Information Regarding Forward-Looking Statements

         The information set forth above in "Management's Discussion and Analysis of Financial Conditions and Results of Operations" includes forward-looking statements that involve numerous risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology or by discussions of strategy that involve risks and uncertainties. This report includes forward-looking statements, which could differ from actual results. See "Risk Factors" in our Form 10-K for the year ended December 31, 1999 as filed with the Commission on March 10, 2000.

Item 3.  Quantitative and Qualitative Disclosures About Market Risk

         Beginning in the third quarter of 2000, we expect to recognize revenue from international sales denominated in foreign currency. As a global concern, we could face exposure to adverse movements in foreign currency exchange rates on the financial results of foreign subsidiaries that are translated into U.S. dollars upon consolidation. These exposures may change over time as business practices evolve and could affect our financial results. Currently, we do not hedge against any foreign currency risk and, as a result, could incur gains or losses.

                           PART II. OTHER INFORMATION

Item 1.  Legal Proceedings

         We do not believe that there are any pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on us.

Item 2.  Changes in Securities and Use of Proceeds

         Recent Sales of Unregistered Securities

         None.

Use of Proceeds from a Sale of Registered Securities

         For the six months ended June 30, 2000, we used $52.0 million of the net proceeds of our initial public offering to purchase telecommunications related assets held by us and $35.7 million for the purchase of telecommunications related assets subsequently sold to Intermedia. The proceeds of the sales of assets to Intermedia were unrestricted and were used to fund our operating expenses. All proceeds of our initial public offering have been used as of June 30, 2000.

Item 3.  Defaults Upon Senior Securities

         None.

Item 4.  Submission of Matters to a Vote of Security Holders

         Matters submitted to a vote at the Annual Meeting of Stockholders held on June 1, 2000 and the results of such meeting are as follows:

                                        Votes          Votes         Votes          Votes
                                         For          Against      Withheld       Abstained
                                     -----------     ---------    ----------      ---------

1.  Election of directors to serve
    until the 2001 Annual Meeting
    of Stockholders
    John C. Baker ................   406,838,006            --         7,221            --
    Philip A. Campbell ...........   406,838,006            --         7,221            --
    Richard A. Jalkut ............   406,838,006            --         7,221            --
    George F. Knapp ..............   406,837,492            --         7,735            --
    Robert M. Manning ............   406,729,417            --       115,810            --
    Jack E. Reich ................   406,837,810            --         7,417            --
    David C. Ruberg ..............   403,482,588            --     3,362,639            --
    Mark K. Shull ................   406,729,289            --       115,938            --

2.  Approval of the proposal to
    ratify the Company's Long-
    Term Incentive Plan ..........   400,694,318     2,781,769            --       281,735

3.  Approval to increase the
    number of shares of Common
    Stock authorized for issuance
    under the Company's Long-Term
    Incentive Plan from 9,000,000
    to 15,000,000 shares .........   397,909,044     5,566,915            --       281,863

4.  Approval of Ernst & Young LLP
    as independent auditors of
    the Company for the year
    ending December 31, 2000 .....   406,837,007         2,058            --         6,162


         A majority of the votes present, in person or by proxy, and entitled to vote at the meeting, were cast in favor of the four proposals.

Item 5.  Other Information

         None.

Item 6.  Exhibits and Reports on Form 8-K

(a)      Exhibits

      Number                              Exhibit
      ------                              -------

      3.1       -- Certificate of Incorporation of Digex, as amended.
                   Incorporated herein by reference to Digex's Form 10-Q (File No. 000-26873) filed with the Commission on September 13, 1999.

      3.2       -- By-laws of Digex. Incorporated herein by reference to
                   Digex's Form 10-Q (File No. 000-26873) filed with the Commission on May 12, 2000.

      3.3       -- Certificate of Designation for the Series A Preferred Stock.
                   Incorporated herein by reference to Digex's registration statement on Form S-1 (File No. 333-94879) filed with the Commission on January 18, 2000.

     10.1       -- Amendment No. 2, dated as of June 29, 2000, to General and
                   Administrative Services Agreement between Digex and
                   Intermedia.

     10.2       -- Asset Migration Agreement, dated as of June 1, 2000, between
                   Digex and Intermedia.

     10.3       -- Lease by and between Digex and Riggs & Company, dated as of
                   June 29, 2000. (2)

     10.4       -- Employment Letter dated March 22, 2000 between Digex and
                   Thomas Davidsson. (1)

     10.5       -- Employment Letter dated July 5, 2000 between Digex and Todd
                   Carlson. (1)

     10.6       -- Employment Letter dated July 6, 2000 between Digex and Bruce
                   F. Metge. (1)

     27.1       -- Financial Data Schedule (For SEC Use Only).

     ---------------

     (1) Management contract or compensatory plan or arrangement.

     (2) Confidential treatment of certain provisions of this exhibit was requested from the Commission as of the filing date of this Form 10-Q.

(b)      Reports on Form 8-K

         The following report on Form 8-K of Digex was filed during the second quarter of 2000:

         Digex filed a Current Report on Form 8-K, dated May 4, 2000, reporting under Item 5 the issuance of press releases discussing Digex's first quarter results and the establishment of its London SmartCenter(SM). Digex also reported under Item 7 the filing of the press releases as exhibits to the Form 8-K.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          Digex, Incorporated
                                             (Registrant)

                                          By: /s/ Timothy M. Adams
                                             ----------------------------------
                                                  Timothy M. Adams
                                                  Chief Financial Officer

                                          By: /s/ T. Scott Zimmerman
                                             ----------------------------------
                                                  T. Scott Zimmerman
                                                  Vice President and Controller

Dated: August 14, 2000

                                                                   EXHIBIT 10.1


                               AMENDMENT NO. 2 TO
                 GENERAL AND ADMINISTRATIVE SERVICES AGREEMENT

         AMENDMENT, dated as of June 29, 2000 to General and Administrative Services Agreement dated as of April 30, 1999 (as heretofore amended, the "Agreement"), between Digex Incorporated, a Delaware corporation ("Digex") and Intermedia Communications Inc., a Delaware corporation ("Intermedia").

         WHEREAS, pursuant to a resolution of the Board of Directors of Digex adopted on January 17, 2000, representatives of Digex and Intermedia were instructed to develop a transition plan (the "Plan") for services to be provided by Intermedia pursuant to the Agreement, and the compensation to be paid to Intermedia for such services, during the second, third and fourth quarters of fiscal 2000; and

         WHEREAS, representatives of Digex and Intermedia have agreed upon the Plan and the compensation to be paid to Intermedia during such period.

         NOW, THEREFORE, the parties hereto agree as follows:

          1. Section 1 of the Agreement is hereby amended to read as follows: "Section 1. Services by Intermedia. Services to be rendered by Intermedia from March 31, 2000 through December 31, 2000 shall be rendered in accordance with the Transition Plan developed between Digex and Intermedia ."

          2. Section 5.1(b) of the Agreement is hereby amended to read as follows: "(b) With respect to each calendar month during the period commencing on April 1, 2000 and ending on March 31, 2001, the monthly Service Fee shall be as set forth on the schedule to the amendment dated June 29, 2000 to the Agreement."

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the 29th day of June, 2000 by their duly authorized representatives.


                                       DIGEX, INCORPORATED

                                       By: /s/ TIMOTHY M. ADAMS
                                          -------------------------------------



                                       INTERMEDIA COMMUNICATIONS INC.

                                       By: /s/ ROBERT M. MANNING
                                          -------------------------------------

                                    Schedule
                                    --------

                             Monthly Management Fee


                  April 2000                         $1,333,333

                  May 2000                           $1,333,333

                  June 2000                          $1,333,334

                  July 2000                          $1,000,000

                  August 2000                        $1,000,000

                  September 2000                     $1,000,000

                  October 2000                       $666,666

                  November 2000                      $666,667

                  December 2000                      $666,667

                  January 2001                       To be negotiated

                  February 2001                      To be negotiated

                  March 2001                         To be negotiated

                                                                   EXHIBIT 10.2



                           Asset Migration Agreement

THIS ASSET MIGRATION AGREEMENT (the "Agreement"), dated as of the 1/st/ day of June, 2000, is entered into by and between Intermedia Communications, Inc., a Delaware corporation (hereinafter referred to as "Intermedia"), and Digex, Inc., a Delaware corporation (hereinafter referred to as "Digex"). Intermedia and Digex may be referred to individually as a "Party" and collectively as the "Parties."


                              W I T N E S S E T H:

         WHEREAS, Intermedia is engaged in the business of remotely managing firewall products for customers of Digex pursuant to the July Agreement (as defined herein);

         WHEREAS, Digex desires to provide firewall services independent of Intermedia for all of its customers, including those referred to in the preceding paragraph, and the Parties have agreed on a transfer of assets from Intermedia to Digex and on a termination of the July Agreement; and,

         WHEREAS, accordingly, Intermedia desires to sell, assign, transfer and migrate certain assets, including certain licensed software, and equipment to Digex, and Digex desires to acquire such assets upon the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the above promises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

                    ARTICLE 1 -- PURCHASE AND SALE OF ASSETS

         1.1 Sale of Assets by Intermedia. On the Closing Date (as hereinafter defined) and subject to and on the terms and conditions of this Agreement, Digex will purchase and accept from Intermedia, and Intermedia will sell, transfer, convey and deliver to Digex, as the same shall exist on the Closing Date, all of the properties and assets (tangible and intangible), including all of the licensed software and equipment specified in Exhibit A, which is attached hereto and made a part hereof by this reference (the "Assets"), including without limitation, certain licensed third-party software, machinery, equipment, and other tangible personal property as specified in Exhibit A, including all of Intermedia's rights, title and interest in such Assets.



                                                                          Pg. 1

         1.2      No Assumption of Liabilities. Except as set forth in Section
1.3 immediately following, Digex does not assume and shall not be responsible for any liabilities and obligations of Intermedia with respect to the Assets, and Intermedia agrees to pay and discharge all of its liabilities and obligations incurred in such operations up to the Closing Date, including, without limitation, costs for utilities, insurance, taxes, operating licenses and other similar operational costs (the "Operational Costs"). In this regard, Intermedia shall pay the pro rata portion of any Operational Costs that may be invoiced to Digex after the Closing Date but that relate to time periods prior to the Closing Date.

         1.3 Description of Assumed Liabilities. From and after the Closing Date, Digex agrees to assume and pay all Operational Costs incurred.

         1.4 Purchase Price. In consideration of the sale, transfer, conveyance, assignment and delivery of the Assets by Intermedia to Digex, and subject to the conditions set forth in this Agreement, Digex shall pay to Intermedia on the Closing Date, $4,526,357.00, in cash or by wire transfer of funds to an account designated by Intermedia (the "Purchase Price"). The Purchase Price is expressly agreed upon by the Parties in accordance with the Asset values set forth in Exhibit A,.

         1.5 Support Payments. In addition to the foregoing, and in exchange for Intermedia's support and consultation during the six (6) months commencing on July 1, 2000 and ending on December 31, 2000, Digex shall pay Intermedia $900,000.00 payable in installments of $150,000.00 each. The first such installment payment is due and payable as of July 31, 2000, and each successive installment shall be due and payable as of the last day of each successive month thereafter through and including December 31, 2000. The provision and availability of such support and consultation shall be at the mutual agreement of the parties.

         1.6 Scripts. Scripts developed by Intermedia for the purpose of automating the management and maintenance of firewalls are excluded from the Assets. Digex has developed and/or acquired certain scripts for the purpose of automating the management and maintenance of firewalls. The Parties agree and acknowledge that any similarity between the Intermedia and Digex scripts are purely coincidental.

         1.7 Termination of Prior Agreement. The parties had entered into a prior agreement titled "Managed Firewall Existing Customers" and including the document titled "Addendum to Intermedia Secure Managed Firewall Terms and Conditions," each of which are dated July 13, 1999, and pursuant to which Intermedia has performed certain managed firewall services for customers of Digex (hereafter the "July Agreement"). By the terms of the July Agreement, Intermedia has invoiced Digex, and Digex has paid Intermedia, all due sums for Intermedia's performance of such services. Upon execution of this Agreement, and since Intermedia shall no longer be responsible for providing managed firewall services for Digex customers, the July Agreement shall be terminated and shall be of no further force or effect. Accordingly, neither Digex nor Intermedia shall have any further liability whatsoever under the July Agreement.



                                                                          Pg. 2

          ARTICLE 2 -- REPRESENTATIONS AND WARRANTIES OF  INTERMEDIA


         2.1 Representations and Warranties. Intermedia represents and warrants to, and agrees with, Digex that:

         2.2 Corporate Organization; Good Standing. Intermedia is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has been duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which it conducts its business or owns or leases its assets.

         2.3 Authority. Intermedia has all requisite power and authority to execute, deliver and perform this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and to consummate the transactions contemplated hereby in accordance with the provisions hereof.

         2.4 Binding Obligation. This Agreement constitutes the valid and binding obligation of Intermedia, enforceable in accordance with its terms.

         2.5 Marketable Title. Intermedia has good and marketable title to the Assets, free and clear of any liens, charges and encumbrances. Upon Closing, there shall be vested in Digex good and marketable title to all tangible and intangible property constituting the Assets, free and clear of any liens, security interests, encumbrances or restrictions.

         2.6 Disclaimer. Except as otherwise provided in this Agreement, the foregoing sets forth the entire warranty provided hereunder by Intermedia, and Intermedia expressly disclaims any other warranty, express or implied, including, without limitation, any implied warranties of merchantability or fitness for purpose. Notwithstanding anything to the contrary elsewhere in this Agreement, Intermedia does not warrant or represent that any of the Assets shall perform in compliance with any specifications, or that the Assets are functional or defect free, materially or otherwise; provided, however, that the Assets shall be in working condition as of the date of Closing. Intermedia shall assign to Digex at Closing, all assignable warranty coverage it possesses in the Assets as provided by any manufacturer or seller thereof. Digex shall be solely responsible, at its sole expense, for conducting its due diligence review of the Assets in accordance with the terms hereof. Nothing herein shall be construed as to require that Intermedia repair or replace any Assets based on any inspection or testing conducted prior to Closing, or based on any failure of, or defect in, any Assets, patent or latent, discovered after the Closing Date.


              ARTICLE 3 -- REPRESENTATIONS AND WARRANTIES OF DIGEX

         3.1 Representations and Warranties. Digex hereby represents and warrants to, and agrees with, Intermedia that:



                                                                          Pg. 3

         3.2 Corporate Organization; Good Standing. Digex is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has been duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which it conducts its business or owns or leases its assets.

         3.3 Authority. Digex has all requisite power and authority to execute, deliver and perform this Agreement, to consummate the transactions contemplated hereby, and be bound, in accordance with the provisions hereof.

         3.4 Binding Obligation. This Agreement constitutes the valid and binding obligation of Digex, and is enforceable in accordance with its terms.


                       ARTICLE 4 -- CONDITIONS TO CLOSING

         4.1 Conditions Precedent to Closing By the Parties. The obligations of Intermedia and Digex to consummate the transactions contemplated hereby are conditioned on and subject to the fulfillment of the following conditions on or before the Closing Date:

         4.1.1    The representations and warranties of Intermedia contained in
Article 2 of this Agreement shall be true and correct in all material respects as of the Closing Date. The representations and warranties of Digex contained in Article 3 of this Agreement shall be true and correct in all material respects as of the Closing Date.

         4.1.2 Intermedia shall have performed and complied in all material respects with its obligations under this Agreement to be performed prior to the Closing Date. Digex shall have performed and complied in all material respects with its obligations under this Agreement to be performed prior to the Closing Date.

         4.2 Due Diligence. As of the Closing Date, Digex shall have completed all inspections and/or testing of the Assets it shall have reasonably deemed necessary in order to verify the working condition and acceptability thereof.


                            ARTICLE 5 -- THE CLOSING

         5.1 Closing Date; Final Inventory Date. The closing of the transactions provided for herein (the "Closing") shall take place at a mutually agreed location on a date that is on or before June 1, 2000 (the "Closing Date"). Closing shall be complete upon conveyance of the Purchase Price from Digex to Intermedia in accordance with Section 5.3 below. Upon Closing, all existing Assets shall become the property of Digex, and all title and risk of loss in such Assets shall transfer to Digex in accordance with Section 5.2 below.

         5.2 Intermedia's Obligations on the Closing Date. At the Closing, Intermedia shall deliver to Digex any bills of sale, duly executed by Intermedia and any other reasonable documentation as may be reasonably required by Digex, if any, to vest in Digex good and marketable title to the Assets.



                                                                          Pg. 4

         5.3 Digex's Obligations on the Closing Date. At the Closing, Digex shall pay to Intermedia the Purchase Price, in cash, by wire transfer or in other certified funds.


            ARTICLE 6 - INDEMNIFICATION AND LIMITATION OF LIABILITY

         6.1 Indemnification of Intermedia by Digex. Digex agrees to and does hereby indemnify and hold Intermedia, its officers, directors, shareholders, employees and agents, harmless, from and against any and all liability, loss, damage or injury and all reasonable costs and expenses relating thereto, including reasonable legal expenses, arising out of or resulting from (i) any breach of any covenants, representations and/or warranties made by Digex pursuant to this Agreement and/or (ii) causes of action or claims of any kind asserted by unrelated third parties arising from acts or omissions of Digex relating to the Assets.

         6.2 Indemnification of Digex by Intermedia. Intermedia agrees to and does hereby indemnify and hold Digex, its officers, directors, shareholders, employees and agents, harmless, from and against any and all liability, loss, damage or injury, and all reasonable costs and expenses relating thereto, including reasonable legal expenses, arising out of or resulting from (i) any breach of any covenants, representations and/or warranties made by Intermedia pursuant to this Agreement, and/or (ii) causes of action or claims of any kind asserted by unrelated third parties arising from acts or omissions of Intermedia relating to the Assets.

         6.3 Limitation of Liability. Notwithstanding anything to the contrary herein, neither Party shall be liable to the other for special, indirect, incidental, consequential, exemplary or punitive damages howsoever arising, and whether or not either Party was apprised or knew of the possibility or likelihood of the occurrence of events giving rise to such damages. The foregoing precludes, without limitation, any liability on the part of either Party to the other, for lost profits, lost revenue, lost business, cost of cover or of substitute goods or services, or damage to goodwill.


                           ARTICLE 7 - MISCELLANEOUS

         7.1 Expenses. Each of the Parties hereto shall bear their respective expenses incurred in the negotiation and consummation of this Agreement and the transaction contemplated hereby.

         7.2 Waivers. The failure of any Party hereto at any time or from time to time to require performance of any other Party's obligations under this Agreement shall in no manner affect the right of such Party to require performance of any provision of this Agreement at a subsequent time, and the waiver by any Party of any right arising out of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right arising out of any subsequent breach.



                                                                          Pg. 5

         7.3 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the Parties hereto and their respective successors, heirs, representatives and permitted assigns. Nothing contained herein shall inure to the benefit of any other third party. This Agreement may not be assigned by either Party hereto without the other Party's prior written consent.

         7.4 Severability. The invalidity or illegality of any provision, term or agreement contained in or made a part of this Agreement shall not affect the validity of the remainder of this Agreement.

         7.5 Headings. The headings of the sections and subsections contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.6 Entire Agreement. This Agreement, and any schedule appended hereto, contains all of the terms agreed to by the Parties with respect to the subject matter hereof and supersede all prior oral or written agreements, understandings, negotiations and representations made by and between the Parties. This Agreement may not be amended or modified in any way except by a written amendment to this Agreement duly executed by the Parties.

         7.7 Counterparts. This Agreement may be executed in counterparts by the Parties hereto, each of which when so executed shall be an original, but all of which together shall constitute one and the same instrument.

         7.8 Applicable Law. This Agreement shall be governed by, and construed (both as to validity and performance) and enforced in accordance with, the laws of the State of Maryland applicable to contracts made and to be performed wholly within said State.

         7.9 Survivability. All provisions hereof shall survive the Closing Date.


         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

    Intermedia Communications, Inc.                  Digex, Inc.


By: /s/ ROBERT M. MANNING                   By: /s/ TIMOTHY M. ADAMS
    ---------------------------------           -------------------------------

Name:  Robert M. Manning                    Name:  Timothy M. Adams
       ------------------------------              ----------------------------

Title: Senior Vice President                Title: Chief Financial Officer
       and Chief Financial Officer                 ----------------------------
       ------------------------------



                                                                          Pg. 6

                                   EXHIBIT A

Digex/Intermedia
Firewall Migration Cost Summary Statement

                                   Q3/2000     Q4/2000     Q1/2000     Q2/2000     Total
                                 ----------  ----------  ----------  ----------  ----------

Asset Transfer Costs:
  Depreciated Hardware Value ..  $  533,920  $  533,920  $  533,920  $  533,920  $2,135,679
  Depreciated Software Cost ...      13,242      13,242      13,242      13,242      52,966
                                 ----------  ----------  ----------  ----------  ----------
     Total Asset Transfer Costs  $  547,161  $  547,161  $  547,161  $  547,161  $2,188,645
                                 ----------  ----------  ----------  ----------  ----------


Service Charge Costs:
  Monthly Recurring Costs .....                          $1,309,998  $1,027,714  $2,337,712
  Start-Up Costs ..............                                                          --
                                 ----------  ----------  ----------  ----------  ----------
     Total Service Charge Costs  $       --  $       --  $1,309,998  $1,027,714  $2,337,712
                                 ==========  ==========  ==========  ==========  ==========


Total Migration Costs: ........  $  547,161  $  547,161  $1,857,159  $1,574,875  $4,526,357
                                 ==========  ==========  ==========  ==========  ==========



Assumptions
-------------------------------------------
Depreciation is straight line over 5 years.
All costs are calculated on a daily basis.
All prices are at cost.

                                                                   EXHIBIT 10.3

                                 DEED OF LEASE



         THIS DEED OF LEASE (this "Lease") is made as of June 29, 2000, by and between

"Landlord"        RIGGS & COMPANY, a division of Riggs Bank N.A., as Trustee of
----------        the Multi-Employer Property Trust, a trust organized under 12
                  C.F.R. Section 9.18

                  and

"Tenant"          DIGEX, INC., a Delaware corporation
--------


                               Table of Contents
                               -----------------


SECTION 1:     DEFINITIONS.................................................................................   5

 1.1      Definitions......................................................................................   5
 1.2      Access Laws......................................................................................   5
 1.3      Above Standard Tenant Improvement Allowance......................................................   5
 1.4      Additional Rent..................................................................................   5
 1.5      Base Amount of the Base Rent Operating Cost Component............................................   5
 1.6      Base Amount of the Base Rent Tax Component.......................................................   6
 1.7      Base Rent........................................................................................   6
 1.8      Base Rent Net Component..........................................................................   6
 1.9      Base Rent Operating Cost Component...............................................................   7
 1.10     Base Rent Tax Component..........................................................................   7
 1.11     Brokers..........................................................................................   7
 1.12     Building.........................................................................................   7
 1.13     Business Day.....................................................................................   7
 1.14     Claims...........................................................................................   7
 1.15     Commencement Dates...............................................................................   7
 1.16     Common Areas.....................................................................................   7
 1.17     Estimated Operating Costs for the Premises.......................................................   7
 1.18     Estimated Property Taxes for the Premises........................................................   8
 1.19     Events Of Default................................................................................   8
 1.20     Governmental Agency..............................................................................   8
 1.21     Governmental Requirements........................................................................   8
 1.22     Hazardous Substance(s)...........................................................................   8
 1.23     Land.............................................................................................   8
 1.24     Landlord.........................................................................................   8
 1.25     Landlord's Agents................................................................................   8
 1.26     Lease Term.......................................................................................   8
 1.27     Lease Termination Fee............................................................................   8
 1.27A    Lease Year.......................................................................................   8
 1.27B    Long Lead Item(s)................................................................................   8
 1.28     Manager..........................................................................................   9
 1.29     Manager's Address................................................................................   9
 1.29a    Normal Business Hours............................................................................   9

 1.30     Operating Costs.................................................................................    9
 1.31     Operating Costs For The Premises................................................................    9
 1.32     Parking Ratio...................................................................................    9
 1.33     Permitted Use...................................................................................    9
 1.34     Phases..........................................................................................    9
 1.35     Plans And Specifications........................................................................    9
 1.36     Prepaid Rent....................................................................................    9
 1.37     Premises........................................................................................    9
 1.38     Prime Rate......................................................................................    9
 1.39     Property Taxes..................................................................................    9
 1.40     Punch List Work.................................................................................   10
 1.41     Security Deposit................................................................................   10
 1.42     Substantial Completion..........................................................................   10
 1.43     Tenant..........................................................................................   11
 1.44     Tenant Alterations..............................................................................   11
 1.44A    Tenant Delays...................................................................................   11
 1.45     Tenant Improvement Allowance....................................................................   11
 1.46     Tenant Improvements.............................................................................   11
 1.47     Tenant's Agents.................................................................................   12
 1.48     Year............................................................................................   12

SECTION 2:     PREMISES AND TERM..........................................................................   12

 2.1      Leases Of Premises..............................................................................   12
 2.2      Lease Term......................................................................................   12
 2.3      Plans and Specifications........................................................................   12
 2.4      Commencement Dates..............................................................................   12
 2.5      Tenant Improvement Construction.................................................................   15
 2.6      Tenant's Contribution to Tenant Improvement Costs...............................................   15
 2.7      Memorandum of Commencement Date.................................................................   16
 2.8      Use and Conduct of Business.....................................................................   16
 2.9      Compliance with Governmental Requirements and Rules and Regulations.............................   17

SECTION 3:     BASE RENT, ADDITIONAL RENT AND OTHER SUMS PAYABLE UNDER LEASE..............................   17

 3.1      Payment of Rental...............................................................................   17
 3.2      Base Rent.......................................................................................   18
 3.3      Security........................................................................................   18
 3.4      Additional Rent.................................................................................   21
 3.5      Utilities.......................................................................................   27
 3.6      Holdover........................................................................................   28
 3.7      Late Charge.....................................................................................   28
 3.8      Default Rate....................................................................................   28

SECTION 4:     GENERAL PROVISIONS.........................................................................   29

 4.1      Maintenance and Repair by Landlord; Hvac; Other Utilities and Services, Service Interruption....   29
 4.2      Maintenance and Repair by Tenant................................................................   30
 4.3      Common Areas/security...........................................................................   31
 4.4      Tenant Alterations..............................................................................   31
 4.5      Tenant's Work Performance.......................................................................   33
 4.6      Surrender of Possession.........................................................................   34
 4.7      Removal of Property.............................................................................   34
 4.8      Access..........................................................................................   35
 4.9      Damage or Destruction...........................................................................   36
 4.10     Condemnation....................................................................................   37
 4.11     Parking.........................................................................................   38


 4.12     Indemnification.................................................................................   38
 4.13     Tenant Insurance................................................................................   38
 4.14     Landlord's Insurance............................................................................   40
 4.15     Waiver of Subrogation...........................................................................   40
 4.16     Assignment and Subletting by Tenant.............................................................   40
 4.17     Assignment by Landlord..........................................................................   45
 4.18     Estoppel Certificates and Financial Statements..................................................   46
 4.19     Modification for Lenders........................................................................   46
 4.20     Hazardous Substances............................................................................   47
 4.21     Access Laws.....................................................................................   48
 4.22     Quiet Enjoyment.................................................................................   49
 4.23     Signs...........................................................................................   49
 4.24     Subordination...................................................................................   50
 4.25     Workers Compensation Immunity...................................................................   51
 4.26     Brokers.........................................................................................   51
 4.27     Exculpation and Limitation of Liability.........................................................   52
 4.28     Intentionally Omitted...........................................................................   53
 4.29     Mechanic's Liens And Tenant's Personal Property Taxes...........................................   53
 4.30     Landlord's Security Interest....................................................................   53
 4.31     Recording.......................................................................................   53
 4.32     Cabling/connectivity Rights.....................................................................   53
 4.33     Backup Generator................................................................................   54

SECTION 5:     DEFAULT AND REMEDIES.......................................................................   56

 5.1      Events of Default...............................................................................   56
 5.2      Remedies........................................................................................   57
 5.3      Right to Perform................................................................................   59
 5.4      Landlord's Default..............................................................................   60

SECTION 6:     MISCELLANEOUS PROVISIONS...................................................................   60

 6.1      Notices.........................................................................................   60
 6.2      Attorney's Fees and Expenses....................................................................   60
 6.3      No Accord and Satisfaction......................................................................   61
 6.4      Successors, Joint and Several Liability.........................................................   61
 6.5      Choice of Law...................................................................................   61
 6.6      No Waiver of Remedies...........................................................................   61
 6.7      Offer to Lease..................................................................................   62
 6.8      Force Majeure...................................................................................   62
 6.9      Landlord's Consent..............................................................................   62
 6.10     Severability; Captions..........................................................................   62
 6.11     Interpretation..................................................................................   62
 6.12     Incorporation of Prior Agreement; Amendments....................................................   63
 6.13     Authority.......................................................................................   63
 6.14     Time of Essence.................................................................................   63
 6.15     Survival of Obligations.........................................................................   63
 6.16     Consent to Service..............................................................................   63
 6.17     Landlord's Authorized Agents....................................................................   63
 6.18     Waiver of Jury Trial............................................................................   64
 6.19     Option to Extend Term...........................................................................   64
 6.20     First Right of Offer............................................................................   66
 6.21     Termination Option..............................................................................   66

EXHIBIT A       LEGAL DESCRIPTION OF LAND
EXHIBIT B       LISTING OF PLANS AND SPECIFICATIONS FOR TENANT IMPROVEMENTS
EXHIBIT C       WORK LETTER AND CONSTRUCTION AGREEMENT
EXHIBIT D       FORM OF MEMORANDUM OF COMMENCEMENT DATE
EXHIBIT E       RULES AND REGULATIONS
EXHIBIT F       FORM OF LETTER OF CREDIT
EXHIBIT G       SCHEDULE OF CLEANING SERVICES
EXHIBIT H       BUILDING DESCRIPTION

                             SECTION 1: DEFINITIONS
                             ----------------------

         1.1 Definitions: Each underlined term in this section shall have the meaning set forth next to that underlined term.

         1.2 Access Laws: The Americans With Disabilities Act of 1990 (including the Americans with Disabilities Act Accessibility Guidelines for Building and Facilities) and all other Governmental Requirements relating to the foregoing.

         1.3 Above Standard Tenant Improvement Allowance: In addition to the Tenant Improvement Allowance described herein, Landlord will provide Tenant, at Tenant's option,

*** Request for confidential treatment has been submitted to the SEC for the amount of the Above Standard Tenant Improvement Allowance.***

comprising the Premises after the size of the Premises has been conclusively established pursuant to the section captioned "Definitions--Premises" to be used for: (i) above standard tenant improvements; (ii) design and construction documents for such above standard improvements; (iii) architectural and MEP plans for such above standard improvements; and (iv) a four percent (4%) Landlord's construction management fee. In the event Tenant elects to use some or all of the Above Standard Tenant Improvement Allowance, the Base Rent Net Component shall be increased to the sum of (i) the Base Rent Net Component (expressed on a per rentable square foot basis), plus (ii) the product of (A) the Above Standard Tenant Improvement Allowance used by Tenant (expressed on a per rentable square foot basis) multiplied by (B).1654. In addition, if Tenant elects to draw on some or all of the Above Standard Tenant Improvement Allowance, then Tenant shall increase (i) the amount of Tenant's Security Deposit in an amount equal to the aggregate amount of the drawn portion of the Above Standard Tenant Improvement Allowance and such additional amount of the Security Deposit shall be added to the amounts set forth in the section captioned "Definitions - Security Deposit", and (ii) the amount of the Lease Termination Fee in an amount equal to the unamortized portion (assuming a straight line amortization over the Lease Term) as of the Termination Option Date of the aggregate amount of the drawn portion of the Above Standard Tenant Improvement Allowance and such additional amount of the Lease Termination Fee shall be added to the amounts set forth in the section captioned "Definitions - Lease Termination Fee."

         1.4      Additional Rent: Defined in section captioned "Additional
Rent".

         1.5 Base Amount of the Base Rent Operating Cost Component: *** Request for confidential treatment has been submitted to the SEC for this sentence.*** Landlord represents to Tenant that to Landlord's best knowledge and belief, such amount constitutes the currently anticipated Operating Costs for the Premises as if the Building were 2 years old and 100% occupied. Notwithstanding the foregoing, Landlord reserves the right to adjust the Base Amount of the Base Rent Operating Cost

Component if, in Landlord's reasonable judgment, Operating Costs for the Premises for the first full year will increase or were increased due to the Tenant's use of the Premises beyond that of a normal office tenant utilizing similar space during Normal Business Hours. Landlord shall notify Tenant in writing if Landlord exercises its right to so modify the Base Amount of the Base Rent Operating Cost Component.

         1.6 Base Amount of the Base Rent Tax Component: *** Request for confidential treatment has been submitted to the SEC for this sentence. ***

         1.7 Base Rent: Base Rent shall be equal to the sum of the Base Rent Net Component, the Base Rent Operating Cost Component, and the Base Rent Tax Component as follows:


         Lease Year*                    Rent For Rentable Square Foot***
         -----------                    --------------------------------

              1                                      $**.**

              2                                      $**.**

              3                                      $**.**

              4                                      $**.**

              5                                      $**.**

              6                                      $**.**

              7                                      $**.**

              8                                      $**.**

              9                                      $**.**

             10                                      $**.**

             11                                      $**.**


  * For the purposes of this Lease, a "Lease Year" shall refer to each twelve
    (12) month period during the Lease Term. The first Lease Year shall begin on the month after the Phase I Commencement Date. Each subsequent Lease Year shall commence on the date immediately following the last day of the preceding Lease Year and shall continue for a period of twelve (12) calendar months, except that the last Lease Year of the Lease Term shall terminate on the date this Lease expires or is otherwise terminated.

*** Request for Confidential treatment has been submitted to the SEC for the rent per rentable square foot.***

         Notwithstanding the foregoing, in the event Tenant elects to use any of the Above Standard Tenant Improvement Allowance, the rates for Base Rent set forth above shall be adjusted and increased pursuant to the provisions of
Section 1.3 of this Lease.

         1.8 Base Rent Net Component: The rental component of the Base Rent Calculating for the Premises as adjusted pursuant to Section 1.3.

         1.9 Base Rent Operating Cost Component: The Operating Cost component of the Base Rent for the Premises.

         1.10 Base Rent Tax Component: The Property Tax component of the Base Rent for the Premises.

         1.11 Brokers: Tenant was represented in this transaction by McShea & Company, Inc. ("McShea"), a licensed real estate broker.

         Landlord was represented in this transaction by TC MidAtlantic, Inc. ("TCMI"), a licensed real estate broker.

         McShea, TCMI, and TC MidAtlantic Development, Inc. ("TCMD") are hereinafter referred to collectively as the "Brokers" and each, individually, as a "Broker".

         1.12 Building: The building located on the Land at 14400 Sweitzer Lane, Laurel, Maryland, commonly known as The Maryland 95 Executive Center and containing a total of approximately one hundred twenty thousand nine hundred four (120,904) rentable square feet. The Building shall have those characteristics described in Exhibit H attached to this Lease. ---------

         1.13 Business Day: Calendar days, except for Saturdays and Sundays and holidays when banks are closed in Prince George's County, Maryland. Any reference to "days" with respect to the calculation of time under this Lease shall mean calendar days unless otherwise specified to be Business Days.

         1.14 Claims: An individual and collective reference to any and all claims, demands, damages, injuries, losses, liens, liabilities, penalties, fines, lawsuits, actions, other proceedings and expenses (including attorneys' fees and expenses incurred in connection with the proceeding whether at trial or on appeal).

         1.15 Commencement Dates: The Lease for the Premises shall commence in two (2) Phases as follows: (i) the "Phase I Commencement Date" shall be on or about September 15, 2000, provided that the Phase I Commencement Date shall not occur until Substantial Completion of Phase I of the Tenant Improvements; and (ii) the "Phase II Commencement Date" shall be on or before ninety (90) days after the Phase I Commencement Date, provided that the Phase II Commencement Date shall not occur until Substantial Completion of Phase II of the Tenant Improvements.

         1.16 Common Areas: Those areas outside the Building which Landlord from time to time makes available to the public such as the parking area, sidewalks, entrance drives, loading docks and landscaped areas.

         1.17 Estimated Operating Costs for the Premises: Defined in the section captioned "Additional Rent".

         1.18 Estimated Property Taxes for the Premises: Defined in the section captioned "Additional Rent".

         1.19 Events of Default: One or more of those events or states of facts defined in the section captioned "Events of Default".

         1.20 Governmental Agency: The United States of America, the state in which the Land is located, any county, city, district, municipality or other governmental subdivision, court or agency or quasi-governmental agency having jurisdiction over the Land and any board, agency or authority associated with any such governmental entity, including the fire department having jurisdiction over the Land.

         1.21 Governmental Requirements: Any and all statutes, ordinances, codes, laws, rules, regulations, orders and directives of any Governmental Agency as now or later amended.

         1.22 Hazardous Substance(s): Asbestos, PCBs, petroleum or petroleum based chemicals or substances, urea formaldehyde or any chemical, material, element, compound, solution, mixture, substance or other matter of any kind whatsoever which is now or later defined, classified, listed, designated or regulated as hazardous, toxic or radioactive by any Governmental Agency.

         1.23 Land: The land upon which the Building is located in Prince George's County, Maryland, as legally described in Exhibit A attached to this Lease.

         1.24 Landlord: The trust named on the first page of this Lease, or its successors and assigns as provided in the section captioned "Assignment by Landlord".

         1.25 Landlord's Agents: Any and all partners, officers, agents, employees, trustees, investment advisors and consultants of Landlord.

         1.26 Lease Term: Commencing on the Phase I Commencement Date, and ending one hundred and twenty (120) months after the Phase II Commencement Date, provided that, if the Phase II Commencement Date is a date other than the first day of a calendar month, the Lease Term shall be extended by the number of days remaining in the month in which the Phase II Commencement Date occurs.

         1.27 Lease Termination Fee: *** Request for confidential treatment has been submitted to the SEC for this sentence. ***

         1.27A    Lease Year: As defined in Section 1.3.

         1.27B    Long Lead Item(s): As defined in Section 1.42.

         1.28 Manager: TC MidAtlantic, Inc., or its replacement as specified by written notice from Landlord to Tenant.

         1.29 Manager's Address: TC MidAtlantic, Inc., c/o Trammell Crow Company, 7315 Wisconsin Avenue, Suite 300 West, Bethesda, Maryland 20814, Attn:
Dan Hudson, which address may be changed by written notice from Landlord to Tenant.

         1.29A    Normal Business Hours: As defined in Subparagraph 3.4.7.

         1.30     Operating Costs: Defined in the section captioned "Additional
Rent".

         1.31 Operating Costs for the Premises: Defined in the section captioned "Additional Rent".

         1.32 Parking Ratio: Approximately 4.0 stalls per one thousand (1,000) rentable square feet of the Premises.

         1.33 Permitted Use: General office use, so long as such use is consistent with Governmental Requirements and with first-class buildings of the same or similar use as the Building located in the metropolitan area in which the Building is located.

         1.34     Phases: The Premises shall be occupied in Phases as follows:
(i) "Phase I" shall be the initial two (2) floors of the Premises occupied by the Tenant; (ii) "Phase II" shall be the third and fourth floors of the Premises occupied by the Tenant.

         1.35 Plans and Specifications: (a) Those certain plans and specifications for the Tenant Improvements as listed in Exhibit B and any modifications to them approved in writing by Landlord and Tenant; or (b) if Exhibit B does not include a listing of such plans and specifications, then such plans and specifications shall be prepared in accordance with the Work Letter attached hereto as Exhibit C.

         1.36 Prepaid Rent: *** Request for confidential treatment has been submitted to the SEC for this sentence. ***

         1.37 Premises: The Premises are the entire Building and, based on a certification issued by Landlord's architect, consists of approximately one hundred twenty thousand nine hundred and four (120,904) rentable square feet.

         1.38     Prime Rate: Defined in the Section captioned "Default Rate".

         1.39 Property Taxes: (a) Any form of ad valorem real or personal property tax or assessment imposed by any Governmental Agency on the Land, Building, related improvements or any personal property owned by Landlord associated with such Land, Building or improvements; (b) any other form of tax or assessment, license fee, license tax, tax or excise on rent or any other levy, charge, expense or imposition made or required by any Governmental Agency on any interest of Landlord in such Land,

Building, related improvements or personal property; (c) any fee for services charged by any Governmental Agency for any services such as fire protection, street, sidewalk and road maintenance, refuse collection, school systems or other services provided or formerly provided to property owners and residents within the general area of the Land; (d) any governmental impositions allocable to or measured by the area of any or all of such Land, Building, related improvements or personal property or the amount of any base rent, additional rent or other sums payable under any lease for any or all of such Land, Building, related improvements or personal property, including any tax on gross receipts or any excise tax or other charges levied by any Governmental Agency with respect to the possession, leasing, operation, maintenance, alteration, repair, use or occupancy of any or all of such Land, Building, related improvements, personal property or the rent earned by any part of or interest in such Land, Building, related improvements or personal property; (e) any impositions by any Governmental Agency on any transaction evidenced by a lease of any or all of such Land, Building, related improvements or personal property or charge with respect to any document to which Landlord is a party creating or transferring an interest or an estate in any or all of such Land, Building, related improvements or personal property; (f) any increase in any of the foregoing based upon construction of improvements or change of ownership of any or all of such Land, Building, relate improvements or personal property, and
(g) reasonable expenses (including, but not limited to, attorneys' fees, disbursements, consultant fees and expenses) incurred in obtaining or attempting to obtain, a reduction of such taxes, rates or assessments, including appeals. Property Taxes shall not include taxes on Landlord's net income or any inheritance, estate or gift taxes.

         1.40 Punch List Work: Minor items of repair, correction, adjustment or completion as such phrase is commonly understood in the construction industry in the metropolitan area in which the Land is located.

         1.41 Security Deposit: Two Million and No/100 Dollars ($2,000,000.00), in the form of a Letter of Credit, in accordance with the terms of the section 3.3 captioned "Security".

         1.42 Substantial Completion: The date that the applicable Phase of the Tenant Improvements have been completed substantially in accordance with the applicable Plans and Specifications, subject to Punch List Work. The Tenant Improvements shall be deemed to be substantially complete upon the issuance of a temporary or permanent certificate of occupancy by the proper governmental authority. Notwithstanding the above, the applicable Phase of the Premises shall be considered substantially complete even though (a) there remains to be completed Punch List items, the lack of which will not materially interfere with Tenant's permitted use of the Premises including, without limit, minor or insubstantial details of construction, decoration or mechanical adjustment, or
(b) there is a delay in substantial completion due to Tenant's failure to meet its obligations under this Lease or "Tenant Delay" as such term is defined in this Lease, including Exhibit C or (c) there are any undelivered or uninstalled Long Lead Items previously identified as such or (d) the Certificate of

Occupancy is not issued due to Tenant's failure to complete Tenant's installation of furniture, fixtures or equipment or other items to be installed or constructed by Tenant pursuant to this Lease including the provision of Exhibit C entitled "Tenant Access" and in accordance with scheduling --------- requirements established by the Tenant Improvements General Contractor designated pursuant to Exhibit C.

         As used herein, the phrase "Long Lead Item" shall mean any item of Tenant's Work or material element thereof which Landlord reasonably identifies as unavailable at the Premises in time to be completed and installed prior to the anticipated Commencement Date. Landlord shall so notify Tenant of such Long Lead Items at the time Landlord provides Tenant with the Initial Tenant Improvements Pricing Letter pursuant to Paragraph 4.1.B of Exhibit C. Notwithstanding the foregoing, Landlord will endeavor to provide information regarding Long Lead Items as soon as reasonably available to Landlord. With respect to long-lead items, Tenant (acting through Tenant's Representative appointed pursuant to Paragraph 6.2 of Exhibit C) shall during the period provided in Exhibit C for Tenant's response to the Initial Tenant Improvements Pricing Letter elect to (x) omit such long-lead item(s) from the Plans, (y) substitute such item(s) for another item(s) that does not constitute a Long Lead Item, or (z) retain such long-lead item(s) in the Plans to be installed when delivered. In the event Tenant fails timely to affirmatively elect (x),
(y), or (z) above, Tenant shall be deemed to have elected (z). If Tenant elects
(z) or is deemed to have elected (z), any delays in completion of the construction as a result thereof shall be Tenant Delay. Landlord shall promptly identify for Tenant, after the time of submission by Tenant of a proposed substitution, the reasonably estimated delay which will be caused by said substitution, if any. The actual delay, if any, caused by such substitution shall be Tenant Delay. Any delay in the completion and installation of the long-lead item or arising from Tenant's election to substitute any long-lead item or retain an identified long-lead item shall be a Tenant Delay.

         1.43     Tenant: Digex, Inc., a Delaware corporation.

         1.44 Tenant Alterations: Defined in the section captioned "Tenant Alterations".

         1.44A    Tenant Delay(s): As defined in Paragraph 5.3 of Exhibit C.

         1.45 Tenant Improvement Allowance: *** Request for confidential treatment has been submitted to the SEC for this sentence. ***

         1.46 Tenant Improvements: Those alterations or improvements for each of the Phases of the Premises as appear and are depicted in the Plans and Specifications.

         1.47 Tenant's Agents: Any and all officers, partners, contractors, subcontractors, consultants, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, invitees or visitors of Tenant.

         1.48     Year: A calendar year commencing January 1 and ending
December 31.


                          SECTION 2: PREMISES AND TERM
                         -----------------------------

         2.1 Leases of Premises: Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, upon the terms and conditions set forth in this Lease.

         2.2 Lease Term: The Lease Term shall be for the period stated in the definition of that term, unless earlier terminated as provided in this Lease.

         2.3 Plans and Specifications: To the extent clause (b) of the definition of Plans and Specifications is applicable, then Exhibit C shall apply. In any event, Tenant shall make no changes to the Plans and Specifications or the work reflected in the Plans and Specifications without the consent of Landlord. Terms used in Exhibit C but not defined therein shall have the meaning given in this Lease.

         2.4      Commencement Dates:

         2.4.1 Establishment of Commencement Date: Landlord shall notify Tenant in writing of Substantial Completion of each Phase. Tenant acknowledges that no representations as to the condition of the Premises have been made by Landlord, unless such are expressly set forth in this Lease. If Tenant believes that Substantial Completion of such Phase has not occurred, Tenant shall notify Landlord in writing of its objections within five (5) Business Days after its receipt of the Landlord's notice described in the preceding sentence. Landlord shall have a reasonable time after its receipt of Tenant's notice in which to take such action as may be necessary to achieve Substantial Completion of such Phase, and shall notify Tenant in writing when such has been completed. Taking of possession by Tenant of a Phase shall establish the respective Commencement Date thereof and the establishment of such fact upon the taking of possession shall occur even if Tenant disputes whether Substantial Completion of such has occurred or attempts to condition or qualify the taking of possession. Such taking of possession shall further establish that the Premises are in good and satisfactory condition when possession was so taken (subject to Punch List Work as provided in Subsection 2.4.2 and in Section 1.42) and the relevant Commencement Date has occurred. Notwithstanding anything to the contrary contained herein, Tenant shall be given access to the space comprising each of the Phases of the Premises subject to the provision of Exhibit C entitled "Tenant Access" in order to install telephone equipment, a security system and cable and data lines to the Premises.

         2.4.2 Punch List Work: If on the Commencement Date of a particular Phase, Punch List Work remains to be completed, Landlord and Tenant shall agree on such Punch List Work prior to occupancy by Tenant and Landlord will promptly complete it after the Commencement Date of such Phase. In no event shall Tenant's refusal or failure to agree on the nature and extent of Punch List Work or the existence of items of Punch List Work delay or postpone the occurrence of the Commencement Date for a particular Phase.

         2.4.3 Disputes Regarding Commencement Date : In the event of any dispute as to whether Substantial Completion of a particular Phase has occurred, the certificate of Greenwell Goetz Architects shall be conclusive.

         2.4.4    Effect of Delay in Commencement Date:

                  A. As provided in Sections 1.1 5 and 1.42, the Commencement Date of the relevant Phase of the Premises shall be deemed to commence upon Substantial Completion of the Tenant Improvements for such Phase. As provided in Section 1.42, the applicable Phase shall be considered substantially complete even though (i) there are punch list items remaining to be completed, the lack of which will not materially interfere with Tenant's permitted use of the Premises; (ii) Substantial Completion has been delayed due to Tenant Delay as such term has been defined in Paragraph 5.3 of Exhibit C;
(iii) there are any undelivered or uninstalled Long Lead Items previously identified as such or (iv) the Certificate of Occupancy has not been issued due to Tenant's failure to complete Tenant's installation of furniture, fixtures or equipment or other items to be installed by Tenant pursuant to Exhibit C.

                  B. Landlord agrees to use reasonable and diligent efforts to achieve Substantial Completion for each Phase within the times provided in this Lease. To the extent that any item of Landlord's Tenant Improvement Work or base building work to be performed by Landlord is not completed as of such date as will permit the Commencement Date with respect to any Phase to occur within the timeframe set forth in Section 1.15, after adjustment for the effect of Tenant Delays and Force Majeure, the following provisions will apply:

                           i) If and to the extent that the applicable Phase of the Premises is Substantially Completed and delivered to Tenant within 30 days after the anticipated Commencement Date provided in Section 1.15 of this Lease (after adjustment on a day-for-day basis as a result of Tenant Delay and events of "Construction Force Majeure" as defined below); such delay shall not constitute a default by Landlord hereunder or give rise to any damages or penalties by Landlord to Tenant in connection with such delay. For the purposes of this Section 2.4.4, "Construction Force Majeure" shall mean those perils and events set forth in the definition of Force Majeure in Section 6.8 except for strikes, lockouts, labor troubles or disputes involving the Tenant Improvements General Contractor which prevent such entity from performing its services in connection with the Premises as provided in this Lease and which could reasonably have been avoided by the Tenant Improvements General Contractor, except for such events precipitated by an act or omission of Tenant or any of Tenant's Agents.

                           ii) If and to the extent the applicable Phase of the Premises is not Substantially Completed and delivered to Tenant within 30 days after the anticipated Commencement Date for such Phase (after such adjustment for the effect of Tenant Delay and events of Construction Force Majeure) then the validity of this Lease shall not be in any way affected, the Commencement Date for such Phase shall coincide with the date on which such Phase is Substantially Completed and delivered as provided in Section 2.4 (subject to adjustment for the effect of Tenant Delay and Construction Force Majeure) but Tenant shall thereafter be entitled to an abatement of all Rent payable under this Lease with respect to the applicable Phase in an amount equal to one day's Rent for each such late day (as so adjusted) over thirty (30) days beyond the anticipated Commencement Date which occurred with respect to the applicable Phase.

                           iii) In the event Substantial Completion of the entirety of the Premises (i.e., Phases I and II) is not achieved by June 1, 2001, as such date may be extended on a day-for-day basis as a result of Tenant Delay and Construction Force Majeure), then upon thirty (30) days written notice to Landlord, during which time (the "Termination Cure Period") the Commencement Date for both Phases has not occurred, Tenant shall have the right to terminate this Lease by a subsequent writing (the "Termination Notice") delivered to Landlord within ten (10) days after the end of the Termination Cure Period and thereafter this Lease shall terminate. In such event, Landlord shall return any prepaid rent no later than twenty
                  (20) Business Days after the Termination Notice has been delivered to Landlord. Except as specifically set forth in this Subsection 2.4.4.B, the foregoing shall constitute Tenant's sole and exclusive remedy in the event of any delay in the Commencement Date not due to Tenant Delay or Construction Force Majeure.

                           iv) In the event Substantial Completion of any Phase is not achieved due to Tenant Delay, Landlord shall be entitled to those rights and remedies stated in Paragraph 5.4 of Exhibit C entitled "Effect of Tenant Delay."

         2.5 Tenant Improvement Construction. Landlord shall construct the Tenant Improvements pursuant to the Work Letter attached as Exhibit C.

         2.6      Tenant's Contribution to Tenant Improvement Costs.

         2.6.1 Tenant's Obligations: If the cost of the Tenant Improvements exceeds the Tenant Improvement Allowance and the Above Standard Tenant Improvement Allowance, to the extent the Tenant elects to use the same, Tenant shall pay to Landlord such excess within ten (10) Business Days after demand by Landlord. If Tenant fails to pay to Landlord the cost of any such excess Tenant Improvements as and when due, Landlord may elect to suspend work on the Tenant Improvements pending such timely payment, and the Commencement Date of the applicable Phase shall be deemed to have occurred on the date that the Tenant Improvements would have achieved Substantial Completion for such Phase absent such suspension of work.

         2.6.2 Removal of Tenant Improvements: All Tenant Improvements, regardless of which party constructed them, shall become the property of Landlord and shall remain upon and be surrendered with the Premises upon the expiration or earlier termination of this Lease. Notwithstanding the foregoing, and subject to the provisions of Subsection 2.6.3, at Landlord's election and upon notice to Tenant to be given at the time Landlord consents to the construction of Tenant Improvements, Tenant shall be required to remove all or any portion of the Tenant Improvements upon the expiration or earlier termination of this Lease (and repair any damage caused by such removal or restore the affected portion of the Building) if in Landlord's reasonable judgment such Tenant Improvements are not customarily found in Class A office buildings in the Laurel, Maryland submarket and the removal of such items would subject Landlord to unreasonable expense.

         2.6.3    Tenant's Obligation to Remove Certain Equipment:
Notwithstanding the provisions of Subsection 2.6.2, unless Landlord agrees otherwise in writing delivered to Tenant prior to the expiration of this Lease, Tenant shall, prior to the expiration of this Lease, remove all of the following items (whether such items are considered Tenant Improvements or Tenant Alterations) at Tenant's sole cost and expense and repair any damage caused by such removal and restore the affected portion of the Building to its condition prior to the installation of such item, subject to ordinary wear and tear:

                  a. Cafeteria equipment or supplemental mechanical systems (e.g. grease duct, roof mounted fans, etc.)

                  b.       Uninterrupted Power Source ("ups") equipment

                  c. Any special fire suppression system(s) (Tenant's obligation to restore the affected portion of the Building as required pursuant to this Subsection
                           2.6.3 shall, with respect to this
                           item, include restoration of the fire suppression system in the affected area so that it is consistent with the Building's wet pipe system).

                  d. Laboratory and telecommunications rooms, air conditioning units and roof mounted condenser units

                  e. Laboratory and telecommunications switches, racks and associated cabling (to the extent not referred to in Section 4.32).

                  f. Security system cameras, associated monitors and control systems installed by Tenant

                  g.       Security room door from main lobby

         In the event this Lease should terminate prior to the expiration date for any reason, Landlord may within thirty (30) days after such termination elect to retain any of the foregoing items as permitted pursuant to this Subsection 2.6.3 and shall deliver written notice of such election to Tenant of such election within that time. In the absence of such notice, and after the expiration of such 30-day period following such termination, Tenant shall promptly remove all of the above items which Landlord has not elected to retain, which removal shall be at Tenant's sole cost and expense and Tenant shall repair any damage caused by such removal and restore the affected portion of the Building to its condition prior to the installation of such items, subject to ordinary wear and tear. If Tenant does not promptly remove such items as required by this paragraph, Landlord may do so after written notice to Tenant which removal, repair and restoration shall be paid for promptly by Tenant upon Landlord's demand. Landlord's rights pursuant to this paragraph shall be in addition to any other rights and remedies in which Landlord may have in the event of the termination of this Lease for any reason prior to the expiration date and Tenant's obligation under this paragraph shall survive the termination of this Lease.

         2.6.4 Failure to Remove. If Tenant fails to remove any Tenant Improvement as required by Landlord pursuant to this Section 2.4, Landlord may do so and Tenant shall pay the entire cost thereof within twenty (20) Business Days after Tenant's receipt of Landlord's written demand therefor.

         2.7 Memorandum of Commencement Date. At Landlord's election and request, Tenant shall execute a Memorandum of Commencement Date for each of the Commencement Dates in the form attached to this Lease as Exhibit D. In no event shall Tenant record this Lease or the Memorandum of Commencement Date.

         2.8 Use and Conduct of Business. The Premises are to be used only for the Permitted Uses, and for no other business or purpose without the prior consent of Landlord. Landlord makes no representation or warranty as to the suitability of the

Premises for Tenant's intended use. Tenant shall, at its own cost and expense, obtain and maintain any and all licenses, permits, and approvals necessary or appropriate for its use, occupation and operation of the Premises. Tenant's inability to obtain or maintain any such license, permit or approval necessary or appropriate for its use, occupation or operation of the Premises shall not relieve it of its obligations under this Lease, including the obligation to pay Base Rent and Additional Rent. No act shall be done in or about the Premises that is unlawful or that will increase the existing rate of insurance on any or all of the Land or Building. Tenant shall not commit or allow to be committed or exist: (a) any waste upon the Premises, (b) any public or private nuisance, or (c) any act or condition which disturbs the quiet enjoyment of any other tenant in the Building, violates any of Landlord's contracts affecting any or all of the Land or Building, creates or contributes to any work stoppage, strike, picketing, labor disruption or dispute, interferes in any way with the business of Landlord or any other tenant in the Building or with the rights or privileges of any contractors, subcontractors, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, invitees or visitors or any other persons lawfully in and upon the Land or Building, or causes any impairment or reduction of the good will or reputation of the Land or Building. Tenant shall not, without the prior consent of Landlord, use any apparatus, machinery, device or equipment in or about the Premises that will cause any substantial noise or vibration or any increase in the normal consumption level of electric power. If any of Tenant's apparatus, machinery, devices or equipment should disturb the quiet enjoyment of any other tenant in the Building, then Tenant shall provide, at its sole cost and expense, adequate insulation or take other such action, including removing such apparatus, machinery, devices or equipment, as may be necessary to eliminate the disturbance. No food or beverage dispensing machines shall be installed by Tenant in the Premises without the prior written consent of Landlord.

         2.9 Compliance with Governmental Requirements and Rules and Regulations. Tenant shall comply with all Governmental Requirements relating to its use, occupancy and operation of the Premises and shall observe such reasonable rules and regulations as may be adopted and published by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building, and for the preservation of good order in the Building, including the Rules and Regulations attached to this Lease as Exhibit E: ---------


    SECTION 3: BASE RENT, ADDITIONAL RENT AND OTHER SUMS PAYABLE UNDER LEASE
    ------------------------------------------------------------------------


         3.1 Payment of Rental. Tenant agrees to pay Base Rent, Additional Rent and any other sum due under this Lease to Landlord without demand, deduction, credit, adjustment or offset of any kind or nature, in lawful money of the United States when due under this Lease, at the offices of Manager at Manager's Address, or to such other party or at such other place as Landlord may from time to time designate in writing.

         3.2 Base Rent. On execution of this Lease, Tenant shall pay to Landlord the amount specified in the definition of Prepaid Rent for the month specified in the definition of that term. Tenant agrees to pay Base Rent to Landlord without demand, in advance on or before the first day of each calendar month of the Lease Term. Base Rent for any partial month at the beginning or end of the Lease Term shall be prorated. Base Rent for any partial month at the beginning of the Lease Term shall be paid by Tenant on the Commencement Date for the respective Phase. Notwithstanding anything to the contrary contained herein, Base Rent for each of the Phases of the Premises shall commence fifteen
(15) days after Substantial Completion of such Phase.

         3.3 Security. Tenant shall secure its performance under this Lease as follows:

         3.3.1 Letter of Credit: Concurrently with the execution of this Lease as security for the full and faithful payment of all sums due under this Lease and the full and faithful performance of every covenant and condition of this Lease to be performed by Tenant, Tenant shall deliver to Landlord a Letter of Credit in the initial amount of Two Million Dollars ($2,000,000.00). The Letter of Credit shall be unconditional, irrevocable, transferable and issued by a financial institution reasonably acceptable to Landlord and provide for presentation to and draws through a financial institution in Washington, D.C., which is federally insured, has a net worth of at least One Hundred Million Dollars ($100,000,000.00) and is otherwise reasonably acceptable to Landlord. The initial Letter of Credit shall expire not less than twelve (12) months after the delivery thereof to Landlord and shall provide that it will be automatically renewed for successive twelve (12) month periods through a date which is not earlier than thirty (30) days after the expiration date of this Lease, or any renewal or extension thereof, unless written notice of nonrenewal has been given by the issuing bank to Landlord by registered or certified mail, return receipt requested, not less than sixty (60) days prior to the expiration of the then current period. If the issuing bank does not renew the Letter of Credit and if Tenant does not deliver a substitute Letter of Credit at least thirty (30) days prior to the expiration of the then current period, then, in addition to its rights under Section 3.3.4 of this Lease, Landlord shall have the right to draw on the existing Letter of Credit. The Letter of Credit shall be substantially in the form attached hereto as Exhibit F and shall be maintained for the benefit of Landlord for the Term of this Lease. The Letter of Credit and any renewal or replacement thereof (collectively, the "Letter of Credit") shall be held by Landlord as security for the payment of Base Rent, Additional Rent and any other sums payable by Tenant under this Lease and for the faithful performance by Tenant of all of Tenant's obligations, covenants, conditions and agreements hereunder. The Letter of Credit and any cash or other property held by Landlord as security for Tenant's performance of this Lease may be referred to as the "Security Deposit."

         3.3.2 Modification of Letter of Credit. Within ninety (90) days before the end of the second Lease Year, and within ninety (90) days before the end of each Lease Year thereafter, Tenant shall provide Landlord with a copy of the Tenant's most recent quarterly financial statement issued prior to the 90-day period preceding the end of the relevant Lease Year. Such statement shall be certified as correct by Tenant's Chief Financial Officer or a certified public accountant acceptable to Landlord. If, during the preceding Lease Year (i) Tenant has not been late in making any payments of rent beyond applicable cure periods, (ii) no other Event of Default has occurred during the preceding Lease Year (iii) as of such time no event has occurred or condition exists which with the passage of time or the giving of notice would become an Event of Default if not timely cured and (iv) Tenant's net worth as set forth in the quarterly financial statement provided to Landlord is Four Hundred Million Dollars ($400,000,000.00) or more (collectively, items (i) through (v) are referred to as the "Financial Compliance Conditions"), the then current amount of the Letter of Credit may be reduced by Four Hundred Thousand Dollars ($400,000.00) provided that Tenant delivers to Landlord a replacement Letter of Credit which is otherwise in compliance with this Lease in such reduced amount to be held subject to the terms of this Section 3.3 and in such event, Landlord shall promptly return to Tenant the Letter of Credit which was so replaced. If, however, the Financial Compliance Conditions have not been satisfied as of the end of the relevant Lease Year, then the Letter of Credit shall not thereafter be subject to a reduction as provided in this Section 3.3.2, for the next two (2) Lease Years following the Lease Year in which Tenant failed to satisfy the Financial Compliance Conditions and the Letter of Credit shall be maintained at its then level and shall not be eligible for reduction as set forth above until the expiration of two Lease Years, at the end of which period Tenant may apply for such a reduction only if Tenant then meets the Financial Compliance Conditions. Tenant's failure to qualify for a reduction of the Letter of Credit at any one time shall not preclude Tenant for applying for a subsequent reduction of the Letter of Credit at such subsequent times as provided in this Section 3.3.2. If all of the Financial Compliance Conditions have been satisfied throughout the Lease Term, at the commencement of the seventh (7th) Lease Year, the Letter of Credit shall be reduced in value to an amount equal to one month's Base Rent as such Rent is determined as of that date and the Letter of Credit shall remain at such amount for the remainder of the Lease Term, including any extensions or renewals.

         3.3.3 Use of Letter of Credit: If any Monthly Base Rent, Additional Rent or any other sum payable by Tenant to Landlord pursuant to this Lease shall be overdue and unpaid after the expiration of the applicable cure period, or should Landlord make payments on behalf of Tenant in accordance with this Lease and Tenant fails to reimburse Landlord after expiration of the applicable cure period, or if Tenant shall default under any of its other obligations under this Lease after the expiration of applicable cure periods, then Landlord may, from time to time at its option and without prejudice to any other remedy which Landlord may have on account thereof, draw upon all or any portion of the Letter of Credit and may appropriate and apply the sums so drawn, or any portion thereof, as may be necessary to compensate Landlord on account of Base Rent, Additional Rent or any other sums due Landlord pursuant to this Lease or any loss or damage sustained by Landlord due to any breach of this Lease on the part of Tenant. In the event Landlord draws on the Letter of Credit for any reason, Landlord shall report to Tenant regarding the use of the proceeds of such drawing and Tenant shall thereafter promptly restore the Letter of Credit to its original amount or deposit with Landlord in cash an amount equal to the amount drawn on the Letter of Credit which amount, together with any cash drawn on the Letter of Credit which was not applied by Landlord to compensate for Tenant's breach, shall be held by Landlord, in a segregated account, with interest thereon at the money market rate as determined from time to time and published in The Wall Street Journal. Such cash deposit shall be held by Landlord as part of the Security Deposit to be retained, expended or disbursed by Landlord for any amounts or sums due under this Lease to which the proceeds of the Letter of Credit could have been applied pursuant to this Lease.

         3.3.4 Renewal of Letter of Credit: Tenant shall, not later than thirty (30) days prior to the expiration date of any Letter of Credit provided by Tenant pursuant to this Section 3.3, either initially or as a replacement or extension of such Letter of Credit, cause the expiration date thereof to be extended or provide a replacement Letter of Credit complying with the terms of this Section 3.3, such that a Letter of Credit remains in existence in the amount and for the time required under this Lease. Landlord shall have the right to draw upon the Letter of Credit in the event Tenant fails to provide Landlord with an extension of such Letter of Credit or a replacement Letter of Credit substantially in the form attached as Exhibit F not less than thirty
(30) days prior to the expiration date thereof. In the event such Letter of Credit is drawn upon due solely to the failure of Tenant to provide Landlord with such amendment or replacement Letter of Credit as aforesaid, the amount drawn shall be held by Landlord, as part of the Security Deposit in a segregated account with interest thereon at the money market rate as determined from time to time and published in The Wall Street Journal. Such funds shall be retained, expended or disbursed by Landlord for any amounts or sums due under this Lease to which the proceeds of the Letter of Credit could have been applied pursuant to this Lease provided that in the event Tenant delivers to Landlord a replacement Letter of Credit in the amount and in the form required by this Lease, Landlord will substitute such Letter of Credit for such cash and return the cash to Tenant together with any interest accrued thereon.

         3.3.5 Transfer of Security: In the event of a sale or transfer of Landlord's estate or interest in the Land and Building, Landlord shall have the right to transfer the Security Deposit (including the Letter of Credit and any cash held as security) to the vendee or the transferee, and Landlord shall, after such transfer, be considered released by Tenant from all liability for the return of the Security Deposit (including the Letter of Credit). Tenant shall look solely to the transferee for the return of the Security Deposit, and it is agreed that all of the foregoing shall apply to every transfer or assignment made of the Security Deposit to a new transferee. No mortgagee or purchaser of any or all of the Building at any foreclosure proceeding brought under the provisions of any mortgage shall (regardless of whether the Lease is at the time in question subordinated to the lien of any mortgage) be liable to Tenant or any other person for any or all of the Security Deposit (or any other or additional security deposit or other payment made by Tenant under the provisions of this Lease), unless Landlord has actually delivered the Security Deposit to such mortgagee or purchaser, as the case may be. In the event of any rightful and permitted assignment of Tenant's interest in this Lease, the Security Deposit shall be deemed to be held by Landlord as a deposit made by the assignee, and Landlord shall have no further liability to the assignor with respect to the return of the Security Deposit.

         3.3.6 Return of Security: If Tenant shall have fully complied with all of the covenants and conditions of this Lease, the remaining Security Deposit (including the Letter of Credit) shall be repaid or (in the case of the Letter of Credit) returned to Tenant, with interest with respect to any cash so returned as provided in Subparagraph 3.3.3, within thirty (30) Business Days after the expiration of this Lease. Tenant may not mortgage, assign, transfer or encumber the Security Deposit and any such act on the part of Tenant shall be without force or effect. In the event any bankruptcy, insolvency, reorganization or other creditor-debtor proceedings shall be instituted by or against Tenant, the Security Deposit and the proceeds of the Letter of Credit shall be deemed to be applied first to the payment of Base Rent, Additional Rent and all other sums payable under this Lease to Landlord for all periods prior to the institution of such proceedings and the balance, if any, may be retained by Landlord and applied against Landlord's damages.

         3.3.7 Rights of Security: No right or remedy available to Landlord in this Lease shall preclude or extinguish any other right to which Landlord may be entitled. It is understood that if Tenant fails to perform its obligations and to take possession of the Premises as provided in this Lease, the Prepaid Rent and the Security Deposit and the Letter of Credit shall not be deemed liquidated damages. Landlord may apply such sums to reduce Landlord's damages and such application of funds shall not preclude Landlord from recovering from Tenant all additional damages incurred by Landlord.

         3.4 Additional Rent. Definitions of certain terms used in this section are set forth in subparagraph 3.4.5. Tenant agrees to pay to Landlord additional rent as computed in this section (individually and collectively the "Additional Rent"):

         3.4.1 Rental Adjustment for Estimated Operating Costs and Estimated Property Taxes: Landlord shall furnish Tenant a written statement of Estimated Operating Costs for the Premises and Estimated Property Taxes for the Premises for each Year and the amount payable monthly by Tenant for such Costs, which shall be Additional Rent and shall be paid monthly by Tenant for each month during such Year after the Commencement Date for each Phase, and shall be computed as follows: one-twelfth (1/12) of the sum of (i) the amount, if any, by which the Estimated Operating Costs for the Premises per rentable square foot of the Premises for a particular Year exceeds the Base Amount of the Base Rent Operating Cost Component (as such amount may be adjusted as provided in Section 1.5), and (ii) the amount, if any, by which the Estimated Property Taxes for the Premises per rentable square foot of the Premises for a particular Year exceeds the Base Amount of the Base

Rent Tax Component. If the Commencement Date for a particular Phase occurs on a date other than the first day of the Year, the statements as provided by Landlord to Tenant and the computation of the monthly payment amounts shall be determined based on a proration of the excess amount over a 360-day year. If such written statement (except the first statement, which shall be prorated pursuant to the previous sentence) is furnished after the commencement of the Year, Tenant shall also make a retroactive lump-sum payment to Landlord equal to the monthly payment amount multiplied by the number of months during the Year after the Commencement Date for a particular Phase for which no payment was paid. Notwithstanding the foregoing, Landlord reserves the right to revise the Estimated Operating Costs for the Premises and the Estimated Property Taxes for the Premises once each year and upon notice to Tenant of such revision, Tenant shall adjust its payments to Landlord under this section accordingly.

         3.4.2 Actual Costs: Within 120 days after the close of each Year, Landlord shall deliver to Tenant a written statement setting forth the actual Operating Costs for the Premises and Property Taxes for the Premises during the preceding Year. If such costs for any Year exceed the Estimated Operating Costs for the Premises and the Estimated Property Taxes for the Premises paid by Tenant to Landlord pursuant to subparagraph 3.4.1 for such Year, Tenant shall pay the amount of such excess to Landlord within twenty (20) Business Days after receipt of such statement by Tenant. If such statement shows the Operating Costs for the Premises and the Property Taxes for the Premises to be less than the Estimated Operating Costs for the Premises and the Estimated Property Taxes for the Premises, as the case may be, paid by Tenant to Landlord pursuant to subparagraph 3.4.1, then the amount of such overpayment shall be paid by Landlord to Tenant within twenty (20) Business Days following the date of such statement or, at Landlord's option, shall be credited towards the installment(s) of Rent next coming due from Tenant.

         3.4.3 Determination: The determination of Operating Costs for the Premises and the Property Taxes for the Premises shall be made by Landlord. Any sums payable under this Lease pursuant to this section shall be Additional Rent and, in the event of nonpayment of such sums, Landlord shall have the same rights and remedies with respect to such nonpayment as it has with respect to nonpayment of Base Rent under this Lease.

         3.4.4 Operating Cost Audit: Landlord shall maintain records concerning estimated and actual Operating Costs for the Premises for no less than twelve (12) months following the period covered by the statement or statements furnished Tenant, after which time Landlord may dispose of such records. Provided that Tenant is not then in default of its obligation to pay Base Rent, Additional Rent or other payments required to be made by it under this Lease or Tenant is not otherwise in material default under this Lease, Tenant may, at Tenant's sole cost and expense, cause a Qualified Person (defined below) to inspect Landlord's records. Such inspection, if any, shall be conducted no more than once each Year, during Landlord's normal business hours within seventy-five (75) Business Days after receipt of Landlord's written statement of Operating Costs for the Premises for the previous year, upon first furnishing Landlord at least fifteen (15) Business Days prior written notice. Any errors disclosed by the review shall be promptly corrected by Landlord; provided, however, that if Landlord disagrees with any such claimed errors, Landlord shall have the right to cause another review to be made by an auditor of Landlord's choice. In the event the results of the review of records (taking into account, if applicable, the results of any additional review caused by Landlord) reveal that Tenant has overpaid obligations for a preceding period, the amount of such overpayment shall be credited against Tenant's subsequent installment of Base Rent, Additional Rent or other payments due to Landlord under the Lease. In the event that such results show that Tenant has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid by Tenant to Landlord with the next succeeding installment obligation of estimated Operating Costs for the Premises. If the actual Operating Costs for the Premises for any given Year were improperly computed and if the actual Operating Costs for the Premises are overstated by more than 2%, Landlord shall reimburse Tenant for the cost of its audit provided that the cost of the audit shall not exceed $5,000. A "Qualified Person" means an accountant or other person experienced in accounting for income and expenses of office projects, who is engaged solely by Tenant on terms which do not entail any compensation based or measured in any way upon any savings in Additional Rent or reduction in Operating Costs for the Premises achieved through the inspection process described in this subparagraph.

         3.4.5 End of Term: Within one hundred twenty (120) days after the close of the Year in which this Lease terminates, Landlord shall deliver to Tenant a written statement setting forth the actual Operating Costs for the Premises and Property Taxes for the Premises during the preceding Year and Tenant's share of such expenses determined by multiplying such amount by a fraction, the numerator of which is the number of days within the Lease Term in such Year and the denominator of which is three hundred sixty (360). If such prorated costs exceed the Estimated Operating Costs for the Premises together with the Estimated Property Taxes for the Premises paid by Tenant to Landlord for such Year, Tenant shall pay the amount of such excess to Landlord within twenty (20) Business Days after receipt of such statement. If such statement shows the Operating Costs for the Premises together with the Property Taxes for the Premises to be less than the Estimated Operating Costs for the Premises together with the Estimated Property Taxes for the Premises, as the case may be, paid by Tenant to Landlord, then the amount of such overpayment shall be paid by Landlord to Tenant within twenty (20) Business Days following the date of such statement. Landlord's and Tenant's obligations under this subparagraph shall survive the expiration or other termination of this Lease.

         3.4.6 Definitions: Each underlined term in this subparagraph shall have the meaning set forth next to that underlined term:

                  Estimated Operating Costs for the Premises: Landlord's estimate of Operating Costs for to the Premises for a Year to be given by Landlord to Tenant pursuant to subparagraph 3.4.l.

                  Estimated Property Taxes for the Premises: Landlord's estimate of Property Taxes for the Premises for a Year to be given by Landlord to Tenant pursuant to subparagraph 3.4.1.

                  Operating Costs: All expenses paid or incurred by Landlord for maintaining, operating, owning and repairing any or all of the Land, Building, related improvements, and the personal property used in conjunction with such Land, Building and related improvements, including all expenses paid or incurred by Landlord for: (a) utilities, including electricity, water, gas, sewers, fire sprinkler charges, refuse collection, telephone charges, cable television or other electronic or microwave signal reception, steam, heat, cooling or any other service which is now or in the future considered a utility and which are not payable directly by tenants in the Building; (b) supplies;
(c) cleaning and janitorial services (including window washing), landscaping and landscaping maintenance (including irrigating, trimming, mowing, fertilizing, seeding and replacing plants), snow removal and other services;
(d) security services, if any; (e) insurance; (f) management fees; (g) services of independent contractors; (h) compensation (including employment taxes and fringe benefits) of all persons who perform duties in connection with any service, repair, maintenance, replacement or improvement or other work included in this subparagraph; (i) license, permit and inspection fees, (j) assessments and special assessments due to deed restrictions, declarations or owners associations or other means of allocating costs of a larger tract of which the Land is a part; (k) rental of any machinery or equipment; (l) audit fees and accounting services related to the Building, and charges for the computation of the rents and charges payable by tenants in the Building (but only to the extent the cost of such fees and services are in addition to the cost of the management fee); (m) the cost of improvements, repairs or replacements; (n) maintenance and service contracts; (o) legal fees and other expenses of legal or other dispute resolution proceedings; (p) maintenance and repair of the roof and roof membranes; (q) costs incurred by Landlord for compliance with Access Laws, as set forth in the section captioned "Access Laws"; (r) elevator service and repair, if any; (s) business taxes and license fees; and (t) any other expense or charge which in accordance with generally accepted accounting and management principles would be considered an expense of maintaining, operating, owning or repairing the Building. Without limiting the foregoing, Operating Costs shall include replacement of roofs and roof membranes, exterior painting, parking area resurfacing, resealing and restriping parking areas and driveways; upgrading of the HVAC systems in the Building, and other capital improvements which are intended to reduce Operating Costs or are required by Governmental Requirements; provided that, such capital improvements installed after the Phase II Commencement Date shall be amortized with market interest over their estimated useful lives as determined by

Landlord and only the amortization installments and interest attributable to the Lease Term shall be an Operating Cost under this Lease.

                  Operating Costs shall not include any of the following:

                  (i) ground rent or other rental payments made under any ground lease or underlying lease;

                  (ii) interest and amortization of funds borrowed by Landlord for items other than capital improvements;

                  (iii) leasing commissions and advertising and space planning expenses incurred in procuring tenants;

                  (iv) salaries, wages, or other compensation paid to officers or executives of Landlord in their capacities as officers and executives;

                  (v) Costs incurred by Landlord for the original construction and development of the Building, the original construction of Tenant Improvements and nonrecurring costs and expenses incurred by Landlord in curing, repairing or replacing any structural portion of the Building made necessary as a result of defects in design, workmanship or materials ;

                  (vi) Salaries and all other compensation (including fringe benefits and other direct and indirect personnel costs) of partners, officers and executives above the grade of superintendent or building manager of Landlord or the managing agent;

                  (vii) Cost of advertising and public relations and promotional costs associated with the promotion or leasing of the Building;

                  (viii) Any costs, fines or penalties incurred due to the violation by Landlord of any governmental rule or authority;

                  (ix) Any other expenses to the extent Landlord actually receives reimbursement from insurance, condemnation awards, other tenants or any other source;

                  (x) Costs and expenses incurred by Landlord in connection with damage, casualty or condemnation of all or a portion of the Building which expenses are otherwise covered by insurance as required by this Lease or a condemnation award, as the case may be; provided, however, that with respect to the cost to repair damage, Landlord may include in Operating Costs the amount of a commercially reasonable deductible applied to each such occurrence if Landlord actually makes such repair;

                  (xi) Costs incurred in connection with disputes with tenants, other occupants, or prospective tenants;

                  (xii) Costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building;

                  (xiii) Costs, fines, interest, penalties, legal fees or costs of litigation incurred due to the late payments of taxes, utility bills and other costs incurred by Landlord's failure to make such payments when due;

                  (xiv) General overhead and general administrative expenses and accounting, record-keeping and clerical support of Landlord or the management agent that are not related to the operation, management or maintenance of the Building;

                  (xv) That portion of any Operating Cost that is paid to any entity affiliated with Landlord that is in excess of the amount that would otherwise be paid to an entity that is not affiliated with Landlord for the provision of the same service;

                  (xvi) Increased insurance premiums caused by Landlord's or any other tenant's hazardous acts and insurance or leasehold improvements in spaces leased or to be leased to other tenants;

                  (xvii) Cost incurred to correct violations by Landlord of any law, rule, order or regulation which was in effect as of the date that the Building's Certificate of Occupancy was validly issued;

                  (xviii) All costs and expenses attributable to any testing, investigation, management, maintenance, remediation, or removal of Hazardous Materials other than in connection with Hazardous Materials brought onto the Premises or the Building by Tenant or Tenant's Agents or any testing or monitoring customarily conducted by owners of similar office buildings in the ordinary course of operating and managing a building; and

                  (xix) Costs incurred for any items to the extent Landlord recovers under a manufacturer's, materialman's, vendor's or contractor's warranty (a "Warranty").

         The foregoing definition of Operating Costs is applicable to Tenant only and Landlord is not prohibited from assessing other tenants for any and all other costs and expenses incurred by Landlord in connection with the operation, management, maintenance and repair of the Building, the land and all easements, rights and appurtenances thereto.

         If Digex is not the only tenant in the Building and if less than ninety-five percent (95%) of the net rentable area of the Building is occupied by tenants at all times during any Year, then Operating Costs for such Year shall include all additional costs and expenses that Landlord reasonably determines would have been incurred had ninety-five percent (95%) of the Building been occupied at all times during such Year by tenants.

         3.4.7 Tenant's Costs: Tenant agrees to reimburse or pay Landlord within twenty (20) Business Days after invoice from Landlord for (a) any cleaning expenses incurred by Landlord, including carpet cleaning, garbage and trash removal expenses, over and above the normal cleaning provided by Landlord on Business Days pursuant to Exhibit G, (b) any expense incurred by Landlord for usage in the Premises of heating, ventilating and air conditioning services, elevator services, electricity, water, janitorial services, or any other services or utilities over and above the normal usage for the Premises during Normal Business Hours and (c) any expense incurred by Landlord relating to or arising out of the usage by Tenant or Tenant's Agents of the public or common areas of the Building or Land, or any of the equipment contained therein, which usage is over and above the normal usage for such public or common areas or equipment during Normal Business Hours. Tenant shall reimburse Landlord for Landlord's actual costs arising from HVAC usage after Normal Business Hours. Tenant shall notify Landlord at least 24 hours prior to its desire to use the HVAC system at other than Normal Business Hours. For the purposes of this Lease, "Normal Business Hours" shall be 8:00 a.m. through 6:00 p.m. Monday through Friday and 9 a.m. to 1 p.m. on Saturdays, except for holidays as defined in the Rules attached to this Lease as Exhibit E.

         3.4.8 Nonpayment of Additional Rent: Any sums payable under this Lease pursuant to this section or otherwise shall be Additional Rent and, in the event of nonpayment of such sums, Landlord shall have the same rights and remedies with respect to such nonpayment as it has with respect to nonpayment of the Base Rent due under this Lease.

         3.5 Utilities. Landlord shall have the right from time to time to select the company or companies providing electricity, gas, fuel, local telephone, telecommunication and any other utility services to the Building. Tenant shall contract directly and pay for all telephone and telecommunications utilities used on or from the Premises together with any taxes, penalties, surcharges or similar charges relating to such utilities. If any such service is not separately metered to the Premises, the cost therefor shall be an Operating Cost under this Lease. If Tenant desires to use the services of a provider of local telephone or telecommunication services whose equipment is not then servicing the Building, no such provider shall be permitted to install its lines or other equipment within the Building without the prior written consent of Landlord.

         3.6 Holdover. If Tenant, without the prior consent of Landlord, holds over after the expiration or earlier termination of the Lease Term, Tenant shall be deemed to be occupying the Premises under a month-to-month tenancy, which tenancy may be terminated as provided by the laws of the state in which the Premises are located. During such tenancy, Tenant agrees(a) to pay to Landlord one hundred fifty percent (150%) the rate of Base Rent in effect on the expiration or termination of the Lease Term, plus all Additional Rent and other sums payable under this Lease for the first one hundred and twenty (120) days of such holdover, (b) to pay to Landlord two hundred percent (200%) of the current rate of Base Rent in effect as of the expiration or termination of the Lease Term plus all Additional Rent and other sums payable under this Lease for any period beyond the initial one hundred and twenty (120) days, and (c) to be bound by all of the other covenants and conditions specified in this Lease, so far as applicable. The preceding provisions shall not be construed as consent for Tenant to hold over.

         3.7 Late Charge. If Tenant fails to make any payment of Base Rent, Additional Rent or other amount after 5 Business Days following the date when due under this Lease, a late charge is immediately due and payable by Tenant equal to five percent (5%) of the amount of any such payment provided, however, that Tenant shall not be entitled to such grace period more than once in any consecutive 12 month period and that otherwise such late charge shall be imposed in the event any amounts payable under this Lease are not paid when due. Landlord and Tenant agree that this charge compensates Landlord for the administrative costs caused by the delinquency. The parties agree that Landlord's damage would be difficult to compute and the amount stated in this section represents a reasonable estimate of such damage. Assessment or payment of the late charge contemplated in this section shall not excuse or cure any Event of Default or breach by Tenant under this Lease or impair any other right or remedy provided under this Lease or under law.

         3.8 Default Rate. Any Base Rent, Additional Rent or other sum payable under this Lease which is not paid when due shall bear interest at a rate equal to the lesser of: (a) the published prime rate of Riggs Bank N.A., or such other national banking institution designated by Landlord if such bank ceases to publish a prime rate (the "Prime Rate"), then in effect, plus four
(4) percentage points, or (b) the maximum rate of interest per annum permitted by applicable law (the "Default Rate"), but the payment of such interest shall not excuse or cure any Event of Default or breach by Tenant under this Lease or impair any other right or remedy provided under this Lease or under law.

                         SECTION 4: GENERAL PROVISIONS
                         -----------------------------


         4.1 Maintenance and Repair by Landlord; HVAC; Other Utilities and Services; Service Interruption.

         4.1.1 Maintenance and Repair by Landlord: Subject to the Sections captioned "Damage or Destruction" and "Condemnation" and consistent with the standards for the operation of Class A office buildings in the Laurel, Maryland area and ordinary wear and tear, Landlord shall maintain the public and common areas of the Building as well as the roof and all base building standard mechanical, electrical, HVAC, plumbing, fire and life safety and structural systems in reasonably good order and condition, and shall make such repairs thereto as become necessary after obtaining actual knowledge of the need for such repairs, all costs of which shall be included in Operating Costs, provided, however, that expenses due to damage occasioned by the act or omission of Tenant or Tenant's Agents shall be paid for entirely by Tenant within ten (10) Business Days after demand by Landlord. In the event any or all of the Building becomes in need of maintenance or repair which Landlord is required to make under this Lease, Tenant shall promptly give written notice to Landlord, and thereafter Landlord shall promptly commence such maintenance or repairs.

         4.1.2 HVAC. Landlord shall provide HVAC service to the Premises during Normal Business Hours and consistent with the standards for the operation of Class A buildings in the Laurel, Maryland area. Landlord will provide Tenant with HVAC service at other times ("Overtime HVAC") provided that, to the extent possible, Tenant gives Landlord at least twenty-four (24) hours notice in advance of its requirement for such service. Tenant shall pay Landlord for the cost of Overtime HVAC service (including, without limit, Landlord's costs for engineer personnel engaged in providing such Overtime HVAC service) which costs shall be considered Additional Rent.

         4.1.3 Other Utilities and Services. Landlord shall provide hot and cold water at all times to the lavatories, approved kitchens and janitorial closets in the Premises, pest control service to the common areas, replacement of light bulbs, maintenance of the parking areas and exterior and interior window-cleaning and office cleaning services on Monday through Friday only, excluding legal holidays, consistent with the standards for the operation of Class A office buildings in the Laurel, Maryland area, and in accordance with the specifications attached hereto as Exhibit G. Landlord will also provide elevator service; provided, however, that Landlord shall have the right to remove elevators from service as may be required for moving freight, or for servicing or maintaining the elevators or the Building. At least one elevator cab shall be available for use by Tenant at all times. The cost of all of the foregoing services shall be deemed Operating Costs under Section 3.4.6.

         If Tenant requires cleaning services, light bulb or fixture replacement or other services on weekends or holidays, Landlord shall make reasonably efforts to



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

provide such services after reasonable notice from Tenant. Tenant shall reimburse Landlord for the cost of such additional service within thirty (30) days after receipt of Landlord's statement, which amount shall be considered additional Rent.

         4.1.4 Service Interruption. Notwithstanding anything contained in the Lease to the contrary, if (i) the HVAC, water, elevator or cleaning services described in Section 4 are interrupted for a period of more than five
(5) consecutive Business Days as a result of Landlord's (or its agents' or employees') negligence or willful misconduct, and (ii) such interruption renders all or a substantial portion of the Premises untenantable by Tenant and Tenant does not in fact use the affected areas, then, as Tenant's sole and exclusive remedy therefor, Tenant shall be entitled to a pro rata (based on time and the amount of space affected) abatement of rent beginning on the sixth
(6th) consecutive Business Day that the Premises are unusable and continuing to the extent that Tenant is unable to use such portion of the Premises for such reason until the use of the Premises is restored to Tenant and, provided further, in no event shall Landlord be liable to Tenant for claims of business loss, business interruption or other consequential damages.

         4.2 Maintenance and Repair by Tenant. Except as is expressly set forth as Landlord's responsibility, Tenant shall at Tenant's sole cost and expense keep and maintain the Premises in good condition and repair, including the performance of maintenance and repair of Tenant's furniture, fixtures, and equipment, including computers and telephone systems and the repair of damage caused by the negligent or willfully wrongful acts of Tenant or Tenant's Agents. If Tenant fails to maintain or repair the Premises or any other areas under its control pursuant to this Lease, (e.g., the site of the generator pursuant to Section 4.33) in accordance with this Section, then Landlord may, but shall not be required to, enter the Premises upon two (2) Business Days prior written notice to Tenant (or immediately without any notice in the case of an emergency) to perform such maintenance or repair at Tenant's sole cost and expense. Tenant shall pay to Landlord the commercially reasonable cost of such maintenance or repair within ten (10) Business Days of written demand from Landlord. Tenant shall, at its sole cost and expense, enter into a regularly scheduled preventative maintenance/service contract with a maintenance contractor for servicing all non-base building hot water, heating and air conditioning systems and equipment dedicated solely to specific areas of the Premises including, without limit, supplemental HVAC units servicing computer rooms, conference or training rooms, or other specialty areas and other items for which Tenant is responsible as provided in this Lease. The maintenance contractors and contracts must be approved in advance by Landlord which approval will not be unreasonably withheld, conditioned or delayed. The service contracts shall become effective (and a copy of such contract or contracts delivered to Landlord upon request) within thirty (30) days following the date Tenant takes possession of the Premises.



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

         4.3      Common Areas/Security.

                  A. The Common Areas of the Building shall be subject to Landlord's sole management and control except as otherwise provided in this Lease including, without limit Section 4.21.3. Without limiting the generality of the immediately preceding sentence, Landlord reserves the exclusive right as it deems necessary or desirable to install, construct, remove, maintain and operate lighting systems, facilities, improvements, equipment and signs on, in or to all parts of the common areas; change the number, size, height, layout, or locations of walks, driveways and truckways or parking areas now or later forming a part of the Land or Building; make alterations or additions to the Building or Common Areas; close temporarily all or any portion of the Common Areas to make repairs, changes or to avoid public dedication; grant easements to which the Land will be subject, replat, subdivide, or make other changes to the Land; place, relocate and operate utility lines through, over or under the Land and Building; and use or permit the use of all or any portion of the roofs of the Building;

                  B. Landlord has no duty or obligation to provide any security services in, on or around the Premises, Land or Building, and Tenant recognizes that security services, if any, provided by Landlord will be for the sole benefit of Landlord and the protection of Landlord's property and under no circumstances shall Landlord be responsible for, and Tenant waives any rights with respect to, Landlord providing security or other protection for Tenant or Tenant's Agents or property in, on or about the Premises, Land or Building;

                  C. Subject to Landlord's prior approval, Tenant may, at its sole cost and expense, install, establish and maintain security services within the Premises; provided ,that such security services, including, without limitation, any apparatus, facilities, equipment or people utilized in connection with the provision of such security services, comply with the Governmental Requirements and shall not cause the Building to be out of compliance with the Governmental Requirements. Notwithstanding the foregoing, any such security services installed, established or maintained by Tenant must not affect or impact any portion of the Building or the Land other than the Premises and shall not in any way limit or interfere with Landlord's ability to exercise its rights as provided in the section captioned "Access". Tenant's rights under this subparagraph are subject to all the obligations, limitations and requirements as set forth in the sections captioned "Tenant Alterations" and "Tenant's Work Performance"; and

                  D. Landlord reserves the right to relocate parking areas and driveways and to build additional improvements in the common areas so long as Tenant's Parking Ratio is maintained.

         4.4      Tenant Alterations.

         4.4.1 General Conditions. Tenant shall not make any alterations, additions or improvements in or to the Premises, or make changes to locks on doors, or add, disturb or in any way change any floor covering, wall covering, fixtures, plumbing or wiring (individually and collectively "Tenant Alterations"), without first obtaining the consent of Landlord which may be withheld in Landlord's absolute discretion provided that Landlord shall not unreasonably withhold, condition or delay its consent to Tenant Alterations to the interior of the Premises that
(i) are not readily visible to the exterior of the Building or the common and public areas thereof, (ii) are not structural, (iii) do not adversely affect the electrical, mechanical, fire or life safety systems within the Building, and (iv) are otherwise in conformance with all applicable building, zoning and other codes or regulations affecting the Building. Notwithstanding the foregoing, after providing at least ten (10) days prior written notice to Landlord (which notice shall include a reasonable description of the proposed work) Tenant shall have the right to recarpet, repaint, or to make other purely cosmetic or decorative nonstructural Tenant Alterations in and to the Premises that (A) meet the requirements of clauses (i)-(iv) above, (B) do not require the issuance of a building permit, and (C) do not cost in the aggregate more than Seventy Five Thousand Dollars ($75,000) in a twelve (12) month period (a "Decorative Tenant Alteration"). In the event Landlord does not respond to Tenant's written notice of Tenant's intent to perform such Decorative Tenant Alterations within such 10 day period, Landlord shall be deemed to have consented to the requested Decorative Tenant Alteration. In all cases of Tenant Alterations, other than Decorative Tenant Alterations, Tenant shall deliver to Landlord full and complete plans and specifications for any proposed Tenant Alterations. If consent to any Tenant Alteration by Landlord is given, all such work which involves structural, electrical, mechanical or plumbing work, the heating, ventilation and air conditioning system of the Premises or the Building or the roof of the Building shall be performed at Tenant's expense by Landlord (provided Tenant shall agree in writing to the costs of such work before the commencement of such work) or, at Landlord's election, by Tenant. Where Landlord's consent is required, Tenant shall pay to Landlord all reasonable out-of-pocket costs incurred by Landlord paid to third parties for any architecture, engineering, supervisory and legal services in connection with any Tenant Alterations, including, without limitation, Landlord's review of the Plans and Specifications. Without limiting the generality of the foregoing, Landlord may require Tenant (if Tenant is performing the Tenant Alterations), at Tenant's sole cost and expense, to obtain and provide Landlord with a certificate proving insurance coverage and a payment and performance bond, in forms, amounts and by companies acceptable to Landlord. Should Tenant make any alterations without Landlord's prior written consent, when such consent is required or without satisfaction of any conditions established by Landlord, and if Tenant fails to obtain such consent or satisfy any previously unsatisfied conditions within five (5) Business Days after written notice from Landlord, Landlord shall have the right, in addition to and without limitation of any right or remedy Landlord may have under this Lease, at law or in equity, to require Tenant to remove some or all of Tenant Alterations, or at Landlord's election, Landlord may remove such Tenant Alterations and restore the Premises at Tenant's expense.

         4.4.2 Removal of Tenant Alterations. All Tenant Alterations to the Premises, regardless of which party constructed them or paid for them, shall become the property of Landlord and shall remain upon and be surrendered with the Premises upon the expiration or earlier termination of this Lease. Notwithstanding the foregoing, at Landlord's election to be made at or before the time Tenant's plans for such Tenant Alterations are approved, Tenant shall be obligated, at Tenant's sole cost and expense, to remove all (or such portion as Landlord may designate) of the Tenant Alterations upon the expiration or earlier termination of this Lease and repair any damage resulting from such removal and return the area to the same condition existing prior to the undertaking; provided, however, that Landlord may only require such removal if in Landlord's reasonable professional judgment such Tenant Alterations (1) are not customarily found in Class A office buildings in the Laurel, Maryland submarket and (11) in Landlord's reasonable judgment would, as a result of the unique nature of such items or the anticipated difficulty or expense required to remove such items, expose Landlord to unreasonable expense and effort in order to remove such items.

         4.4.3 Failure to Remove. If Tenant fails to remove any Tenant Alterations as required by Landlord pursuant to this Section 4.4., Landlord may do so and Tenant shall pay the entire cost thereof to Landlord within twenty
(20) Business Days after Tenant's receipt of Landlord's written demand therefor.

         4.4.4 No Waiver. Nothing contained in this Section or the Section captioned "Tenant's Work Performance" shall be deemed a waiver of the provisions of the Section captioned "Mechanic's Liens".

         4.5 Tenant's Work Performance. If Landlord elects to require Tenant to perform the Tenant Alterations, Landlord may, in its absolute discretion, require that Tenant provide a payment and performance bond to cover the entire work to be performed, which bond must be in form, amount and by a company acceptable to Landlord. A ny Tenant Alterations to be performed by Tenant under this section shall be performed by contractors employed by Tenant under one or more construction contracts, in form and content approved in advance in writing by Landlord. So long as the present Landlord, or any affiliated entity, is the owner of the Building, such construction contracts, shall, in Landlord's discretion, include a requirement that the prime contractor and the respective subcontractors of any tier: (a) be parties to, and bound by, a collective bargaining agreement with a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO; and (b) employ only members of such labor organizations to perform work within their respective jurisdictions provided, however, that Tenant shall have the right to engage specialty contractors who are not subject to the requirements of clauses (a) or (b) of this sentence for the sole purpose of completing Tenant Alterations in the Premises related to Tenant's furniture, fixtures and equipment or to perform Decorative Tenant Alterations, as defined in Section
4.4.1. Tenant's contractors, workers and suppliers shall work in harmony with and not interfere with workers or contractors of Landlord or other tenants of Landlord. If Tenant's contractors, workers or suppliers do, in the opinion of Landlord, cause such disharmony or interference, Landlord's consent to the continuation of such work may be withdrawn upon written notice to Tenant. All Tenant



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

Alterations shall be (1) completed in accordance with the plans and specifications approved by Landlord; (2) completed in accordance with all Governmental Requirements; (3) carried out promptly in a good and workmanlike manner; (4) of all new materials; and (5) free of defect in materials and workmanship. Tenant shall pay for all damage to the Premises, Building and Land caused by Tenant or Tenant's Agents. Tenant shall indemnify, defend and hold harmless Landlord and Landlord's Agents from any Claims arising as a result of the Tenant Alterations or any defect in design, material or workmanship of any Tenant Alterations.

         4.6 Surrender of Possession. Subject to the last subparagraph of the section captioned "Insurance", Tenant shall, at the expiration or earlier termination of this Lease, surrender and deliver the Premises to Landlord in as good condition as when received by Tenant from Landlord or as later improved, reasonable use and wear excepted, and free from all tenancies or occupancies by any person.

         4.7 Removal of Property. Unless otherwise agreed to in writing by Landlord, Tenant agrees that there are and shall be no trade fixtures in the Premises owned by Tenant. Upon expiration or earlier termination of this Lease, Tenant may remove its personal property, office supplies and office furniture and equipment: if (a) such items are readily moveable and are not attached to the Premises; (b) such removal is completed prior to the expiration or earlier termination of this Lease; (c) Tenant is not in monetary or other material default of any covenant or condition of this Lease at the time of such removal; and (d) Tenant immediately repairs all damage caused by or resulting from such removal. All other property in the Premises and any Tenant Alterations (including, wall-to-wall carpeting, paneling, wall covering or lighting fixtures and apparatus) or any other article affixed to the floor, walls, ceiling or any other part of the Premises or Building, shall become the property of Landlord and shall remain upon and be surrendered with the Premises; provided, however, subject to the provisions of Section 4.4, at Landlord's election, Tenant shall be obligated, at its sole cost and expense, to remove all (or such portion as Landlord shall designate) of the Tenant Alterations and repair any damages resulting from such removal. Tenant waives all rights to any payment or compensation for such Tenant Alterations. If Tenant shall fail to remove any of its property from the Premises, Building or Land at the expiration or earlier termination of this Lease or when Landlord has the right of re-entry, Landlord may, at its option, remove and store such property without liability for loss of or damage to such property, such storage to be for the account and at the expense of Tenant. If Tenant fails to pay the cost of storing any such property, Landlord may, at its option, after it has been stored for a period of twenty (20) Business Days or more, sell or permit to be sold, any or all such property at public or private sale (and Landlord may become a purchaser at such sale), in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to Tenant, and Landlord shall apply the proceeds of such sale: first, to the cost and expense of such sale, including reasonable attorney's fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any other sums of money which may then be or later become due Landlord from Tenant under this Lease; and, fourth, the balance, if any, to Tenant.

         4.8 Access. Tenant shall permit Landlord and Landlord's Agents to enter into the Premises at any time on at least one (1) Business Day's notice (except in case of emergency in which case no notice shall be required), for the purpose of inspecting the same, showing the Premises to a prospective purchaser or lender or repairing, altering or improving the Premises or the Building. Nothing contained in this section shall be deemed to impose any obligation upon Landlord not expressly stated elsewhere in this Lease. Landlord shall have the right to enter the Premises at any time during the last 18 months of the Lease Term after advance notice of at least 24 hours for the purpose of showing the Premises to prospective tenants and to erect on the Premises a suitable sign indicating the Premises are available provided, however, that if Landlord elects to exercise this right during the seventeenth (17/th/) and eighteenth (18/th/) months prior to the end of the Lease Term, such visits for the purpose of showing the Premises to prospective tenants shall not be conducted during Normal Business Hours; shall, if required by Tenant, be conducted with an escort provided by Tenant; and shall not be made for the purpose of showing the Premises to a recognized competitor of Tenant. For the purpose of implementing the preceding sentence, at Landlord's request, prior to the end of the eighth (8/th/) Lease Year Tenant shall notify Landlord in writing of those entities which it considers to be competitors for the purpose of determining those entities which may not be shown the Premises during the seventeenth (17/th/) and eighteenth (18/th/) months prior to the end of the Lease Term as provided in such sentence which list may be amended in writing by Tenant from time to time as necessary. Tenant shall give written notice to Landlord at least twenty (20) Business Days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. In the event of Tenant's failure to give such notice or arrange such joint inspection, Landlord's inspection at or after Tenant's vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant's responsibility for repairs and restoration. Landlord shall not be liable for the consequences of admitting by passkey, or refusing to admit to the Premises, Tenant or any of Tenant's Agents, or other persons claiming the right of admittance.

         When reasonably necessary, Landlord may temporarily close Building or Land entrances, Building doors or other facilities, without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or as relieving Tenant from the duty of observing or performing any of the provisions of this Lease. Except as otherwise provided in the preceding sentence, Tenant shall have access to the Building on a twenty-four (24) hour per day, seven (7) day per week basis through the Building's card key access system, subject to such reasonable regulations and/or security systems which Landlord may impose for security purposes.

         4.9      Damage or Destruction.

         4.9.1 If the Premises are damaged by fire, earthquake or other casualty, Tenant shall give immediate written notice thereof to Landlord. Landlord shall, within forty-five (45) days after the date the Landlord is notified of the casualty, provide Tenant with Landlord's good faith estimate of how long it will take to repair or restore the Premises. If Landlord estimates that the damage can be repaired in accordance with the then-existing Governmental Requirements within two hundred twenty-five (225) Calendar Days after Landlord is notified by Tenant of such damage and if there are sufficient insurance proceeds available to repair such damage, then Landlord shall proceed with reasonable diligence to restore the Premises to substantially the condition which existed prior to the damage and this Lease shall not terminate. If, in Landlord's estimation, the damage cannot be repaired within such two hundred twenty-five (225) day period or if there are insufficient insurance proceeds available to repair such damage, Landlord may elect in its absolute discretion to either: (a) terminate this Lease; or (b) restore the Premises to substantially the condition which existed prior to the damage and this Lease will continue. If Landlord elects to restore the Premises, Landlord will use reasonable efforts to complete such restoration within such two hundred twenty-five (225) Calendar Day period, as such period may be extended due to Force Majeure or any Tenant Delays (as such term is defined in Exhibit C. If such repairs or restoration are not completed within such period as so extended, then within 30 days following the expiration of such period (provided that Landlord does not complete the repair or restoration of the Premises within such 30 days period), Tenant shall have the right to terminate this Lease on 30 day notice to Landlord, provided that if Landlord substantially completes the repair or restoration within such 30 day period, Tenant's notice of termination shall be deemed rescinded and ineffective for all purposes and this Lease shall continue in full force and effect. Notwithstanding the foregoing, Tenant shall not have the right to terminate this Lease as provided in this Section 4.9 in the event the casualty which caused the damage to the Premises was the result of Tenant's gross negligence or willful misconduct.

         If Landlord restores the Premises under this Section 4.9, then (1) the Lease Term shall be extended for the time required to complete such restoration, (2) Tenant shall pay to Landlord, upon demand, any applicable reasonable deductible amount specified under Landlord's insurance (which deductible currently does not exceed $25,000) and (3) Landlord shall not be required to repair or restore Tenant Improvements, Tenant Alterations, or any or all furniture, fixtures, equipment, inventory, improvements or other property which was in or about the Premises at the time of the damage and was not owned by Landlord. Base Rent, Additional Rent and any other sum due under this Lease during any reconstruction period shall be equitably abated to the extent and for the period that the Premises are unusable and are not used by Tenant due to the performance of such reconstruction work by Landlord. Tenant agrees to look to the provider of Tenant's insurance for coverage for the loss of Tenant's use of the Premises and any other related losses or damages incurred by Tenant during any reconstruction period.

         4.9.2 If the Building is damaged by fire, earthquake or other casualty and more than fifty percent (50%) of the Building is rendered untenantable, without regard to whether the Premises are affected by such damage, Landlord may in its absolute discretion and without limiting any other options available to Landlord under this Lease or otherwise, elect to terminate this Lease by notice in writing to Tenant within forty-five (45) Business Days after the occurrence of such damage. Such notice shall be effective twenty (20) Business Days after receipt by Tenant unless a later date is set forth in Landlord's notice which later date shall not be greater then 180 days after the occurrence of the damage.

         4.9.3 Notwithstanding anything contained in this Lease to the contrary, if there is damage to the Premises, or Building and the holder of any indebtedness secured by a mortgage or deed of trust covering any such property requires that the insurance proceeds be applied to such indebtedness or if the insurance proceeds are otherwise inadequate to complete the repair of the damages to the Premises, the Building or both, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) Business Days after such requirement is made by such holder.

         4.9.4 Notwithstanding the foregoing, if the Premises or the Building are wholly or partially damaged or destroyed within the final six (6) months of the Term, Landlord may, at its option, elect to terminate this Lease upon written notice to Tenant within thirty (30) days following such damage or destruction.

         4.10 Condemnation. If all of the Premises, or such portions of the Building as may be required for the Tenant's reasonable use of the Premises, are taken by eminent domain or by conveyance in lieu thereof, this Lease shall automatically terminate as of the date the physical taking occurs, and all Base Rent, Additional Rent and other sums payable under this Lease shall be paid to that date. In case of taking of a part of the Premises or a portion of the Building not required for the Tenant's reasonable use of the Premises, then this Lease shall continue in full force and effect and the Base Rent shall be equitably reduced based on the proportion by which the floor area of the Premises is reduced, such reduction in Base Rent to be effective as of the date the physical taking occurs. Additional Rent and all other sums payable under this Lease shall be redetermined in an equitable manner under the circumstances. Landlord reserves all rights to damages or awards for any taking by eminent domain relating to the Premises, Building, Land and the unexpired term of this Lease. Tenant assigns to Landlord any right Tenant may have to such damages or award and Tenant shall make no claim against Landlord for damages for termination of its leasehold interest or interference with Tenant's business. Tenant shall have the right, however, to claim and recover from the condemning authority compensation for any loss to which Tenant may be entitled for Tenant's moving expenses or other relocation costs; provided that, such expenses or costs may be claimed only if they are awarded separately in the eminent domain proceedings and not as a part of the damages recoverable by Landlord.



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

         4.11 Parking. Landlord shall provide Tenant unreserved surface parking at no additional charge in an aggregate amount equal to the Parking Ratio stated in section captioned "Definitions - Parking Ratio." Landlord shall have no obligation whatsoever to monitor, secure or police the use of the parking or other common areas.

         4.12     Indemnification.

         4.12.1 Tenant shall indemnify, defend and hold harmless Landlord and Landlord's Agents from and against any and all Claims, arising in whole or in part out of (a) the possession, use or occupancy of the Premises or the business conducted in the Premises, (b) any act, omission or negligence of Tenant or Tenant's Agents except to the extent such claims arise from Landlord's negligence or willful misconduct, or (c) any breach or default under this Lease by Tenant.

         4.12.2 Landlord shall indemnify, defend and hold harmless Tenant from and against any and all Claims, arising in whole or in part out of (a) any intentional acts or omissions or negligence of Landlord or Landlord's Agents in the Premises except to the extent such accident, injury, damage, failure, breach or default is a result of or is in any way caused by Tenant, or any of Tenant's Agents, or (b) any breach or default under this Lease by Landlord. Notwithstanding the foregoing, neither Landlord nor Landlord's Agents shall, to the extent permitted by law, have any liability to Tenant, or to Tenant's Agents, for any Claims arising out of any repair to any portion of the Premises; interruption in the use of the Premises or any equipment therein; any accident or damage resulting from any use or operation by Landlord, Tenant or any person or entity of heating, cooling, electrical, sewerage or plumbing equipment or apparatus; termination of this Lease by reason of damage to the Premises or Building; fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; inability to furnish any service required of Landlord as specified in this Lease; or leakage in any part of the Premises or the Building from rain, ice or snow, or from drains, pipes or plumbing fixtures in the Premises or the Building; except for Claims arising solely out of the negligence or willful misconduct of Landlord in failing to repair or maintain the Building as required by this Lease after notice by Tenant as required by the Section 4.1 captioned "Maintenance and Repair by Landlord"; provided that, in no event shall Landlord be responsible for any interruption to Tenant's business or for any indirect or consequential losses suffered by Tenant or Tenant's Agents. The obligations of this Section 4.12 shall be subject to the Section captioned "Waiver of Subrogation".

         4.13     Tenant Insurance.

         4.13.1 Tenant shall, throughout the Lease Term, at its own expense, keep and maintain in full force and effect the following policies, each of which shall be endorsed as needed to provide that the insurance afforded by these policies is primary and that all insurance carried by Landlord is strictly excess and secondary and shall not contribute with Tenant's liability insurance:

                  (a) A policy of comprehensive general liability insurance, including a contractual liability endorsement covering Tenant's obligations to indemnify Landlord for the tortuous acts of Tenant or Tenant's Agents pursuant to the Section captioned "Indemnification", insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Phase I Commencement Date of this Lease of not less than Two Million Dollars ($2,000,000.00). The amount of insurance required pursuant to the preceding sentence may be satisfied by the basic policy described in this subsection (a) plus an umbrella coverage which applies to the Premises and the Land and which policies together, will provide the required amount of coverage. The foregoing insurance limit may be reasonably increased during the Lease Term at Landlord's request to reflect both increases in liability exposure arising from inflation as well as from changing use of the Premises or changing legal liability standards, which increases shall be reasonably comparable to those imposed by landlords of Class A buildings (if any) which are similar in size, construction, use and level of finish as the Building and which are located within a ten (10) mile radius of the Building. Such insurance shall be payable on an "occurrence" rather than a "claims made" basis, and shall name Landlord and Manager and, at Landlord's request Landlord's mortgage lender(s) or investment advisors, as additional insureds;

                  (b) A policy of extended property insurance (which is commonly called "all risk") covering Tenant Improvements, Tenant Alterations, and any and all furniture, fixtures, equipment, inventory, improvements and other property in or about the Premise which is not owned by Landlord, for one hundred percent (100%) of the then current replacement value of such property;

                  (c) Business interruption insurance in an amount sufficient to cover costs, damages, lost income, expenses, Base Rent, Additional Rent and all other sums payable under this Lease, should any or all of the Premises not be usable for a period of up to twelve (12) months; and

                  (d) A policy or worker's compensation insurance as required by applicable law and employer's liability insurance with limits of no less than One Million Dollars ($1,000,000.00). The level of coverage required by the preceding sentence may be satisfied in part by an umbrella policy coverage which, together with other insurance, will provide the required amount of coverage.

         4.13.2 All insurance policies required under this section shall be with companies licensed to do business in Maryland and with an A.M. Best rating of AV or better and each policy shall provide that it is not subject to cancellation or reduction in coverage except after thirty (30) days' written notice to Landlord. Tenant shall deliver to Landlord and, at Landlord's request Landlord's mortgage lender(s), prior to the Phase I Commencement Date and from time to time thereafter, certificates evidencing the existence and amounts of all such policies.



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

         4.13.3 If Tenant fails to acquire or maintain any insurance or provide any certificate required by this section, Landlord may, but shall not be required to, obtain such insurance or certificates and the costs associated with obtaining such insurance or certificates shall be payable by Tenant to Landlord on demand.

         4.14 Landlord's Insurance. Landlord shall, throughout the Lease Term, keep and maintain in full force and effect:

                  (a) A policy of commercial general liability insurance, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Phase I Commencement Date of not less than Five Million Dollars ($5,000,000.00), which policy shall be payable on an "occurrence" rather than a "claims made" basis;

                  (b) A policy of extended property insurance (what is commonly called "all risk") covering the Building and Landlord's personal property, if any, located on the Land in the amount of one hundred percent (100%) of the then current replacement value of such property; and

                  (c) Landlord may, but shall not be required to, maintain other types of insurance as Landlord deems appropriate, including but not limited to, property insurance coverage for earthquakes and floods in such amounts as Landlord deems appropriate. Such policies may be "blanket" policies that cover other properties owned by Landlord.

         4.15 Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby each waive and release the other from any and all Claims or any loss or damage that may occur to the Land, Building, Premises, or personal property located therein, by reason of fire or other casualty regardless of cause or origin, including the negligence or misconduct of Landlord, Tenant, Landlord's Agents or Tenant's Agents, but only to the extent of the insurance proceeds paid to such releasor under its policies of insurance or, if it fails to maintain the required policies, the insurance proceeds that would have been paid to such releasor if it had maintained such policies. Each party to this Lease shall promptly give to its insurance company written notice of the mutual waivers contained in this subparagraph, and shall cause its insurance policies to be properly endorsed, if necessary, to prevent the invalidation of any insurance coverages by reason of the mutual waivers contained in this subparagraph.

         4.16     Assignment and Subletting by Tenant.

         4.16.1 Tenant shall not have the right to assign, transfer, mortgage or encumber this Lease in whole or in part, nor sublet the whole or any part of the Premises, nor allow the occupancy of all or any part of the Premises by another, without first obtaining Landlord's consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided that upon 10 Business Days written notice to



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

Landlord, Tenant shall have the right to assign this Lease or sublease any portion of the Premises to any entity which is controlled by or under common control with Tenant (collectively "Affiliates") for use comparable to that of Tenant. For purposes of this Section 4.16, "control" shall mean ownership of at least 50% of the stock or other voting interests in the entity in question. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of all sums payable under this Lease and for compliance with all of its other obligations as tenant under this Lease. Upon the occurrence of an Event of Default, if the Premises or any part of the Premises are then subject to an assignment or subletting, Landlord, in addition to any other remedies provided in this Lease or by law, may at its option collect directly from such assignee or subtenant all rents becoming due to Tenant under such assignment or sublease and apply such rents against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant's obligations under this Lease.

         In addition, notwithstanding the restrictions on assignments and subleases set forth herein, Landlord's prior consent shall not be required with respect to any assignment of this Lease resulting from the merger, consolidation, or other corporate reorganization of Tenant, or the sale or transfer of the capital stock or all or substantially all of the assets of Tenant, provided that (i) Tenant after such merger, consolidation, reorganization or sale of stock or assets has a creditworthiness (e.g. assets and capitalization) and net worth (which shall be determined on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) not materially less than that of Tenant prior to the date of such transfer, (ii) Tenant after such merger, consolidation, reorganization or sale of stock or assets agrees in writing to be bound by the terms and conditions of this Lease and to assume all of the obligations and liabilities of Tenant under this Lease, (iii) Tenant after such merger, consolidation, reorganization or sale of stock shall conduct a Permitted Use pursuant to the terms of this Lease which use shall be comparable to Tenant's use of the Premises, (iv) Tenant provides Landlord with prior written notice of its intent to assign the Lease not more than forty-five (45) nor less than fifteen (15) days prior to the date such assignment is to be effective, (v) the assignment is not a so-called "sham" transaction intended by Tenant to circumvent the provisions of this Section of the Lease, (vi) a monetary or material non-monetary Event of Default has not occurred and is still continuing, and (vii) the assignment (A) will not result in a material increase in Operating Costs for the Building beyond that which Landlord now incurs for use by Tenant and (B) will not materially increase the burden on elevators or other Building systems or equipment over the burden prior to such assignment or sublease (a "Permitted Transfer"). Any approved sublease or assignment shall be on a form of sublease or assignment which has been approved in advance by Landlord.

         Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of all sums payable under this Lease and for compliance with all of its other obligations as tenant under this Lease. Upon the occurrence of an Event of Default, if the Premises or any part of the Premises are then subject to an assignment or subletting, Landlord, in addition to any other remedies provided in this Lease or by law, may at its option collect directly from such assignee or subtenant all rents becoming due to Tenant under such assignment or sublease and apply such rents against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant's obligations under this Lease.

         Tenant makes an absolute assignment to Landlord of such assignments and subleases and any rent, security deposits and other sums payable under such assignments and subleases as collateral to secure the performance of the obligations of Tenant under this Lease.

         In no event shall any consent by Landlord be construed to permit reassignment or resubletting by a permitted assignee or sublessee. Upon any assignment of this Lease or any subletting in the aggregate of one hundred percent (100%) of the Premises for all, or substantially all, of the remainder of the Term of this Lease, or any extension thereof, any and all option rights, renewal rights, rights of first refusal and expansion rights (including those rights set forth in Sections 6.19 through 6.21, and those special signage rights as set forth in Section 4.23) shall terminate and be of no further force and effect, unless such assignment or sublease were made in favor of an entity that directly or indirectly controls or is controlled by or is under common control with Tenant ("Tenant's Affiliate") or arises as a result of a Permitted Transfer which is approved as provided in the second paragraph of this Section
4.16.1. it being agreed that all such rights are personal to Tenant (and not to any assignee or subtenant, other than an entity which qualifies as Tenant's Affiliate) and are not appurtenant to the Premises or this Lease. Any assignment or subletting not in conformance with the terms of this Lease shall be void.

         4.16.2 In the event Tenant desires to assign this Lease or to sublet all or any portion of the Premises, Tenant shall give written notice of such desire to Landlord setting forth the name of the proposed subtenant or assignee, the proposed term, the nature of the proposed subtenant's or assignee's business to be conducted on the Premises, the rental rate, and any other particulars of the proposed subletting or assignment that Landlord may reasonably request. Without limiting the preceding sentence, Tenant shall also provide Landlord with: (a) such financial information as Landlord may reasonably request concerning the proposed subtenant or assignee, including recent financial statements certified as accurate and complete by a certified public accountant or by the president, managing partner or other appropriate officer of the proposed subtenant or assignee; (b) proof satisfactory to Landlord that the proposed subtenant or assignee will immediately occupy and thereafter use the entire Premises (or any sublet portion of the Premises) for the remainder of the Lease Term (or for the entire term of the sublease, if shorter) in compliance with the terms of this

Lease; and (c) a copy of the proposed sublease or assignment or letter of intent. Tenant shall pay to Landlord, upon Landlord's demand therefor, Landlord's reasonable attorneys' fees incurred in the review of such documentation and in documenting Landlord's consent, plus an administrative fee of $350.00 as Landlord's fee for processing such proposed assignment or sublease. Receipt of such fee shall not obligate Landlord to approve the proposed assignment or sublease.

         4.16.3 In determining whether to grant or withhold consent to a proposed assignment or sublease, Landlord may consider, and weigh, any factor it deems relevant, in its sole reasonable discretion. Without limiting what may be construed as a factor considered by Landlord, Tenant agrees that any one or more of the following will be proper grounds for Landlord's disapproval of a proposed assignment or sublease:

                  (a)      Intentionally omitted;

                  (b) The proposed assignee or subtenant does not, in Landlord's good faith judgment, have financial worth or creditworthiness sufficient financial worth to insure full and timely performance under this Lease;

                  (c) Landlord has received insufficient evidence of the financial worth or creditworthiness of the proposed assignee or subtenant for Landlord to make the determination set forth in clause (b);

                  (d) The proposed assignee or subtenant has a reputation for disputes in contractual relations, for failure to observe and perform its contractual obligations in a timely and complete manner or for negative business relations in the business community as a tenant of property or otherwise;

                  (e) Landlord has received from any prior lessor of the proposed assignee or subtenant a negative report concerning such prior lessor's experience with the proposed assignee or subtenant;

                  (f) Landlord has had prior negative leasing experience with the proposed assignee or subtenant;

                  (g) The use of the Premises by the proposed assignee or subtenant will not be identical with the Permitted Uses;

                  (h) In Landlord's judgment, the proposed assignee or subtenant is engaged in a business, or the Premises or any part of the Premises will be used in a manner, that is not in keeping with the then standards of the Building, or that is not compatible with the businesses of other tenants in the Building, or that is inappropriate for the Building, or that will violate any negative covenant as to use contained in any other lease of space in the Building;

                  (i) The use of the Premises by the proposed assignee or subtenant will violate any Governmental Requirement or create a violation of Access Laws;

                  (j) Tenant is in default of any material obligation of Tenant under this Lease, or Tenant has materially defaulted under this Lease on three (3) or more occasions during the twenty-four (24) months preceding the date that Tenant shall request such consent;

                  (k) Landlord does not, in good faith, approve of any of the tenant improvements required for the proposed assignee or subtenant; or

                  (l)      Intentionally omitted;

                  (m) The proposed assignee or subtenant is a party by whom any suit or action could be defended on the ground of diplomatic or sovereign immunity.

         4.16.4 Within fifteen(15) Business Days after Landlord's receipt of all required information to be supplied by Tenant pursuant to this section, Landlord shall notify Tenant of Landlord's approval, disapproval or conditional approval of any proposed assignment or subletting or of Landlord's election to recapture as described below. Landlord shall have no obligation to respond unless and until all required information has been submitted. In the event Landlord approves of any proposed assignment or subletting, Tenant and the proposed assignee or sublessee shall execute and deliver to Landlord an assignment (or subletting) and assumption agreement in form and content reasonably satisfactory to Landlord.

         4.16.5 Any transfer, assignment or hypothecation of any of the stock or interest in, or the assets of, Tenant which is either: (a) greater than fifty percent (50%) of such stock, interest or assets or (b) intended as a subterfuge denying Landlord the benefits of this section, shall be deemed to be an assignment within the meaning and provisions of this section and shall be subject to the provisions of this section.

         4.16.6 If Landlord consents to any assignment or sublease and Tenant receives rent or any other consideration, either initially or over the term of the assignment or sublease, in excess of the Base Rent and Additional Rent (or, in the case of a sublease of a portion of the Premises, in excess of the Base Rent and Additional Rent paid by Tenant on a square footage basis under this Lease) plus all reasonable transaction costs, including rent concessions and other inducements, reasonable brokerage commissions, legal fees, marketing expenses, subtenant improvement allowances and other costs reasonably incurred by Tenant in connection with such assignment or subletting ("Sublease Costs") (which excess shall be referred to as "Sublease Profit") Tenant shall pay to Landlord fifty percent (50%) of such excess. For the purpose of calculating Landlord's share of any Sublease Profit, the Sublease Costs shall be allocated proportionately to all such payments received by Tenant over the term of the sublease. Tenant shall furnish to Landlord in the February immediately following each calendar year during any part of which any such Sublease shall be in effect (or within 60 days after the termination of such Sublease), a reasonably detailed financial statement certified as being correct by Tenant's Senior Financial Officer setting forth all sums accruing during the prior calendar year and realized by Tenant from such Sublease and a computation of the rent or other consideration received on account of such Sublease or Assignment in excess of the Base Rent and Additional Rent plus Sublease Costs during the prior calendar year. Tenant shall remit to Landlord, together with such statement, 50% of such excess on account of such calendar year not previously remitted to Landlord.

         4.16.7 Landlord shall have the right to recapture the Premises or the applicable portion thereof (a "Recapture") by giving written notice (the "Recapture Notice") of such Recapture to Tenant within fifteen (15) Business Days after receipt of Tenant's written request for Landlord's consent to a proposed assignment or subletting. Tenant shall have the right to retract its request for Landlord's consent to assign or sublease once such request has been made provided such retraction is given in writing within ten (10) Business Days after Landlord delivers the Recapture Notice. Such Recapture shall terminate this Lease as to the applicable space effective on the prospective effective date of assignment or subletting, which shall be the last day of a calendar month and shall not be earlier than forty-five (45) Business Days after receipt of Tenant's request hereunder. If less than the entire Premises are recaptured, Landlord and Tenant agree that this Lease shall remain in full force and effect with respect to that remaining area not recaptured by Landlord and Landlord shall cause the remaining space to be re-demised at Landlord's expense. Tenant agrees to surrender that portion of the Premises recaptured by Landlord in accordance with the terms and conditions of this Lease. Notwithstanding the first sentence of this subparagraph, Landlord shall have no right to Recapture the Premises or applicable portion thereof if: (a) Tenant's proposed assignment or sublet is to an Affiliate, wholly-owned subsidiary or successor entity, or
(b) Tenant's proposed assignment or sublet together with any previous assignments and sublets encompass, in the aggregate, net rentable area equal to less than fifty percent (50%) of the total net rentable area of the Premises.

         4.17 Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations under this Lease and in any and all of the Land or Building. If Landlord sells or transfers any or all of the Building, including the Premises, Landlord and Landlord's Agents shall, upon consummation of such sale or transfer, be released automatically from any liability relating to obligations or covenants under this Lease to be performed or observed after the date of such transfer, and in such event, Tenant agrees to look solely to Landlord's successor-in-interest with respect to such liability; provided that, as to the Security Deposit and Prepaid Rent, Landlord shall not be released from liability therefor unless Landlord has delivered (by direct transfer or credit against the purchase price) the Security Deposit or Prepaid Rent to its successor-in-interest.

         4.18 Estoppel Certificates and Financial Statements. Tenant shall, from time to time, upon the written request of Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement stating (a) the date this Lease was executed and the date it expires; (b) the date Tenant entered into occupancy of the Phases of the Premises; (c) the amount of monthly Base Rent and Additional Rent and the date to which such Base Rent and Additional Rent have been paid; and (d) certifying that (1) this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date of the agreement so affecting this Lease); (2) Landlord is not in breach of this Lease (or, if so, a description of each such breach) and that no event, omission or condition has occurred which would result, with the giving of notice or the passage of time, in a breach of this Lease by Landlord; (3) this Lease, together with any specifically identified agreements, represents the entire agreement between the parties with respect to the Premises; (4) all required contributions by Landlord to Tenant on account of Tenant Improvements have been received (or a statement as to what further contributions are claimed as due); (5) on the date of execution, there exist no defenses or offsets which the Tenant has against the enforcement of this Lease by the Landlord (or a specific statement as to what, if any, such defenses or offsets may be); (6) no Base Rent, Additional Rent or other sums payable under this Lease have been paid in advance except for Base Rent and Additional Rent for the then current month; (7) no security has been deposited with Landlord (or, if so, the amount of such security); (8) it is intended that any Tenant's statement may be relied upon by a prospective purchaser or mortgagee of Landlord's interest or an assignee of any such mortgagee; and (9) such other information as may be reasonably requested by Landlord. If Tenant fails to respond within five (5) Business Days of its receipt of a written request by Landlord ;is provided in this section, such shall be a breach of this Lease and Tenant shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser, mortgagee or assignee. In addition, Tenant shall, from time to time, upon the written request of Landlord, deliver to or cause to be delivered to Landlord or its designee then current financial statements (including a statement of operations and balance sheet) certified as accurate by a certified public accountant and prepared in conformance with generally accepted accounting principles for (i) Tenant, (ii) any entity which owns a controlling interest in Tenant, (iii) any entity the controlling interest of which is owned by Tenant,
(iv) any successor entity to Tenant by merger or operation of law, and (v) any guarantor of this Lease provided, however, that such information need not be supplied by Tenant to the extent that it is readily available to the public in an equally credible form on the Internet or otherwise (e.g. Form 10-Q filed with the Securities and Exchange Commission).

         4.19 Modification for Lenders. If, in connection with obtaining construction, interim or permanent financing for the Building or Land, Landlord's lender, if any, shall request reasonable modifications to this Lease as a condition to such financing, Tenant will not unreasonably withhold or delay its consent to such modifications; provided that, such modifications do not increase the obligations of Tenant under this Lease or materially adversely affect Tenant's rights under this Lease.

         4.20     Hazardous Substances.

         4.20.1 Tenant agrees that neither Tenant nor any of Tenant's Agents will store, place, generate, manufacture, refine, handle, or locate on, in, under or around the Land or Building any Hazardous Substance, except for storage, handling and use of reasonable quantities and types of cleaning fluids and office supplies in the Premises in the ordinary course and the prudent conduct of Tenant's business in the Premises, provided that, (a) the storage, handling and use of such permitted Hazardous Substances must at all times conform to all Governmental Requirements and to applicable fire, safety and insurance requirements; (b) the types and quantities of permitted Hazardous Substances which are stored in the Premises must be reasonable and appropriate to the nature and size of Tenant's operation in the Premises and reasonable and appropriate for a first-class building of the same or similar use and in the same market area as the Building; (c) no Hazardous Substance shall be spilled or disposed of on, in, under or around the Land or Building or otherwise discharged from the Premises or any area adjacent to the Land or Building; and
(d) in no event will Tenant be permitted to store, handle or use on, in, under or around the Premises any Hazardous Substance which will increase the rate of fire or extended coverage insurance on the Land or Building, unless: (1) such Hazardous Substance and the expected rate increase have been specifically disclosed in writing to Landlord, (2) Tenant has agreed in writing to pay any rate increase related to each such Hazardous Substance; and (3) Landlord has approved in writing each such Hazardous Substance, which approval shall be subject to Landlord's discretion.

         4.20.2 Tenant shall indemnify, defend and hold harmless Landlord and Landlord's Agents from and against any and all Claims arising out of any breach of any provision of this Section 4.20, which expenses shall also include laboratory testing fees, personal injury claims, clean-up costs and environmental consultants' fees. Tenant agrees that Landlord may be irreparably harmed by Tenant's breach of this section and that a specific performance action may appropriately be brought by Landlord; provided that, Landlord's election to bring or not bring any such specific performance action shall in no way limit, waive, impair or hinder Landlord's other remedies against Tenant.

         4.20.3 As of the execution date of this Lease, Tenant represents and warrants to Landlord that, except as otherwise disclosed by Tenant to Landlord, Tenant has no intent to bring any Hazardous Substances on, in or under the Premises except for the type and quantities authorized in the first paragraph of the section captioned "Hazardous Substances."

         4.20.4 Landlord represents that to its actual knowledge as of the date of this Lease, the Premises, the Building, and the Land (collectively, the "Property") do not contain asbestos or any other Hazardous Substance in violation of any Governmental

Requirement and that no Hazardous Substances have been or shall be used in the construction or development of the Property in violation of any Governmental Requirement, nor will such use of any such materials knowingly be permitted by Landlord. In the event Landlord is advised, or it shall come to Landlord's attention, that Hazardous Substances exist in the Premises, if mandated by any Governmental Requirement, Landlord shall, at its expense, but subject to any rights it may have (and any restrictions on such rights) to pass such costs on to tenants, take all reasonable steps necessary to promptly remove, or cause to be removed or remediated all such Hazardous Substances, and in doing so, Landlord shall use its reasonable efforts not to materially interfere with the conduct of Tenant's business; provided, however, that if such substances were introduced or brought in, on or about the Property by Tenant, its employees, agents, subcontractors, subtenants or invitees, at Landlord's election, the removal of such substances from the Property shall be performed by Tenant, at Tenant's expense, and in such manner as not to interfere with the operation of the Building or the business of any other tenant in the Building. In the event that Landlord elects to remove any Hazardous Substances from the Property that Tenant, its employees, agents, subcontractors, subtenants or invitees have introduced or otherwise brought in, on or about the Property, such removal shall be at Tenant's expense as provided in Section 4.20.2.

         4.21     Access Laws.

         4.21.1 Tenant agrees to notify Landlord immediately if Tenant receives notification or otherwise becomes aware of: (a) any condition or situation on, in, under or around the Land or Building which may constitute a violation of any Access Laws or (b) any threatened or actual lien, action or notice that the Land or Building is not in compliance with any Access Laws. If Tenant is responsible for such condition, situation, lien, action or notice under this section, Tenant's notice to Landlord shall include a statement as to the actions Tenant proposes to take in response to such condition, situation, lien, action or notice.

         4.21.2 Tenant shall not alter or permit any assignee or subtenant or any other person to alter the Premises in any manner which would violate any Access Laws or increase Landlord's responsibilities for compliance with Access Laws, without the prior approval of the Landlord. In connection with any such approval, Landlord may require a certificate of compliance with Access Laws from an architect, engineer or other person acceptable to Landlord. Tenant agrees to pay the reasonable fees incurred by such architect, engineer or other third party in connection with the issuance of such certificate of compliance. Landlord's consent to any proposed Tenant Alteration shall: (a) not relieve Tenant of its obligations or indemnities contained in this section or this Lease or (b) be construed as a warranty that such proposed alteration complies with any Access Law.

         4.21.3 After the Commencement Date, Tenant shall be solely responsible for all costs and expenses relating to or incurred in connection with: (a) failure of the Premises to comply with the Access Laws; and (b) bringing the Building and the Common Areas within the Building into compliance with Access Laws, if and to the extent such noncompliance arises out of or relates to, (1) Tenant's use of the Premises, including the hiring of employees; (2) any Tenant Alterations to the Premises; or (3) any Tenant Improvements constructed in the Premises at the request of Tenant, regardless of whether such improvements are constructed prior to or after the each of the respective Commencement Dates.

         4.21.4 After the Commencement Date, Landlord shall be responsible for all costs and expenses relating to or incurred in connection with bringing into compliance with Access Laws Common Areas outside the Building (such as the parking area, sidewalks, entrance drives and loading docks), unless such costs and expenses are Tenant's responsibility as provided in the preceding subparagraph. Any costs so incurred by Landlord shall be amortized over the useful economic life of such improvements (not to exceed 10 years) using an amortization rate of 12% per year and shall be an Operating Cost for purposes of this Lease.

         4.21.5 Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord's Agents from and against any and all Claims arising out of or relating to any failure of Tenant or Tenant's Agents to comply with Tenant's obligations under this section.

         4.21.6 The provisions of this section shall supersede any other provisions in this Lease regarding Access Laws, to the extent inconsistent with the provisions of any other sections.

         4.22 Quiet Enjoyment. Landlord covenants that Tenant, upon paying Base Rent, Additional Rent and all other sums payable under this Lease and performing all covenants and conditions required of Tenant under this Lease shall and may peacefully have, hold and enjoy the Premises without hindrance or molestation by Landlord subject to the provisions of this Lease.

         4.23     Signs.

         4.23.1 No sign, advertisement or notice shall be inscribed, painted, affixed or displayed on any part of the outside or the inside of the Building, or the Premises except (i) the directories and signs on the office doors, and then only in such places, numbers, sizes, colors and styles as are approved by Landlord and which conform to all applicable laws and ordinances and to Landlord's standards for permitted signs and (ii) the exterior fagade sign described below. Any and all permitted signs shall be installed and maintained by Landlord, at Tenant's sole expense. In addition, Tenant shall not install any interior graphics of any nature that would be visible from the exterior of the Demised Premises without the prior written consent of Landlord. Notwithstanding the foregoing, Landlord shall provide Tenant with a building-standard suite- entry sign and a listing strip on the directory board in the main lobby of the Building identifying Tenant and Tenant's suite number. If any sign is exhibited without Landlord's approval,

Landlord shall have the right to remove it and Tenant shall be responsible for all expenses incurred by Landlord for such removal, which charges shall be, treated as Additional Rent.

         4.23.2 Notwithstanding the provisions of subparagraph 4.23.1, Tenant, at Tenant's sole cost and expense, shall have the right to install an exterior facade sign on the Building provided that the exact size, content, appearance and location of the sign shall be subject to Landlord's prior written reasonable approval and provided further that (i) the size, color and style of the facade sign complies with all covenants encumbering the Land and all applicable laws and ordinances, (ii) Tenant obtains all necessary permits for the installation of the sign, (iii) Landlord approves, in Landlord's sole discretion, the manner and method that the sign shall be affixed to the Building, (iv) the sign shall be affixed by a contractor approved by Landlord, and (v) Tenant continues to occupy a minimum of 50% of the Rentable Space of the Building. If at any time the Tenant fails to occupy a minimum of 50% of the Rentable Space of the Building or upon Lease termination, Tenant shall remove the facade sign, with a contractor approved by Landlord, and shall repair the portion of the Building affected thereby to the condition such portion of the Building was in at the time the fagade sign was installed.

         The sign shall be installed at Tenant's costs and expense, however, Landlord shall reimburse Tenant for up to $3,500 with respect to expenses incurred in the design, manufacture and installation of such sign. Shall amount shall be paid to Tenant within 30 days after receipt by Landlord of paid vouchers and releases of liens with respect to the sign. Tenant shall indemnify and hold Landlord and Landlord's Agents harmless from and against any cost, damage, claim, liability or expense (including reasonable attorney's fees) incurred by or claimed against Landlord and its Agents, directly or indirectly, as a result of or in any way arising from the installation and maintenance of the facade sign. Tenant shall obtain property insurance coverage for such facade sign and such sign shall be included in Tenant's comprehensive liability insurance required in this Lease.

         4.23.3 If Tenant is the sole occupant of the Building, the Building shall be named in a manner that is mutually agreeable to Landlord and Tenant. In such event, Landlord shall use such name in press releases and other public advertisements with regard to the Building. If at any time Tenant is no longer the sole occupant of the Building, Landlord may rename the Building from time to time in any manner at its sole discretion.

         4.24 Subordination. Tenant subordinates this Lease and all rights of Tenant under this Lease to any mortgage, deed of trust, ground lease or vendor's lien, or similar instrument which may from time to time be placed upon the Premises (and all renewals, modifications, replacements and extensions of such encumbrances), and each such mortgage, deed of trust, ground lease or lien or other instrument shall be superior to and prior to this Lease; provided that, Landlord provides Tenant with a commercially reasonable nondisturbance agreement on the standard form of the applicable lender or ground lessor. Notwithstanding the foregoing, the holder or beneficiary of such mortgage, deed of trust, ground lease, vendor's lien or similar instrument shall have the right to subordinate or cause to be subordinated any such mortgage, deed of trust, ground lease, vendor's lien or similar instrument to this Lease. At the request of Landlord, the holder of such mortgage or deed of trust or any ground lessor, Tenant shall execute, acknowledge and deliver promptly in recordable form any instrument or subordination agreement that Landlord or such holder may request, provided, however, such instrument shall include a nondisturbance provision on the standard form of the applicable Lender or ground lessor. Tenant further covenants and agrees that if the lender or ground lessor acquires the Premises as a purchaser at any foreclosure sale or otherwise, Tenant shall recognize and attorn to such party as landlord under this Lease, and shall make all payments required hereunder to such new landlord without deduction or set-off and, upon the request of such purchaser or other successor, execute, deliver and acknowledge documents confirming such attornment. Tenant waives the provisions of any law or regulation, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure or termination or other proceeding is prosecuted or completed.

         4.25 Workers Compensation Immunity. If and to the extent that Tenant is obligated to indemnify, defend or hold harmless Landlord or Landlord's Agents from any Claims arising from its use of the Premises or any act or failure to act by Tenant or Tenant's Agents or otherwise, Tenant expressly waives, to and in favor of Landlord and Landlord's Agents, its statutory workers compensation act employers immunity relative to any injury to an employee or employees of Tenant.

         4.26 Brokers. Tenant shall indemnify, defend and hold harmless Landlord, TCMI, TCMD and McShea from and against any and all Claims (including, without limitation, any Claims for or related to a leasing commission, brokerage fee, compensation or other payment) asserted against any one or more of Tenant, Landlord, TCMI, TCMD or McShea by any real estate broker, finder, intermediary or other person or entity (a) who claims (without regard to the truth or validity of such claim) to act or have acted for or on behalf of Tenant, Intermedia Communications, Inc., or any entity controlling, controlled by or under common control with either Tenant or Intermedia Communications, Inc.; (b) who claims (without regard to the truth or validity of such claim) to be or have been a broker, finder, intermediary, contractor, agent or representative of or for Tenant, Intermedia Communications, Inc. or any entity controlling, controlled by or under common control with either Tenant or Intermedia Communications, Inc.; or (c) who secured, presented, or delivered a proposal or a request for proposal naming or identifying Tenant, with or without Tenant's approval or authority, as a proposed tenant of all or any portion of the Building. Any and all of the Claims described in clauses (a),
(b) and (c) of the preceding sentence are individually and collectively referred to as a "Tenant Indemnified Claim". Landlord shall indemnify, defend and hold harmless Tenant from and against any and all Claims asserted against

Tenant by TCMI, TCMD, McShea or any other real estate broker, finder or intermediary relating solely to the representation of Landlord in connection with this Lease. Notwithstanding the foregoing, Landlord's obligation to indemnify, defend or hold harmless Tenant as set forth in the preceding sentence shall not extend to any Tenant Indemnified Claim. In all matters involving a Tenant Indemnified Claim, Tenant shall select the counsel of its choice to represent Tenant, Landlord, TCMI, TCMD and McShea subject to Landlord's consent which will not be unreasonably withheld or delayed, provided that, if Landlord in its good faith discretion is dissatisfied at any time for any reason with Tenant's selected counsel or such counsel's representation of Landlord, TCMI, TCMD, or McShea, Landlord shall be entitled to retain independent counsel of its choice to defend any or all of Landlord, TCMI, TCMD or McShea in such matter and the reasonable cost thereof (including, attorneys' fees and costs at trial and on appeal) shall be paid by Tenant to Landlord promptly upon demand by Landlord for such payment. No Tenant Indemnified Claim may be settled or resolved without the consent of both Landlord and Tenant; provided that, if there is a full and complete release of Landlord, TCMI, TCMD and McShea from any and all obligations, liabilities and responsibilities to the claimant and if any suit is pending in connection with any Tenant Indemnified Claim, a dismissal of that suit against all such parties with prejudice, Tenant may settle such Claim without the consent of Landlord. Landlord has agreed to pay TCMD a fee pursuant to a certain Maryland 95 Corporate Center Development Services Agreement between Landlord and TCMD dated in December 1998, which Agreement may be modified on or about the date hereof by a separate Commission Agreement between Landlord, TCMI, TCMD and McShea.

         4.27     Exculpation and Limitation of Liability.

         4.27.1 Landlord has executed this Lease by its trustee signing solely in a representative capacity. Notwithstanding anything contained in this Lease to the contrary, Tenant confirms that the covenants of Landlord are made and intended, not as personal covenants of the trustee, or for the purpose of binding the trustee personally, but solely in the exercise of the representative powers conferred upon the trustee by its principal.

         4.27.2 Liability with respect to the entry and performance of this Lease by or on behalf of Landlord, however it may arise, shall be asserted and enforced only against the lesser of (i) Landlord's estate and equity interest in the Building or (ii) the equity interest that Landlord would have in and to the Building if the Building were encumbered by debt in an amount equal to eighty percent (80%) of the value of the Building.

         4.27.3 Neither Landlord nor any of Landlord's Agents shall have any personal liability in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant's use of the Premises. Further, in no event whatsoever arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant's use of the Premises. Any and all personal liability, if nay, beyond that which may be asserted under this section, is expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

         4.28     Intentionally omitted.

         4.29     Mechanic's Liens and Tenant's Personal Property Taxes.

         4.29.1 Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord or Tenant in the Premises or to charge the rentals payable under this Lease for any Claims in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant shall pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises and Tenant shall indemnify, defend and hold harmless Landlord from any and all Claims arising out of any such asserted Claims. Tenant agrees to give Landlord immediate written notice of any such Claim.

         4.29.2 Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Premises. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord's property and Landlord elects to pay them or if the assessed value of Landlord's property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, Tenant shall reimburse Landlord for the sums so paid by Landlord, upon demand by Landlord.

         4.30 Landlord's Security Interest. Without prejudice to any other rights granted in this Lease which are available to Landlord upon the occurrence of an Event of Default, Landlord waives its statutory right to bring an action of distress for rent.

         4.31 Recording. Tenant agrees not to record this Lease or any memorandum thereof among the relevant land records or any other recording office except and unless specifically requested by Landlord.

         4.32     Cabling/Connectivity Rights.

         4.32.1 Subject to the provisions of this Lease, Tenant shall have the nonexclusive right to run cabling through the Building core and raceways at those points designated by Landlord for telecommunication conduits and, subject to Landlord's approval, construct new conduits, install cables, equipment and other related telecommunications facilities for the Premises. In addition, Tenant shall have the nonexclusive right to access the fiber optic conduit installed by Landlord from the Building to Sweitzer Lane. Tenant shall also have the nonexclusive right to access and utilize the Building's vertical ground risers and main electric service ground subject to

Landlord's consent which will not be unreasonably withheld. All cost associated with the installation, use and connection to the conduit shall be borne solely by the Tenant.

         4.32.2 Within ninety (90) days prior to the expiration of this Lease, Landlord may elect by written notice to Tenant to either:

                  (i) retain any or all wiring, cables, risers or similar installations appurtenant thereto installed by Tenant in the Building's core, raceways and risers ("Wiring")

                  (ii) remove any and all such Wiring and restore the Premises and the conduits to their condition existing prior to the installation of the Wiring ("Wire Restoration Work"), which work shall be done at Tenant's sole cost and expense; or

                  (iii) require Tenant to perform such Wire Restoration Work at Tenant's sole cost and expenses.

         In the event this Lease should terminate prior to the expiration date for any reason, Landlord may make the election permitted pursuant to foregoing section within thirty (30) days after such termination and shall deliver written notice to Tenant of such election within that time.

         4.32.3 In the event Landlord elects to retain the Wiring as provided above, Tenant covenants that Tenant shall be the sole owner of such Wiring, Tenant shall have the right to surrender such Wiring and the Wiring shall be free of all liens and encumbrances and all Wiring shall be left in good condition and working order; to the extent reasonably possible, properly labeled at each end and in each telecommunication junction box or electrical closet and in safe condition.

         4.32.4 The provisions of this Section shall survive the expiration or sooner termination of this Lease.

         4.33 Backup Generator. Subject to the provisions of this Lease, including without limit, Subsections 2.6.3, Tenant shall have the right to install and operate an emergency electrical generator and related equipment including, without limit, transfer switches, panels and wiring (collectively, the "Generator").

         4.33.1 The Generator shall be placed in a location in the Building or on the Land to be designated by Tenant, and approved by Landlord in its reasonable discretion. The amount of space to be occupied by the Generator shall not exceed 542 square feet. The area in which the Generator is located shall be subject to all of the provisions of the Lease as if it were located within the Premises.

         4.33.2 Tenant may install, maintain and use the Generator only if the Premises are occupied by Tenant or an approved subtenant or assignee. The Generator shall be used only solely for the business of Tenant in the event the primary electrical service to the Premises is interrupted and shall not be used for the benefit of any other subtenant, licensee, assignee or other occupant of the Building without Landlord's consent, which consent shall not be unreasonably withheld, conditioned or delayed.

         4.33.3 Tenant's right to install or modify the Generator is conditioned upon Landlord's prior written approval of any equipment to be installed which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall provide Landlord a written description of such equipment, including make, model, size and capacity. Any changes in the equipment shall be subject to Landlord's prior approval which approval shall not be unreasonably withheld, conditioned or delayed.

         4.33.4 Tenant will allow Landlord's designee to be present (at Tenant's expense) during the installation of the Generator. Tenant will not make any repairs or alterations to the Generator without obtaining Landlord's prior written consent (not to be unreasonably withheld, conditioned or delayed) and Landlord shall have the right to disapprove any installation or alteration or require Tenant to remove the Generator in the event such installation or alteration may void or adversely affect any warranty affecting the Building's systems including, without limit, the roof.

         4.33.5 Tenant at its sole expense shall comply with all Governmental Requirements and the requirements of Landlord's insurer with respect to the installation, repair, maintenance or operation of the Generator including all ancillary equipment. Tenant shall at its expense obtain all permits, variances and licenses required by Governmental Requirements relating to the Generator and shall deliver copies to Landlord.

         4.33.6 Tenant's use of the area in which the Generator is located, if such site is not within the Premises, shall be nonexclusive and Landlord may allow others to use such area. Landlord shall have the right, but not the obligation, to enter the area where the Generator is located at any time in the event of an emergency and at all other reasonable times upon reasonable notice for the purpose of inspecting the Generator, making repairs or exhibiting the Building.

         4.33.7 Landlord may from time to time require Tenant to relocate the Generator to another site to be determined by Landlord in its sole but reasonable discretion. In such event, Tenant's means of access to the Generator and related cabling will be relocated at Landlord's expense in a manner so as not to unreasonably impair the availability of the Generator as a backup power source. If Landlord elects to relocate the Generator, the costs shall be borne by Landlord unless such relocation is required by Governmental Requirements. In the event Landlord elects to relocate the

Generator, Tenant shall be entitled to at least thirty (30) days written notice, except in an emergency.

         4.33.8 The installation, use and maintenance of the Generator shall not, in Landlord's reasonable judgment, adversely affect the use of the Building's common areas, systems or machinery or of any other space used by Landlord or any other Tenant in the Building.

         4.33.9 Tenant shall maintain the generator and pay the costs of all utilities services required for Tenant's use of the Generator.

         4.33.10 The purchase, installation, repair, maintenance and operation of the Generator will be at Tenant's sole risk, cost and expense. Landlord or Landlord's Agents shall not be liable for any costs or expenses caused in any manner by such purchase, installation, repair, maintenance and operation except to the extent caused by Landlord's gross negligence or willful misconduct. Tenant shall promptly repair at its expense all damage caused by or resulting from the installation, maintenance, repair or operation of the Generator.

         4.33.11 Upon the expiration or earlier termination of this Lease, if Landlord so directs by ten (10) days written notice to Tenant, Tenant shall remove the Generator at its sole expense and shall repair any damage to the Building or the Premises caused by or resulting from such removal.


                        SECTION 5: DEFAULT AND REMEDIES
                        -------------------------------

         5.1      Events of Default.

         5.1.1 The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant ("Event of Default"):

                  (a) vacation or abandonment of all or any portion of the Premises,

                  (b) failure by Tenant to make any payment of Base Rent, Additional Rent or any other sum payable by Tenant under this Lease within five
(5) Business Days after its due date;

                  (c) failure by Tenant to observe or perform any covenant or condition of this Lease, other than the making of payments, where such failure shall continue for a period of ten (10) Business Days after written notice from Landlord provided, however, that if such failure is not reasonably capable of being cured within such period, then the period within which such failure maybe cured shall be extended to a total of forty (40) days provided the Tenant promptly commences and diligently pursues the cure of such failure;

                  (d) (1) the making by Tenant of any general assignment or general arrangement for the benefit of creditors; (2) the filing by or against Tenant of a petition in bankruptcy, including reorganization or arrangement, unless, in the case of a petition filed against Tenant, unless the same is dismissed within twenty (20) Business Days; (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located in the Premises or of Tenant's interest in this Lease; (4) any execution, levy, attachment or other process of law against any property of Tenant or Tenant's interest in this Lease, unless the same is dismissed within twenty (20) Business Days; (5) adjudication that Tenant is bankrupt; (6) the making by Tenant of a transfer in fraud of creditors; or (7) the failure of Tenant to generally pay its debts as they become due; or

                  (e) any information furnished by or on behalf of Tenant to Landlord in connection with the entry of this Lease is determined to have been materially false, misleading or incomplete when made.

         5.1.2 Tenant shall notify Landlord promptly if Tenant becomes aware of any Event of Default or any facts, conditions or events that, with the giving of notice or passage of time or both, would constitute an Event of Default.

         5.1.3 If a petition in bankruptcy is filed by or against Tenant, and if this Lease is treated as an "unexpired lease" under applicable bankruptcy law in such proceeding, then Tenant agrees that Tenant shall not attempt nor cause any trustee to attempt to extend the applicable time period within which this Lease must be assumed or rejected.

         5.2 Remedies. If any Event of Default occurs, Landlord may at any time after such occurrence, with or without notice or demand except as stated in this section, and without limiting Landlord in the exercise of any right or remedy at law which Landlord may have by reason of such Event of Default, exercise the rights and remedies, either singularly or in combination, as are specified or described in the subparagraphs of this section.

         5.2.1 Landlord may terminate this Lease and all rights of Tenant under this Lease either immediately or at some later date by giving Tenant written notice that this Lease is terminated. If Landlord so terminates this Lease, then Landlord may recover from Tenant the sum of:

                  (a) the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have been earned at the time of termination;

                  (b) interest at the Default Rate on the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have been earned at the time of termination, plus

                  (c) the amount by which the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which would have been earned after termination until the time of award exceeds the amount of such rental loss, if any, as Tenant affirmatively proves could have been reasonably avoided and interest on such excess at the Default Rate; plus

                  (d) the amount by which the aggregate of the unpaid Base Rent, Additional Rent and all other sums payable under this Lease for the balance of the Lease Term after the time of award exceeds the amount of such rental loss, if any, as Tenant affirmatively proves could be reasonably avoided, with such difference being discounted to present value at the Prime Rate at the time of award; plus

                  (e) any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease or which, in the ordinary course of things, would be likely to result from such failure, including, leasing commissions, tenant improvement costs, renovation costs and advertising costs; plus

                  (f) all such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

         5.2.2 Landlord shall also have the right, with or without terminating this Lease, to reenter the Premises and remove all persons and property from the Premises. Landlord may cause property so removed from the Premises to be stored in a public warehouse or elsewhere at the expense and for the account of Tenant.

         5.2.3 Landlord shall also have the right, without terminating this Lease, to accelerate and recover from Tenant the sum of all unpaid Base Rent, Additional Rent and all other sums payable under the then remaining term of the Lease, discounting such amount to present value at the Prime Rate.

         5.2.4 If Tenant vacates, abandons or surrenders the Premises without Landlord's consent, or if Landlord re-enters the Premises as provided in subparagraph 5.2.2 or takes possession of the Premises pursuant to legal proceedings or through any notice procedure provided by law, then, if Landlord does not elect to terminate this Lease, Landlord may, from time to time, without terminating this Lease, either: (a) recover all Base Rent, Additional Rent and all other sums payable under this Lease as they become due; or (b) relet the Premises or any part of the Premises on behalf of Tenant for such term or terms, at such rent or rents and pursuant to such other provisions as Landlord, in its sole discretion, may deem advisable, all with the right, at Tenant's cost, to make alterations and repairs to the Premises and recover any deficiency from Tenant as set forth in subparagraph 5.2.6.

         5.2.5 None of the following remedial actions, singly or in combination, shall be construed as an election by Landlord to terminate this Lease unless Landlord has in fact given Tenant written notice that this Lease is terminated: an act by Landlord to maintain or preserve the Premises; any efforts by Landlord to relet the Premises; any repairs or alterations made by Landlord to the Premises, re-entry; repossession or reletting of the Premises by Landlord pursuant to this section; or the appointment of a receiver, upon the initiative of Landlord, to protect Landlord's interest under this Lease. If Landlord takes any of the foregoing remedial action without terminating this Lease, Landlord may nevertheless at any time after taking any such remedial action terminate this Lease by written notice to Tenant.

         5.2.6 If Landlord relets the Premises, Landlord shall apply the revenue from such reletting as follows: first, to the payment of any indebtedness of Tenant to Landlord other than Base Rent, Additional Rent or any other sums payable by Tenant under this Lease; second, to the payment of any cost of reletting (including finders' fees and leasing commissions) as limited in subparagraph 5.2.1(e), third, to the payment of the cost of any alterations, improvements, maintenance and repairs to the Premises, as limited in subparagraph 5.2.1(e); and fourth, to the payment of Base Rent, Additional Rent and other sums due and payable and unpaid under this Lease. Landlord shall hold and apply the residue, if any, to payment of future Base Rent, Additional Rent and other sums payable under this Lease as the same become due, and shall deliver the eventual balance, if any, to Tenant. Should revenue from letting during any month, after application pursuant to the foregoing provisions, be less than the sum of the Base Rent, Additional Rent and other sums payable under this Lease and Landlord's expenditures for the Premises during such month, Tenant shall be obligated to pay such deficiency to Landlord as and when such deficiency arises.

         5.2.7 Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any Base Rent, Additional Rent or other sum payable under this Lease or of any damages accruing to Landlord by reason of the violation of any of the covenants or conditions contained in this Lease.

         5.3 Right to Perform. If Tenant shall fail to pay any sum of money, other than Base Rent or Additional Rent, required to be paid by it under this Lease or shall fail to perform any other act on its part to be performed under this Lease, and such failure shall continue for ten (10) Business Days after notice of such failure by Landlord, or such shorter time if reasonable under the circumstances, Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such other act on Tenant's part to be made or performed as provided in this Lease. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this section as in the case of default by Tenant in the payment of Base Rent.

         5.4 Landlord's Default. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within twenty (20) Business Days after written notice is delivered by Tenant to Landlord and to the holder of any mortgages or deeds of trust (collectively, "Lender") covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying the obligation which Landlord has failed to perform; provided, however, that if the nature of Landlord's obligation is such that more than twenty (20) Business Days are required for performance, then Landlord shall not be in default if Landlord or Lender commences performance within such twenty (20) Business Day period and thereafter diligently prosecutes the same to completion. All obligations of Landlord hereunder shall be construed as covenants, not conditions. In the event of any default, breach or violation of Tenant's rights under this Lease by Landlord, Tenant's exclusive remedy shall be either an action for specific performance or an action for actual damages. Tenant hereby waives the benefit of any laws granting it the right to perform Landlord's obligation, a lien upon the property of Landlord and/or upon Rent due Landlord, or the right to terminate this Lease or withhold Rent on account of any Landlord default.


                      SECTION 6: MISCELLANEOUS PROVISIONS
                      -----------------------------------

         6.1 Notices. Any notice, request, approval, consent or written communication required or permitted to be delivered under this Lease shall be:
(a) in writing; (b) transmitted by personal delivery, express or courier service, United States Postal Service in the manner described below, or electronic means of transmitting written material; and (c) deemed to be delivered on the earlier of the date received or four (4) Business Days after having been deposited in the United States Postal Service, postage prepaid. Such writings shall be addressed to Landlord or Tenant, as the case may be, at the respective designated addresses set forth opposite their signatures, or at such other address(es) as they may, after the execution date of this Lease, specify by written notice delivered in accordance with this section, with copies to the persons at the addresses, if any, designated opposite each party's signature. Those notices which contain a notice of breach or default or a demand for performance may be sent by any of the methods described in clause
(b) above, but if transmitted by personal delivery or electronic means, shall also be sent concurrently by certified or registered mail, return receipt requested.

         6.2 Attorney's Fees and Expenses. In the event either party requires the services of an attorney in connection with enforcing the terms of this Lease, or in the event suit is brought for the recovery of Base Rent, Additional Rent or any other sums payable under this Lease or for the breach of any covenant or condition of this Lease, or for the restitution of the Premises to Landlord or the eviction of Tenant during the Lease Term or after the expiration or earlier termination of this Lease, the non-breaching party shall be entitled to a reasonable sum for attorney's and paralegal's fees, expenses and court costs, including those relating to any appeal.

         6.3 No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of an amount less than the Base Rent or Additional Rent or any other sum due and payable under this Lease shall be deemed to be other than a payment on account of the Base Rent, Additional Rent or other such sum, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, nor preclude Landlord's right to recover the balance of any amount payable or Landlord's right to pursue any other remedy provided in this Lease or at law.

         6.4 Successors, Joint and Several Liability. Except as provided in the section captioned "Exculpation and Limitation of Liability" and subject to the section captioned "Assignment and Subletting by Landlord", all of the covenants and conditions contained in this Lease shall apply to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns. In the event that more than one person, partnership, company, corporation or other entity is included in the term "Tenant", then each such person, partnership, company, corporation or other entity shall be jointly and severally liable for all obligations of Tenant under this Lease.

         6.5 Choice of Law. This Lease shall be construed and governed by the laws of the state in which the Land is located. Tenant consents to Landlord's choice of venue for any legal proceeding brought by Landlord or Tenant to enforce the terms of this Lease.

         6.6 No Waiver of Remedies. The waiver by Landlord of any covenant or condition contained in this Lease shall not be deemed to be a waiver of any subsequent breach of such covenant or condition nor shall any custom or practice which may develop between the parties in the administration of this Lease be construed to waive or lessen the rights of Landlord to insist on the strict performance by Tenant of all of the covenants and conditions of this Lease. No act or thing done by Landlord or Landlord's Agents during the Lease Term shall be deemed an acceptance or a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless made in writing and signed by Landlord. The mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy it might have, either under this Lease or at law, nor shall the waiver of or redress for any violation of any covenant or condition in this Lease or in any of the rules or regulations attached to this Lease or later adopted by Landlord, prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Base Rent, Additional Rent or any other sum payable under this Lease with knowledge of a breach of any covenant or condition in this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the rules and regulations attached to this Lease or later adopted, against Tenant or any other tenant in the Building, shall not be deemed a waiver. Any waiver by Landlord must be in writing and signed by Landlord to be effective.

         6.7 Offer to Lease. The submission of this Lease to Tenant or its broker or other agent does not constitute an offer to Tenant to lease the Premises. This Lease shall have no force or effect until: (a) it is executed and delivered by Tenant to Landlord; and (b ) it is executed and delivered by Landlord to Tenant.

         6.8 Force Majeure. In the event that Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act or obligation required under this Lease (except, with respect to Tenant, its obligations to pay any sums due to Landlord) by reason of acts of God, strikes, lockouts, labor troubles or disputes, inability to procure or shortage of materials or labor, failure of power or utilities, delay in transportation, fire, vandalism, accident, flood, severe weather, other casualty, Governmental Requirements (including mandated changes in the Plans and Specifications or the Tenant Improvements resulting from changes in pertinent Governmental Requirements or interpretations thereof), delay in obtaining insurance reimbursements (provided that Landlord uses commercially reasonable efforts to diligently pursue such reimbursements), riot, insurrection, civil commotion, sabotage, explosion, war, natural or local emergency, acts or omissions of others, including Tenant or Landlord (as applicable), or other reasons of a similar or dissimilar nature not solely the fault of, or under the exclusive control of, Landlord (or Tenant, as applicable), then performance of such act or obligation (except, with respect to Tenant, its obligations to pay any sums due to Landlord) shall be excused for the period of the delay and the period for the performance of any such act or obligation shall be extended for the period equivalent to the period of such delay. Notwithstanding the foregoing provisions of this Section 6.8, in no event will an event of Force Majeure extend the time within which Tenant must complete its construction obligations under Exhibit C of this Lease unless otherwise specifically provided in Exhibit C.

         6.9 Landlord's Consent. Unless otherwise provided in this Lease, whenever Landlord's consent, approval or other action is required under the terms of this Lease, such consent, approval or action shall be subject to Landlord's judgment or discretion exercised in good faith and shall be delivered in writing.

         6.10 Severability; Captions. If any clause or provision of this Lease is determined to be illegal, invalid, or unenforceable under present or future laws, the remainder of this Lease shall not be affected by such determination, and in lieu of each clause or provision that is determined to be illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable. Headings or captions in this Lease are added as a matter of convenience only and in no way define, limit or otherwise affect the construction or interpretation of this Lease.

         6.11 Interpretation. Whenever a provision of this Lease uses the term (a) "include" or "including", that term shall not be limiting but shall be construed as illustrative, (b) "covenant", that term shall include any covenant, agreement, term or provision, (c) "at law", that term shall mean at law or in equity, or both, and
(d) "day", that uncapitalized word shall mean a calendar day. This Lease shall be given a fair and reasonable interpretation of the words contained in it without any weight being given to whether a provision was drafted by one party or its counsel.

         6.12 Incorporation of Prior Agreement; Amendments. This Lease contains all of the agreements of the parties to this Lease with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties to this Lease or their respective successors in interest.

         6.13 Authority. If Tenant is a partnership, company, corporation or other entity, each individual executing this Lease on behalf of Tenant represents and warrants to Landlord that he or she is duly authorized to so execute and deliver this Lease and that all partnership, company, corporation or other entity actions and consents required for execution of this Lease have been given, granted or obtained. If Tenant is a partnership, company, corporation or other business organization, it shall, within ten (10) Business Days after demand by Landlord, deliver to Landlord satisfactory evidence of the due authorization of this Lease and the authority of the person executing this Lease on its behalf.

         6.14 Time of Essence. Time is of the essence with respect to the performance of every covenant and condition of this Lease.

         6.15 Survival of Obligations. Notwithstanding anything contained in this Lease to the contrary or the expiration or earlier termination of this Lease, any and all obligations of either party accruing prior to the expiration or termination of this Lease shall survive the expiration or earlier termination of this Lease, and either party shall promptly perform all such obligations whether or not this Lease has expired or terminated. Such obligations shall include any and all indemnity obligations set forth in this Lease.

         6.16 Consent to Service. Tenant irrevocably consents to the service of process of any action or proceeding at the address of the Premises or to such other address as Tenant may in writing designate to Landlord. Nothing in this section shall affect the right to serve process in any other manner permitted by law.

         6.17 Landlord's Authorized Agents. Notwithstanding anything contained in the Lease to the contrary, including without limitation, the definition of Landlord's Agents, only officers of Riggs Bank N.A., are authorized to amend, renew or terminate this Lease, or to compromise any of Landlord's claims under this Lease or to bind Landlord in any manner. Without limiting the effect of the previous sentence, no property manager or broker shall be considered an authorized agent of Landlord to amend, renew or terminate this Lease or to compromise any of Landlord's claims under this Lease or to bind Landlord in any manner.

         6.18 Waiver of Jury Trial. LANDLORD AND TENANT AGREE TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR RELATING IN ANY WAY TO THIS LEASE.

         6.19     Option to Extend Term.

         6.19.1   Extension Option: Tenant shall have and is hereby granted two
(2) options (the "Extension Options") to extend the Lease Term for two (2) periods of five (5) additional Lease Years each (the "Extension Periods") provided (i) Tenant gives written notice to Landlord of its election to exercise the Extension Option no later than sixteen (16) months prior to the Termination Date of the initial Lease Term or the first Extension Option, as applicable, (ii) as of the exercise of the Extension Option no uncured Event of Default exists and no condition shall then exist, which is an Event of Default or which after notice and/or the passage of time would constitute an Event of Default if not cured within the applicable period and no monetary default shall arise subsequent to the exercise of the Extension Option, and (iii) Tenant elects to extend the Lease Term for no less than three (3) full floors of the Building.

         6.19.2 Terms of Extension: All terms and conditions of this Lease, shall remain in full force and effect during the Extension Period, except that the Base Rent and Additional Rent payable during the Extension Period shall be the then Current Market Rental Rate as of the commencement of the Extension Period, as such rate is defined pursuant to this section, provided that such amount as so calculated shall not be less than the Base Rent and Additional Rent for the Premises which is in effect for the calendar month immediately prior to the commencement of the Extension Period.

         6.19.3   Current Market Rental Rate:

                  (a) The "Current Market Rental Rate" for purposes of this section shall mean the current market rent as of the relevant date for a renewing tenant with space in excess of twenty-five thousand (25,000) square feet in comparable class A buildings of the same quality, size and level of finish within a ten (10) mile radius of the Building, taking into account all relevant factors including, without limit, the size of the Tenant's space; the term of the Lease; types and amounts of escalations and rent steps; base year and passthrough of real estate taxes and operating expenses; the building's age, condition and use and giving consideration to any free rent periods, retrofit allowances or other concessions.

                  (b) Within ten (10) days after receipt of Tenant's notice of its election to exercise the Extension Option, Landlord shall provide Tenant with Landlord's good faith determination of the Current Market Rental Rate ("Landlord's Extension Rent Notice"). In the event Tenant agrees with Landlord's determination of such Rate, Tenant shall so notify Landlord within fifteen (1 5) days after Tenant's receipt of

Landlord's Extension Rent Notice and the parties shall be bound by the Landlord's determination of such Rate.

                  (c) In the event Tenant does not agree with Landlord's determination of the Current Market Rental Rate within the fifteen (15) day period provided in this section, the relevant Current Market Rental Rate shall be determined by a board of three (3) licensed real estate brokers, one of whom shall be named by Landlord, one by Tenant, and the third selected by the two so appointed. Each member of the board of brokers shall be licensed in Maryland as a real estate broker, specializing in the field of commercial office leasing in the Prince George's County, having no less than ten (10) years' experience in such field, and recognized as ethical and reputable within the field. Landlord and Tenant shall each make their appointments within five (5) days after the expiration of the fifteen (15) day period and shall notify the other of their choices within such time. If either party fails to select a broker within such time, the broker selected by the other party shall establish the Current Market Rental Rate. The two brokers selected by Landlord and Tenant shall promptly select a third broker within ten (10) days after they both have been appointed. If the brokers selected by the parties fail to select a third broker within such time, the parties may select such third broker or either party may request such appointment be made by the American Arbitration Association ("AAA") pursuant to its Commercial Arbitration Rules. Within fifteen (15) days after the third broker is selected, each broker shall submit to the parties in writing his or her determination of the Current Market Rental Rate. The Current Market Rental Rate shall be the average of the two (2) closest rental rate determinations and the parties shall be bound by such decision. Landlord and Tenant shall each pay the fee of the broker selected by it, and shall equally share the payment of the fee of the third broker and, if applicable, the AAA.

         6.19.4   Lease Addendum:

                  (a) Within twenty (20) days following the date that the Base Rent and Additional Rent is established for the Extension Period, Landlord and Tenant shall execute an Addendum to this Lease reflecting the extension and the new Base Rent and Additional Rent. Failure of the parties to execute such Addendum shall not affect the commencement of the Extension Term or Tenant's obligation to pay Rent during that term at the rate established pursuant to this section.

                  (b) In the event the final determination of the Current Market Rental Rate shall not be made on or before the first day of the Extension Period in accordance with the provisions of this Section, pending such final determination, Tenant shall continue to pay, as the Base Rent and Additional Rent the same Base Rent and Additional Rent then payable by Tenant on the Termination Date of the original Term. If, based upon the final determination of the brokers or the agreement of the parties, such payments made by Tenant on account of Base Rent and Additional Rent for such portion of the Extension Period differ from the Base Rent and Additional

Rent which should have been paid by Tenant during that portion of the Extension Period, the parties shall promptly adjust such amount by a cash payment.

         6.20 First Right of Offer. Provided no uncured Event of Default then exists under this Lease, Tenant shall have a first right of offer on the leasing of all of any building that Landlord may construct on that certain parcel of land currently owned by The Washington Suburban Sanitary Commission ("WSSC") and located on Sweitzer Lane just north of the Building (the "WSSC Site"), provided that Landlord shall acquire the same. Landlord shall notify Tenant at such time as Landlord elects to lease space in any building constructed by Landlord on the WSSC Site. Tenant shall have ten (10) Business Days of receipt of such notice to exercise its right to lease such space at the then Current Market Rental Rate as determined pursuant to the section captioned "Current Market Rental Rate" and otherwise on all the terms and conditions of this Lease and an additional fifteen (15) calendar days within which to execute such lease. If Tenant does not exercise this First Right of Offer or execute such Lease within such times, this First Right of Offer shall terminate.

         6.21 Termination Option. Tenant shall have and is hereby granted a one time right to terminate this Lease to be effective at the end of the eighty-fourth (84th) month after the Phase II Commencement Date (the "Termination Option Date"), provided (i) Tenant gives written notice to Landlord of its election to terminate this Lease no later than fourteen (14) months prior to the Termination Option Date (the "Termination Option Notice"),
(ii) as of the receipt by Landlord of the Termination Option Notice no uncured Event of Default exists and no condition shall then exist, which is an Event of Default or which after notice and/or the passage of time would constitute an Event of Default if not cured within the applicable period and no monetary default shall arise subsequent thereto, (iii) Tenant delivers to Landlord the Lease Termination Fee with the delivery of the Termination Option Notice, and
(iv) Tenant has not subleased more than thirty thousand (30,000) square feet of rentable space.

         IN WITNESS WHEREOF, this Lease has been executed the day and year first above set forth.


         Designated Address for Landlord:    LANDLORD:
         -------------------------------     --------

         c/o Riggs Trust Group               RIGGS & COMPANY, a division of
         Attn: Patrick Mayberry              Riggs Bank N.A., as Trustee of the
         808 17th Street, N.W.               Multi-Employer property Trust, a
         Washington, DC 20006                trust organized under 12 C.F.R.
         Facsimile: 202-835-6887             Section 9.18


                                             By: /s/ S. Kay Chase
                                                 -----------------------------
                                             Name:   S. Kay Chase
                                                  ----------------------------
                                             Its:    Managing Director
                                                 -----------------------------


         with a copy to Manager at:
         -------------------------

         Trammell Crow Real Estate
         Services, Inc.
         7315 Wisconsin Avenue
         Suite 300W
         Bethesda, Maryland 20814
         Attn: Dan Hudson


         Designated Address for Tenant:      TENANT:
         -----------------------------       ------

                                             DIGEX, INC., a Delaware Corporation
         -----------------------------
                                             By: /s/ Timothy M Adams
         -----------------------------           ------------------------------
                                             Name:   Timothy M Adams
         -----------------------------            -----------------------------
                                             Its:    CFO
         Facsimile:                              ------------------------------
                   -------------------

                               EXHIBIT A to Lease

                           LEGAL DESCRIPTION OF LAND
                           -------------------------

All that certain lot or parcel of land, lying and being situate in Prince George's County, Maryland and more particularly described as follows:

         BEING KNOWN AND DESIGNATED AS LOT 10, as shown on a Plat entitled "Lots 4 thru 13 Maryland 95 Corporate Park", which Plat is recorded in Plat Book NLP 140, page 19, among the Land Records of Prince George's County, Maryland.



                                      Ex. A

                               EXHIBIT B to Lease

          LISTING OF PLANS AND SPECIFICATIONS FOR TENANT IMPROVEMENTS

                       LIST OF PHASE I CONTRACT DRAWINGS



1.       ARCHITECTURAL SHEETS by Greenwell Goetz Architects all dated 5/30/00

         Al       TITLE SHEET
         A2       STANDARDS AND SCHEDULES
         01-A4    FIRST FLOOR ARCHITECTURAL PLAN
         01-A4.1  ENLARGED ARCHITECTURAL PLAN
         01-A5    FIRST FLOOR ARCHITECTURAL REFLECTED CEILING PLAN
         01-A5.1  ENLARGED REFLECTED CEILING PLAN
         01-A6    FIRST FLOOR ARCHITECTURAL TELEPHONE & ELECTRIC PLAN
         01-A7    FIRST FLOOR FINISH WALL PLAN
         01-A8    FIRST FLOOR FINISH FLOOR PLAN
         02-A4    SECOND FLOOR ARCHITECTURAL PLAN
         02-A4.1  SECOND FLOOR ENLARGED ARCHITECTURAL PLAN
         02-A5    SECOND FLOOR ARCHITECTURAL REFLECTED CEILING PLAN
         02-A5.1  SECOND FLOOR ENLARGED REFLECTED CEILING PLAN
         02-A6    SECOND FLOOR ARCHITECTURAL TELEPHONE AND ELECTRICAL PLAN
         02-A7    SECOND FLOOR FINISH WALL PLAN
         02-A8    SECOND FLOOR FINISH FLOOR PLAN
         02-A9    SECOND FLOOR FURNITURE PLAN
         R-10     ROOF PLAN
         A20      FIRST FLOOR ELEVATIONS
         A21      SECOND FLOOR ELEVATIONS
         A24      MILLWORK ELEVATIONS
         A25      MILLWORK SECTIONS & DETAILS
         A27      DETAILS
         A28      CEILING DETAILS


2.       MECHANICAL SHEETS by Meta Engineers, P.C. all dated 5/30/00

         TM-1     COVER SHEET - HVAC
         TM-2     FIRST FLOOR PLAN - HVAC
         TM-3     SECOND FLOOR PLAN - HVAC
         TM-4     DETAILS AND PART PLAN - HVAC
         TM-5     SCHEDULED AND RISER DIAGRAM-HVAC


3.       SUPPLEMENT to BASE BUILDING SPECIFICATIONS dated 5/30/00

4.       PLUMBING SHEETS by Meta Engineers, P.C. all dated 5/30/00

         TP-1     COVER SHEET - PLUMBING AND FIRE PROTECTION
         TP-2     FIRST FLOOR PLAN - PLUMBING AND FIRE PROTECTION
         TP-3     SECOND FLOOR PLAN - PLUMBING AND FIRE PROTECTION
         TP-4     DETAILS AND RISER DIAGRAMS - PLUMBING


                                      Ex. B

5.       ELECTRICAL SHEETS by Meta Engineers, P.C. all dated 05/30/00

         TE-1     COVER SHEET - ELECTRICAL
         TE-2     FIRST FLOOR LIGHTING PLAN - ELECTRICAL
         TE-3     FIRST FLOOR POWER PLAN - ELECTRICAL
         TE-4     SECOND FLOOR PLAN - ELECTRICAL
         TE-5     SECOND POWER FLOOR PLAN - ELECTRICAL
         TE-6     PANEL SCHEDULES - ELECTRICAL
         TE-7     PANEL SCHEDULES - ELECTRICAL
         TE-8     PANEL SCHEDULES - ELECTRICAL
         TE-9     RISER DIAGRAMS - ELECTRICAL
         TE-10    RISER DIAGRAMS, DETAILS & SCHEDULES - ELECTRICAL



                                      Ex. B

                               EXHIBIT C to Lease

                     WORK LETTER AND CONSTRUCTION AGREEMENT
                      (Landlord to Construct Improvements)


         1.       Tenant's Improvements.

                  Except as set forth in this Work Letter and Construction Agreement (the "Work Letter"), Tenant accepts the Premises and existing improvements therein in their "as is" condition. Landlord shall furnish and install within the Premises those items of general construction, but not personal property or trade fixtures (the "Tenant Improvements"), shown on the plans and specifications attached to this Lease as Exhibit B or, if the foregoing is not applicable, as finally approved by Landlord and Tenant, pursuant to Paragraph 2 below. All Tenant Improvements shall be constructed pursuant to this Work Letter and shall be performed by Landlord's Tenant Improvements General Contractor (defined below) utilizing those subcontractors selected in accordance with this Work Letter. All subcontractors shall satisfy those union labor requirements set forth in this Work Letter and in the paragraph captioned "Tenant's Work Performance" of the Lease.

         2.       Plans and Specifications for Improvements.

         2.1 Tenant has retained Greenwell Goetz Architects as architects ("Tenant's Architect") and Meta Engineers as MEP engineers (together, the "Design Professionals"). Landlord has approved the Design Professionals to prepare the plans and specifications described hereinafter for the Tenant Improvements. The plans and specifications shall be subject to Landlord's approval, which approval shall not be unreasonably delayed, provided that such plans and specifications comply with and satisfy requirements (i) through (iii) set forth below in subparagraph 2.4.

         2.2 The parties have agreed that the construction of the Tenant Improvements (the "Work") will proceed in two Phases. Phase I will consist of the Work on floors one (1) and two (2) of the Building. Phase II will consist of the Work on floors three (3) and four (4) of the Building.

         2.3 The Space Plan for Phase I has been approved by Landlord and such approved plans are referred to in Exhibit B of the Lease.

                  No later than June 21, 2000, Tenant shall cause Tenant's Architect to furnish to Landlord for Landlord's approval space plans sufficient to convey the architectural design of the third (3/rd/ ) and fourth (4/th/) floors of the Premises (i.e., Phase II), including, without limitation, the location of doors, partitions, electrical and telephone outlets, plumbing fixtures, heavy floor loads and other special requirements. If required by Landlord, Tenant's Architect shall consult with Landlord's engineer in preparing the



                                      Ex. C

Phase II Space Plan, and incorporate Landlord's engineer's requirements for that Space Plan. If Landlord fails to disapprove the Space Plan for Phase II within the five (5) day period following Landlord's receipt of the Phase II Space Plan, such Space Plan shall be deemed approved. If Landlord shall disapprove of any portion of such Space Plan within such five (5) day period, Landlord shall notify Tenant of the reasons therefor and of the revisions that are reasonably required by Landlord. Tenant shall within five (5) days following receipt of Landlord's notice submit to Landlord, for Landlord's approval, a redesign of the Phase II Space Plan, incorporating the revisions required by Landlord. If Landlord in good faith does not approve the redesign of that Space Plan within five (5) days following Landlord's receipt of same, then Landlord may in its reasonable discretion elect (a) to terminate this Lease or (b) designate as Tenant Delay (as hereinafter defined) the period from the date of Tenant's receipt of Landlord's rejection of such redesign until the date Landlord approves a subsequent redesign.

                  Within fifteen (15) days of submission of the Space Plan to the Landlord for approval, Tenant shall deliver to Landlord a complete list of the equipment that Tenant proposes to install initially and in the future within the Premises (the "Equipment List") which shall include the following: the number and location of computer, copiers, printers, telephones, faxes, UPS equipment, back-up power supplies, servers, kitchen equipment, racks, telephone switch, LAN equipment and any other heat generating equipment with the specifications and cut sheets for these items which shall include the name of the manufacturer, model number, dimensions, power requirements (voltage, phasing, full load amperage, wafts, horsepower, etc.), heat generation (in BTU's), exhausting requirements, grounding requirements and any other load that Tenant requires.

         2.4 Tenant shall cause Tenant's Architect to prepare from the approved Space Plans, complete architectural and engineering plans, drawings and specifications ("Plans") by May 31, 2000 with respect to Phase I and within thirty (30) days after Landlord approves the Phase II Space Plan. The Plans for both Phases shall (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) comply with all applicable laws and ordinances, and the rules and regulations of all governmental authorities having jurisdiction; (iii) comply with all applicable insurance regulations; (iv) be in a form sufficient for the permitting and the construction of the Tenant Improvements shown thereon and (v) be consistent with the approved Space Plans. Tenant shall submit the Plans of the relevant Phase for Landlord's approval in the same manner as provided in Subparagraph
2.2 above for approval by Landlord of Tenant's Phase II Space Plan. Landlord will have ten (10) days to review such Plans. If Landlord fails to respond in ten (10) days after receipt of the Plans from Tenant, the Plans will be deemed to have been approved by Landlord. If Landlord requests modifications which are acceptable to Tenant, within five (5) days after Tenant's receipt of Landlord's request, the Plans shall be revised by Tenant's Architect to reflect the applicable changes. If Tenant does not agree with Landlord's requested modifications, Landlord and Tenant shall exercise good faith efforts to reach



                                      Ex. C
agreement on the Plans and the period from the date of Tenant's receipt of Landlord's rejection of the redesigned plans until the date Landlord approves a subsequent redesign shall be deemed Tenant Delay. If Landlord and Tenant are unable to agree upon mutually acceptable Plans within five (5) days after the delivery to Tenant of Landlord's request for modifications, then Landlord may in its discretion terminate this Lease without liability to Tenant upon five
(5) business days notice during which time the Plans are not approved by Landlord and Tenant.

                  Within twenty-two (22) days after Landlord has received the Plans for each Phase, Landlord will cause the Tenant Improvements General Contractor to prepare and submit to Landlord, and Landlord will submit to Tenant, an Initial Tenant Improvements Pricing Letter which will include in reasonable detail the costs of permitting and construction of the Tenant Improvements for the relevant Phase. Tenant will approve the Initial Tenant Improvements Pricing Letter for such Phase within four (4) days of receipt or advise Landlord of changes, if any which Tenant reasonably requires to be made to the Plans in order to reduce such costs. Based on such changes, Landlord will cause the Tenant Improvements General Contractor to prepare a Final Tenant Improvements Pricing Letter for Tenant's approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall, within four (4) days of receipt of Tenant's approval of the Final Tenants Improvement Pricing Letter issue a Notice to Proceed ("NTP") to the Tenant Improvements General Contractor. Any changes in the Plans for any Phase directed by Tenant after approval of the Final Tenant Improvements Pricing Letter for such Phase or delays by Tenant in approving the Final Tenant Improvements Pricing Letter shall be Tenant Delay.

                  Concurrent with the completion and delivery to Landlord of the Plans for either Phase, Tenant shall provide to Landlord four (4) sets of architectural and engineering plans signed and sealed by professionals licensed in the State of Maryland (the "Permit Documents") for permit submission. Landlord will promptly submit the Permit Documents to the local government authorities no later than two (2) Business Days after receipt of the Permit Documents. If the government authorities do not accept the Permit Documents due to delay, error or omission on the part of the Design Professionals, the period between the date that the Permit Documents were so rejected and the date the Permit Documents are resubmitted to the governmental authorities will constitute a Tenant Delay. However, if the Building Permit is still obtained within twenty-eight (28) days following Landlord's first receipt of the Permit Documents, no actual Tenant Delay will be incurred as a result of such rejection and delay by the local government authorities.

                  If the Building Permit for either Phase is not obtained within twenty-eight (28) days from its submission to the local government authority having jurisdiction, there will be a day-for-day extension to Landlord's required Substantial Completion Date for such Phase for each day beyond such twenty-eight (28) day period that the Permit is delayed except that if such delay is due to Tenant Delay, the extension of time



                                      Ex. C
provided pursuant to this paragraph shall not impair or affect Landlord's rights under Section 5.4 of this Exhibit C entitled "Effect of Tenant Delay."

                  In the event there is a conflict between the following charts and the times set forth in the preceding provisions of Paragraphs 2.3 and 2.4 of this Exhibit C relating to the times for the approval or processing of documents, the times set forth in the following charts shall control.

                  The schedule for approval and preparation of Documents as described in Paragraphs 2.3 and 2.4 above may be summarized as follows:


Phase I                                  Required Completion Date              Responsible Party
-------                                  ------------------------              -----------------

Space Plan Completed                     Done                                  Tenant

Equipment List provided to Landlord      Done                                  Tenant

Space Plan approved by Landlord          Done                                  Landlord

Phase I Plans                            Done                                  Tenant

Landlord approves/comments to Phase I    Done                                  Landlord
Plans

Permit Documents                         Done                                  Tenant

Apply for Building Permit                Done                                  Landlord

Obtain Building Permit                   28 days after application for         Landlord
                                         permit is filed

Prepare Cost Estimate                    Done                                  Landlord

Tenant Approval of Initial TI Pricing    4 days after receipt of estimate      Tenant
Letter

Issue NTP to start construction          2 Business Days after Tenant          Landlord
                                         Approves Final TI Pricing Letter

Substantial Completion of Phase I        98 days after NTP                     Landlord




                                      Ex. C


Phase II                                 Required Completion Date              Responsible Party
--------                                 ------------------------              -----------------

Space Plan ("SP") completed              Done                                  Tenant

Equipment List provided to Landlord      Done                                  Tenant

Space Plans approved/commented           5 days after receipt of SP            Landlord

Tenant Revise SP (if necessary)          5 days after receipt of LL comments   Tenant

Revised SP approved/commented            5 days after receipt of revised SP    Landlord

Phase II Plans                           30 days after approved SP             Tenant

Landlord approves/comments to Phase II   10 days after receipt of Plans        Landlord
Plans

Permit Documents                         30 days after approved SP

Apply for Building Permit                2 Business Days after Landlord        Landlord
                                         receives Permit Documents

Obtain Building Permit                   28 days after application for permit  Landlord

Prepare Cost Estimate                    21 days after receipt of Phase II     Landlord
                                         Plans

Tenant Approval of Initial TI Pricing    4 days after receipt of estimate      Tenant
Letter

Issue NTP to start construction          2 Business Days after Tenant          Landlord
                                         Approval of Final TI Pricing Letter

Substantial Completion of Phase II       98 days after issuance of NTP         Landlord


Landlord will not be required to issue a Notice to Proceed to the Tenant Improvements General Contractor with respect to the construction of any Phase until Landlord has approved the Plans for the relevant Phase in accordance with this Paragraph 2.4.

         2.5 Tenant shall cause the Design Professionals to provide documentation for all changes to the Plans at the time each change is authorized for construction, pursuant to the requirements of Paragraph 4.9 of this Work Letter. At the conclusion of construction, Tenant shall cause the Design Professionals to update the Plans as necessary to reflect all changes approved during the course of construction and to issue a set of sepias to the contractor for its review and mark up. Tenant shall cause the Design Professional to review and certify the contractor's marked up plans



                                     Ex. C
and provide to Landlord's designated construction representative a "record set" of as-built sepias within thirty (30) days following completion of the Tenant Improvements. Landlord shall have no liability to Tenant or to any other person for errors or omissions in the Plans, Landlord's review being for Landlord's own purposes. Tenant shall rely solely on the advice and experience of the Design Professionals in assuring the accuracy and sufficiency of the Plans for Tenant's purposes. The fees of the Design Professionals (plus fees for food service design, acoustical engineers and other special consultants) shall be a Cost of Tenant Improvements (as hereinafter defined).

         3.       Building Shell Changes.

         If the Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the cost of the Building shell work caused by such Plans, amendment or supplement, shall be charged against Tenant. The preceding sentence shall not be construed as requiring that Landlord must approve any Plans which specify changes in the Building shell. If Building shell work is permitted by Landlord, the cost thereof shall include all architectural and/or engineering fees and expenses in connection therewith, as well as compensation to Landlord for the costs of any delays which arise from such changes (which delays shall also constitute Tenant Delay).

         4.       Tenant Improvement Construction and Cost.

         4.1      Tenant Improvements General Contractor.

                  A. James G. Davis Construction Corporation shall be retained by Landlord as the General Contractor with respect to Tenant Improvement work (the "Tenant Improvements General Contractor"). The subcontracting work shall be awarded subject to bid, provided any subcontractor selected to perform work on Tenant Improvements is a party to and is bound by a collective bargaining agreement with a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO and employs only members of such labor organizations to perform work within their respective jurisdictions. In addition, the successful bidders must be reputable and licensed and bonded for performing such services in Prince George's County, Maryland. Landlord will cause the Tenant Improvements General Contractor to use reasonable efforts to obtain at least three (3) bids from qualified subcontractors located in the Washington/Baltimore metropolitan area for any subcontractor work. The cost of any payment or performance bonds shall be at Tenant's expense which may be paid from the Tenant Improvement Allowance. The Tenant Improvements General Contractor shall warrant its work with respect to both Phases for one full year following Substantial Completion of the subject Phase.

                  B. Upon receipt of the Tenant Improvements General Contractor's cost of construction, Landlord shall provide Tenant with a detailed breakdown of the cost of furnishing and installing the Tenant Improvements, (the "Initial



                                     Ex. C

Tenant Improvements Pricing Letter" referred to in Paragraph 2.4 of this Exhibit C) including, without limitation: the cost of constructing improvements; the - cost of preparing engineering plans; governmental agency plan check, permit and other fees; sales and use taxes; all other costs to be expended by Tenant in the construction of the Tenant Improvements; provisions for payment in favor of Landlord in the event of contractors late delivery which payment shall not be less than the penalties imposed upon Landlord for late delivery provided in Section 2.4.4 of the Lease; and the Construction Manager's Fee described in Paragraph 4.5 of this Exhibit C (collectively, the "Cost of Tenant Improvements"). The Cost of Tenant Improvements shall also include expenses and "soft costs" incurred by Tenant, such as the fees of the Design Professionals. Tenant shall approve in writing the estimated Cost of Tenant Improvements within five (5) days following its receipt of same. No construction of Tenant Improvements shall commence until such approval is received by Landlord as provided in Paragraph 2.4 of this Exhibit C. At Landlord's election, any delay by Tenant in giving such approval shall constitute Tenant Delay.

         4.2 Tenant Improvement Allowance. Landlord shall establish the Tenant Improvement Allowance as set forth in the Lease, which shall be used by Landlord solely for the design and installation of the Tenant Improvements. In the event Tenant elects to require Landlord to provide the Above Standard Tenant Improvement Allowance pursuant to Section 1.3 of the Lease, references to the "Tenant Improvement Allowance" in this Work Letter shall be deemed to include such additional amount. Tenant shall have the right to use the Tenant Improvement Allowance for the Cost of Tenant Improvement. In no event shall the Tenant Improvement Allowance be used to pay for costs of Tenant's furniture or other personal property, which shall be paid for by Tenant at its sole cost and expense. If the Cost of Tenant Improvements is less than the Tenant Improvement Allowance, Landlord shall retain such excess portion of the Tenant Improvement Allowance as its sole and separate property and Tenant shall have no rights or claims to it whatsoever, nor shall Tenant be entitled to any credit as a result of such excess. Notwithstanding anything to the contrary contained in this Work Letter, if at any time Landlord determines in its reasonable judgment that the Cost of Tenant Improvements will exceed the Tenant Improvement Allowance ("Excess Cost of Tenant Improvements"), Tenant shall deposit with Landlord, in cash, the amount of such Excess Cost of Tenant Improvements as provided in
Section 2.6 of the Lease, to be disbursed by Landlord following full disbursement of the Tenant Improvement Allowance. The balance of any amount so deposited which is not so applied, if any, shall be returned to Tenant, without interest, following completion of, and full payment for, the Tenant Improvements.

         4.3 Subsequent Increases in Costs. If the Cost of Tenant Improvements increases due to the requirements of any governmental agency subsequent to Landlord's approval of the bids pursuant to Paragraph 4.1, or for any other reason other than Landlord's negligence or willful misconduct, such expense shall be added to the Cost of Tenant Improvements or, if the Tenant Improvement Allowance



                                     Ex. C
is insufficient, paid to Landlord by Tenant within twenty (20) days after receipt of notice of such cost increases as provided in Paragraph 4.2 of this Work Letter.

         4.4      Ownership of Tenant Improvements. Subject to the terms of
Section 2.6 of the Lease and Paragraph 4.7 of this Work Letter, all of the Tenant Improvements, whether or not the cost thereof is covered by the Tenant Improvement Allowance, shall become the property of Landlord upon expiration or earlier termination of the Lease and shall remain on the Premises at all times during the Term.

         4.5 Construction Management. TC MidAtlantic Development Inc. shall be the Construction Manager with respect to construction of the Tenant Improvements. If such company ceases to be the Construction Manager, Landlord shall select a Construction Manager which is reasonably satisfactory to Tenant. The Construction Manager's fee shall be paid by Landlord and deducted from the Tenant Improvement Allowance.

         4.6 Costs of Tenant Improvements. Except for the Tenant Improvement Allowance or as otherwise provided in the Lease or this Work Letter, Tenant shall pay all costs associated with the Tenant Improvements including, without limitation, all permits, inspection fees, fees of space planners, architects, engineers, consultants, contractors, the costs of all labor and materials, bonds, insurance and any structural or mechanical work, additional HVAC equipment or modifications to any building, mechanical, electrical, plumbing or other systems and equipment, either within or outside the Premises required as a direct result of the layout, design or construction of the Tenant Improvements and the cost of design and permitting and installation of Tenant's fixtures, specialized equipment, systems, furniture and data and phone cabling systems.

         Notwithstanding the foregoing provisions of this Paragraph 4.6, Tenant shall not be liable for costs associated with the Tenant Improvements to the extent such costs (including related increases in the Construction Manager's
Fee) may have been incurred or increased due to:

                  (a) The failure by Landlord to timely furnish or timely respond to Tenant's Plans and Specifications, as and when required by this Work Letter, or the failure of either of them to comply with the provisions of the Lease or this Work Letter relating to the construction of the Tenant Improvements; or

                  (b) The negligence or willfully wrongful act of Landlord. Costs of the Tenant Improvements payable from the Tenant Improvement Allowance shall be advanced as provided in Paragraph 4.8. Costs of Tenant Improvements in excess of the Tenant Improvement Allowance shall be paid as provided in Paragraph 4.2.



                                     Ex. C

         4.7 Landlord Approvals. Landlord shall not unreasonably withhold, condition or delay the approval of the Plans (or clarifications thereto) except that Landlord may withhold its approval with regard to proposed Tenant Improvements which (a) will have an adverse visible impact from the exterior of the Building, or (b) will adversely affect the structure of the Building (as a result of heavy loads or otherwise) or the electrical, heating, air conditioning, ventilation, plumbing, fire protection, life safety or other systems or equipment of the Building including the penthouse and the core. As a condition of Landlord's approval of the proposed Tenant Improvements, Landlord shall have the right to notify Tenant in writing at the time of such approval that Tenant will be required upon termination or expiration of this Lease to remove any specified Tenant Improvements constructed by the General Contractor or Tenant's contractors if in Landlord's reasonable judgment such Tenant Improvements are not customarily found in Class A office buildings in the Laurel, Maryland submarket and removal of such items would subject Landlord to unreasonable expense. If Tenant fails to remove such Tenant Improvements which were installed subject to such condition, Landlord may do so and Tenant shall pay Landlord the entire cost thereof within ten (10) Business Days after receipt of Landlord's written demand therefor and this obligation shall survive the termination or expiration of this Lease.

         4.8 Advances of Tenant Allowance. Payments with respect to the Tenant Improvement Allowance or amounts deposited by Tenant with Landlord on account of excess Cost of Tenant Improvements will be advanced by Landlord in amounts approved in writing by Landlord no more frequently than monthly during the planning and construction of the Tenant Improvements (a) to the Tenant Improvements General Contractor, based upon written invoices and lien waivers submitted on forms satisfactory to Landlord and (b) with respect to amounts paid by Tenant to other parties, based on vouchers or written invoices submitted to Landlord by Tenant accompanied by paid invoices, lien waivers and such additional information as Landlord may reasonably request. Such invoices, lien waivers and vouchers shall be submitted no later than thirty (30) days prior to the monthly disbursement. Landlord shall reduce the Tenant Improvement Allowance during the course of construction as costs which are eligible for application of funds from the Tenant Improvement Allowance are incurred and advanced.

         4.9      Changes.

         4.9.1 Tenant may request a change, addition or alteration in the Tenant Improvements as shown by the Plans after Landlord's final approval of such Plans (a "Change Order") by delivery of a written request to Landlord for its approval and for the Tenant Improvements General Contractor's determination of (i) the increase in the cost of work to implement the Change Order, and (ii) the estimated delay, if any, in the construction of the Tenant Improvements occasioned by the Change Order. Tenant's architect shall complete all working drawings necessary to show the change, addition or alteration, and a Change Order in form satisfactory to Landlord. If Landlord approves the Change Order and any delays in construction occasioned by the Change



                                     Ex. C

Order (which delays shall constitute Tenant Delay), Landlord shall deliver to Tenant its written approval of the Change Order and authorization to proceed with the work as shown by the Change Order, conditioned upon payment by Tenant to Landlord, in advance and in full, of any cost increase occasioned thereby. Landlord may decline any proposed Change Order if the change is inconsistent with the provisions of any of paragraphs 1 through 4 above or as otherwise provided in the Lease. Any delay caused by work stoppage pending Landlord's approval of a Change Order or payment by Tenant of any cost increase shall constitute Tenant Delay.

         4.9.2 No changes, modifications, alterations or additions to the approved Plans (except minor changes resulting from field conditions) may be made without the prior written consent of the Landlord and Tenant as set forth above, after written request therefore. In the event a change requested by Tenant with respect to the Plans causes the costs of the Tenant Improvements to exceed the Tenant Improvement Allowance and any amount deposited with Landlord by Tenant on account of Excess Cost of Tenant Improvements, then all additional costs attributable to any such change requested by Tenant and approved by Landlord, including the Tenant Improvements General Contractor's general conditions fee as applied solely to the net increase in the cost of the Tenant Improvements, shall be payable by Tenant, within twenty (20) Business Days after Landlord's submission of a statement of the additional costs attributable to such change order, as Additional Rent. Any actual delay in the Commencement Date which results from a change requested by Tenant shall constitute a Tenant Delay.

         4.10 Coordination of Tenant Improvements. Construction of the Tenant Improvements shall be coordinated, under Landlord's direction, so that the Tenant Improvements will not interfere with or delay the completion of any other construction work in or about the Building or the Land.

         4.11 Right to Stop Work. If Tenant shall default under any of the terms of this Work Letter, and shall not cure such default within five (5) Business Days after receipt of written notice thereof or, in case of an emergency, immediately, Landlord may order that work on the Tenant Improvements be stopped at once and that no further deliveries to the Premises be made until such default is cured, without limitation as to any other remedy provided Landlord under this Lease and any delay resulting from such cessation of work shall be Tenant Delay and any delay in Substantial Completion as a result of such default by Tenant shall be Tenant Delay.

         4.12 Additional Rent. Any amounts payable by Tenant to Landlord pursuant to this WorkLetter shall be paid as Additional Rent under the Lease.

         4.13 Time of the Essence. Time is of the essence with respect to Landlord and Tenant's obligations under this Work Letter.



                                     Ex. C

         4.14 Tenant Access. Upon Tenant's request, Landlord shall grant to Tenant and its subcontractors non-exclusive access to the Premises at times reasonably determined by Landlord for the purpose of installing telephone equipment, cabling and wiring, a security system and other items necessary for Tenant to conduct its business (collectively, "Tenant's Installations"), provided, however, that the performance of Tenant's Installations does not materially interfere with or delay the work of Landlord's general contractor engaged in the construction of the Building or the Tenant Improvements General Contractor or their respective subcontractors. Such periods of access by Tenant and its contractors shall hereinafter be referred to as the "Non-Exclusive Access Period." Tenant shall coordinate with Landlord's general contractor engaged in the construction of the Building or the Tenant Improvements General Contractor for the performance of Tenant's Installations during the Non-Exclusive Access Period and comply with their scheduling requirements so that the construction of Tenant's Installations does not delay or impede required approvals or construction of the Building or the Tenant Improvements. Any delay caused by Tenant's failure to do so shall be considered Tenant Delay. Tenant acknowledges that employees of such general contractors and subcontractors shall have access to and be working in the Building and the Premises during the Non-Exclusive Access Period and the Building and Premises shall not be locked during the times work is being performed. Tenant shall be liable for any damage caused by persons engaged in installing Tenant's Installations and any delay caused by such damage shall be Tenant Delay. Landlord, its agents and employees shall not be liable to Tenant for any theft, damage or destruction that may occur during the Non-Exclusive Access Period to Tenant's Installations or other property in the Premises or the Building except for such loss due to Landlord's gross negligence or willful misconduct. Tenant shall obtain and maintain "Direct Causes of Physical Loss or Damage" coverage insurance on all of Tenant's Installations in the Premises from the date of their installation, with a waiver of subrogation in favor of Landlord. Prior to the Non-Exclusive Access Period, Tenant shall, in addition, obtain the public liability insurance and contractors' insurance required by the provisions of Paragraph 4.13 of this Lease. Tenant shall deliver a certificate of such policies to Landlord prior to entering the Premises for the purposes described in this Paragraph 4.14. Tenant shall not be charged for the use of elevators during the Non-Exclusive Access Period or Tenant's actual move into the Premises.

         5.       Construction of Tenant Improvements.

         5.1 Upon approval by Landlord of the Plans and Cost of the Tenant Improvements, the Tenant Improvements General Contractor shall commence construction of the Tenant Improvements. The Tenant Improvements General Contractor shall secure such permits as are necessary to construct the Tenant Improvements.

         5.2 The construction of Tenant Improvements shall be subject to the following:



                                     Ex. C

                  (i) As part of the Cost of the Tenant Improvements to be paid by Tenant (subject to Landlord's contribution of the Tenant Improvement Allowance), Tenant shall reimburse Landlord for all reasonable costs directly or indirectly related to the Tenant Improvements, including, without limitation: costs of site services, facilities and utilities (such as trash removal, use of vertical transportation, electrical service, etc.); costs of remedying deficient or faulty work or inadequate clean-up done by Tenant or its contractor(s); and costs incurred by reason of delays caused by such work. While Tenant's prior approval of the costs referred to in the preceding sentence shall not be required, Landlord agrees to exercise reasonable efforts (except in the event of an emergency) to notify Tenant prior to committing to incurring such costs. Tenant agrees to respond to such notice promptly.

                  (ii) All Tenant Improvements shall be installed only under the supervision of Landlord's Construction Manager.

         5.3 "Tenant Delay" shall include, without limitation, any delay in the Phase I Commencement Date or the Phase II Commencement Date beyond the dates stated in Section 1.5 of the Lease resulting from (i) Tenant's failure to comply with the provisions of this Work Letter or the Lease, including without limitation Tenant's failure to meet any time deadlines established herein, (ii) any additional time as reasonably determined by Landlord required for ordering, receiving, fabricating and/or installing Long Lead Items or items of materials or other components of the construction of Tenant Improvements, including, without limitation, mill work, which are not used in the construction of Tenant Improvements in accordance with Landlord's building standards and which causes a delay in the Substantial Completion of the Tenant Improvements beyond the time when such improvements would otherwise be completed if constructed in accordance with the standards used in the remainder of the Building, (iii) delay in work caused by submission by Tenant of a request for any Change Order following Landlord's approval of the Plans, (iv) any additional time, as reasonably determined by Landlord, required for implementation of any Change Order with respect to the Tenant Improvements, (v) any changes in the Building Shell required by the Tenant Improvements, (vi) any other delay arising from the act or omission of Tenant or Tenant's Agents or vendors, including providers and installers of furniture and equipment, (vii) delay caused by Tenant's architect, contractor or subcontractor, (viii) Tenant's failure to provide any of the items called for in Paragraph 2.4 of this Exhibit C within the times required, unless such failure is a result of Landlord's failure to meet a mandatory response time or Landlord's failure to promptly deliver to Tenant any available information reasonably required by Tenant in order to meet its response time or (ix) the occurrence of any other act, omission, failure or event which this Work Letter or the Lease describes as "Tenant Delay". If there shall be any Tenant Delay, then Landlord may require Tenant to commence the payment of Rent under the Lease based upon that date when Substantial Completion would have occurred but for the



                                     Ex. C

Tenant Delay, or if not previously required by Landlord, Tenant shall pay such Rent to Landlord prior to Tenant occupying the Premises. Landlord shall not be liable for, and Tenant waives all claims against Landlord for, any defaults of the Tenant Improvements General Contractor and all subcontractors and suppliers relating to construction of the Tenant Improvements. In the event of any such default, Tenant shall look solely to the Tenant Improvements General Contractor or such subcontractors or suppliers.

         5.4 Effect of Tenant Delay. To the extent that completion of the Building or any of the Tenant Improvements to be performed by Landlord is delayed as a result of Tenant Delay, but the delayed completion of such items does not affect Landlord's achievement of Substantial Completion of any Phase of the Tenant Improvement Work by the earliest date required for the delivery of such Phase, then, provided Tenant continues to pursue the resolution of such Tenant Delay with due diligence, such Tenant Delay shall not affect the Commencement Date of such Phase, provided, however, that Tenant shall be responsible for any increase in the cost of the Tenant Improvement Work with respect to such Tenant Improvements caused by such Tenant Delay.

                  If Tenant Delay does affect Landlord's ability to achieve Substantial Completion of any Phase by the date required for completion of that Phase, then, as provided in Section 2.4 of the Lease, the Commencement Date for such Phase shall be deemed to have occurred on the day on which such Commencement Date for such Phase would have occurred but for such Tenant Delay and Tenant shall be responsible for any increase in the cost of such Tenant Improvement Work as a result of such Tenant Delay.

         6.       Miscellaneous.

         6.1 Any default of Tenant under this Work Letter shall constitute a default of Tenant under the Lease, and Landlord's remedies shall be as set forth therein. All provisions of the Lease are fully incorporated in this Work Letter as though set forth herein at length.

         6.2 Tenant shall designate in writing one (1) construction representative ("Tenant's Representative") authorized to act for Tenant upon whom Landlord can rely, and who shall, on Tenant's behalf, consult with Landlord, the Design Professionals, the Tenant Improvements General Contractor and Landlord's contractors, employees and agents in connection with the construction of the Tenant Improvements. Tenant's Representative shall have the power to legally bind to Tenant with respect to notices from Tenant making requests for and approving changes, giving approval of plans or Work or otherwise giving direction to Landlord for the Work to be completed under this Work Letter. Tenant hereby designates Richard Alexander as Tenant's Representative.



                                     Ex. C

         6.3 Tenant shall indemnify, defend, protect and hold Landlord's Agents harmless from all Claims which arise in any way, directly or indirectly from or in connection with the design of the Tenant Improvements, including, without limitation, claims arising from the work of the Design Professionals or Tenant's employees or agents.

         6.4 Landlord will endeavor to complete the Tenant Improvement Work for each Phase by the respective Commencement Dates set forth in Section
1.15 of the Lease. If at any time Landlord believes that any Completion Date will change, Landlord will promptly so notify Tenant in writing.

         6.5 The Commencement Date for each Phase shall be as determined pursuant to Section 2.4 of the Lease.



                                     Ex. C

                               EXHIBIT D to Lease

                    FORM OF MEMORANDUM OF COMMENCEMENT DATE
                    ---------------------------------------


         RIGGS & COMPANY, a division of Riggs Bank N.A., as Trustee of the MultiEmployer Property Trust, a trust organized under 12 C.F.R. Section 9.18, as Landlord, and DIGEX, INC., a Delaware corporation, as Tenant, executed that certain Lease dated as of _______________, 2000 (the "Lease").

         The Lease contemplates that upon satisfaction of certain conditions Landlord and Tenant will agree and stipulate as to certain provisions of the Lease. All such conditions precedent to that stipulation have been satisfied.

         Landlord and Tenant agree as follows:

         1.   The Phase ____ Commencement Date of the Lease is________________.

         2.   The Termination Date of the Lease is____________________________.

         3.   The Premises consist of __________________ rentable square feet.

         4.   Base Rent is as follows:
              ______________ through ______________ ; $ ____________ per month
              ______________ through ______________ ; $ ____________ per month
              ______________ through ______________ ; $ ____________ per month
              ______________ through ______________ ; $ ____________ per month

         5. The Lease is in full force and effect as of the date hereof, Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord on or prior to such date, and Tenant has no right of set-off against any rentals.

         IN WITNESS WHEREOF, the parties have caused this Memorandum to be duly executed as of _________, 2000.

LANDLORD:                                             TENANT:
--------                                              ------

RIGGS & COMPANY, a division of Riggs Bank N.A.,       DIGEX, INC.,
as Trustee of the Multi-                              a Delaware corporation
-----------------------------------------------
Employer property Trust, a trust organized under 12 C.F.R. Section 9.18


By:                                             By:
   --------------------------                      ----------------------------
Name:                                           Name:
     ------------------------                        --------------------------
Its:                                            Its:
    -------------------------                       ---------------------------



                                     Ex. D

                               EXHIBIT E to Lease

                             RULES AND REGULATIONS
                             ---------------------


         1. No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building or Land without the prior written consent of the Landlord. Landlord shall have the right to remove, at Tenant's expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person chosen by Landlord.

         2. If Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, Tenant shall immediately discontinue such use. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors or windows that may appear unsightly from outside the Premises.

         3. Tenant shall not obstruct any sidewalk, halls, passages, exits, entrances, elevators, escalators, or stairways of the Building. The halls, passages, exits, entrances, elevators, escalators and stairways are not open to the general public. Landlord shall in all cases retain the right to control and prevent access to such areas of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interest of the Land, Building and the Building's tenants; provided that, nothing in this Lease contained shall be construed to prevent such access to persons with whom any Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Tenant shall not go upon the roof of the Building.

         4. The directory of the Building will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom.

         5. All cleaning and janitorial services for the Building and the Premises shall be provided exclusively through Landlord, and except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be employed by Tenant or permitted to enter the Building for the purpose of cleaning the same. Cleaning and janitorial services shall be provided five (5) days per week. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage to any Tenant's property by the janitor, any of Landlord's Agents or any other person.

         6. Landlord will furnish Tenant, free of charge, two (2) keys to each door lock in the Premises. Landlord may make a reasonable charge for any additional keys.



                                     Ex. E

Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord therefor.

         7. HVAC service shall be provided to the Premises Monday through Friday from 800 a.m. to 6.00 p.m., except for holidays as defined in these Rules.

         8. If Tenant requires telegraphic, telephonic, computer circuits, burglar alarm or similar services, it shall first obtain, and comply with, Landlord's instructions for their installation, and shall pay the entire cost of such installation(s).

         9. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by Governmental Requirements. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space in the Building or to any other tenant in the Building, shall be placed and maintained by Tenant, at Tenant's expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

         10. Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities permitted by the Lease. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations nor shall Tenant bring into or keep in or about the Premises any birds or animals.

         11. Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord.

         12. Tenant shall not waste any utility provided by Landlord and agrees to cooperate fully with Landlord to assure the most effective operation of the Building's heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice.



                                     Ex. E

         13. Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building.

         14. Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

         15. Tenant shall close and lock the doors of its Premises and entirely shut off all water faucets or other water apparatus, and electricity, gas or air outlets before Tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

         16. Tenant shall not obtain for use on the Premises ice, drinking water, food, beverage, towel or other similar services, except at such hours and under such regulations as may be fixed by Landlord.

         17. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be deposited in them. The expenses of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant if it or its employees or invitees shall have caused it.

         18. Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Building. Tenant shall not use the Premises for any business or activity other than that specifically provided for in the Lease.

         19. Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

         20. Tenant shall not mark, drive nails, screws or drill into the partitions, woodwork or plaster or in any way deface the Premises. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as



                                     Ex. E
approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.

         21. Tenant shall not install, maintain or operate upon the Premises any vending machine without the written consent of Landlord.

         22. Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building or Land are prohibited, and Tenant shall cooperate to prevent the same.

         23. Landlord reserves the right to exclude or expel from the Building and Land any person who, in Landlord's judgment, is intoxicated, under the influence of liquor or drugs or in violation of any of these Rules and Regulations.

         24. Tenant shall store all of its trash and garbage within the Premises. Tenant shall not place in any trash box or receptacle any material that cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

         25. The Premises shall not be used for lodging or any improper or immoral or objectionable purpose. No cooking shall be done or permitted by Tenant, except that use by Tenant of Underwriters' Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted; provided that, such equipment and its use is in accordance with all Governmental Requirements.

         26. Tenant shall not use in the Premises or in the public halls of the Building any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

         27. Without the prior written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant's address.

         28. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

         29. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

         30. The requirements of Tenant will be attended to only upon appropriate application to the Manager of the Building by an authorized individual. Employees of Landlord are not required to perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord is



                                     Ex. E
required to admit Tenant to any space other than the Premises without specific instructions from Landlord.

         31. Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building or Land. Tenant shall not leave vehicles in the parking areas overnight nor park any vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or nonmotor driven bicycles or four-wheeled trucks.

         32. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other person, nor prevent Landlord from thereafter revoking such waiver and enforcing any such Rules and Regulations against any or all of the tenants of the Building.

         33. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the covenants and conditions of any lease of premises in the Building. If any provision of these Rules and Regulations conflicts with any provision of the Lease, the terms of the Lease shall prevail.

         34. Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Building and Land and the preservation of good order in the Building. Tenant agrees to abide by all the Rules and Regulations stated in this exhibit and any additional rules and regulations that are so made by Landlord.

         35. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant and Tenant's Agents.

         36. The Landlord designates the following as holidays (on the dates observed by the Federal Government (as applicable): New Year's Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day and Christmas.



                                     Ex. E

                               EXHIBIT F TO LEASE

                                    FORM OF

                                LETTER OF CREDIT
                                ----------------

                                  ______ BANK
                                   (Address)

NUMBER:_________________                                __________________,1999


                          IRREVOCABLE LETTER OF CREDIT


Riggs & Company, a division of Riggs Bank N.A.
As Trustee of the Multi-Employer Property Trust,
  a trust organized under 12 C.F.R. 9.18
808 17/th/ St. N.W.
Washington, D.C. 20006

Gentlemen:

         We hereby issue our Irrevocable Letter of Credit No.___________ (the "Letter of Credit") authorizing you or your transferees or assignees (each, a "Beneficiary") to draw on us for the account of Digex, Inc., ("Applicant") for an aggregate amount up to _____________ Dollars _____________) which may be made in one (1) or more draws of any sum or sums up to such amount, available by your drafts at sight presented at our office at the address noted below, delivery of such draft to be made either (i) in person; or (ii) by overnight courier; or (iii) by facsimile, provided that an original draft confirming such facsimile is sent to us by overnight courier within twenty-four (24) hours following such facsimile.

         Each draft submitted must state that it is "DRAWN UNDER IRREVOCABLE LETTER OF CREDIT NO. ___________, DATED ___________, OF _________ BANK" and be
accompanied by a statement purportedly signed by an authorized representative of the Beneficiary stating either that (a)a default of tenant has occurred under that certain Deed of Lease (the "Lease") by and between the Beneficiary and Applicant and remains uncured beyond the applicable notice and cure period provided for in such Lease or (b) the Tenant under the said Lease has failed to provide a substitute Letter of Credit or an amendment to this Letter of Credit in



                                     Ex. F
accordance with the terms of the Lease and that therefore Beneficiary is entitled to demand and receive payment under the subject Letter of Credit.

         We agree to accept the foregoing statement furnished by Beneficiary as binding and correct, without our investigation or responsibility for accuracy, veracity or conclusive correctness or validity of the same or any part thereof. Upon receipt of such draft in accordance with the foregoing, we will wire payment of such funds directly to Beneficiary's account in accordance with wiring instructions delivered by Beneficiary.

         This Letter of Credit remains in force until _____20__. This Letter of Credit shall be automatically extended for one (1) additional period of one (1) year from the present expiration date unless Beneficiary notifies us in writing not less than thirty (30) days before such date that such extension shall not be necessary.

         This Letter of Credit is assignable and transferable and may be assigned or transferred one (1) or more times, without charge, upon our receipt of your, or your successor Beneficiary's, written notice by certified mail, return receipt requested, that an agreement to transfer or assign this Letter of Credit has been executed. Following our receipt of such notice, any such designated new beneficiary shall thereafter be deemed to constitute the Beneficiary hereunder.

         We hereby agree that drafts drawn under and in compliance with the terms of this Letter of Credit will be honored upon presentation at the office of _______ Bank, _______Street, Washington, D.C.

         Except as otherwise provided hereafter, this Letter of Credit sets forth in full the terms of our undertaking and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement in which this Letter of Credit is referred to, or to which this Letter of Credit relates and any such reference shall not be deemed to incorporate by reference any such document, instrument or agreement.

         Except so far as otherwise expressly stated herein, this Letter of Credit is subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 and, as to matters not governed by such publication, by the laws of the State of Maryland, including, without limit, the Uniform Commercial Code in effect therein.

         We hereby agree with you that drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored if presented to us on or before the above stated expiration date.

                                        Very truly yours,



                                     Ex .F

                                                                           Bank
                                      -------------------------------------

                                      By:
                                         --------------------------------------
                                                  Authorized Signature



                                     Ex. F

                               EXHIBIT G to Lease

                         SCHEDULE OF CLEANING SERVICES
                         -----------------------------


Introductory Note: All services set forth in this Exhibit shall only be performed if and to the extent the applicable surface to be vacuumed, buffed, polished, swept, moped, dusted, wiped, washed or otherwise cleaned is exposed and readily accessible.


Daily Cleaning Services

1. Empty waste baskets and remove refuse to designated area. Reline and wipe clean receptacles as needed.

2. Break down all boxes or any items marked trash and remove to designated areas.

3. Thorough vacuuming of all carpeted area, including corner and crevice vacuuming in all tenant spaces and common areas.

4.       Vacuum upholstered chairs and sofas where necessary.

5.       Sweep all hard floors (tile, wood, etc.).

6. Sweep and damp mop all vinyl, marble and quarry tile floors. Spot buff as needed.

7. Spot clean all tenant and common area carpets as needed. Shampoo all common area high traffic lanes as needed.

8.       Dust and/or wipe clean the following surfaces

         o  desks
         o  chairs
         o  file cabinets
         o  tables
         o  telephones
         o  pictures and frames
         o  doors
         o  lamps
         o  ledges and shelves
         o  desk/furniture partitions
         o any other horizontal surface of a fixture or furniture subject to collecting dust



                                     Ex. G

9.       Wipe clean the following surfaces.

         o  window sills and ledges
         o  counter tops and kitchen cabinets
         o  switch plates
         o  private entrance doors
         o  glass, mirrored and wood doors, panels, windows and walls
         o  walls in kitchen and disposal area
         o  conference tables

10. Wash, clean and disinfect water fountains and/or coolers. Give special attention to adjacent floor areas.

11. Establish regular cleaning maintenance program for floor in public lobby area in conjunction with Property Manager; standard necessary to maintain is high quality shine with no water marks, stains, scuffing or other signs of wear.

12. Wipe and polish all glass, chrome and metal surfaces such as windows (interior and up to standard ceiling height), partitions, banisters, door knobs, light switch plates, kick plates, directional signs and door saddles.

13.      Dust and wipe clean sand urns.

14.      Polish directory.

15.      Vacuum and spot shampoo all carpet entrance mats.

16.      Spot clean all wall surfaces.

17.      Clean all entrance doors.


Daily Elevators


1. Wash and polish wood and stainless walls, doors and hall plate. Keep tracks clean of dust, dirt and debris. Vacuum carpet. Spot clean carpet as needed.


Daily Vending Areas

1.       Thoroughly vacuum carpeting and damp mop tile flooring daily.

2. Thoroughly wipe all tops and sides of vending machines and express mail box cabinets with damp cloth. Spot clean all wall surfaces. Thoroughly clean microwave inside and outside.



                                     Ex. G

3.       Empty trash and reline can daily.

4.       Wash trash container as needed.


Daily Lavatories

1.       Sweep and wet mop all tile floors using disinfectant.

2.       Thoroughly clean all mirrors, top to bottom.

3. Scour, wash and disinfect all sink basins, counter tops, bowls, and urinals, including undersides.

4.       Wash toilet seats, both sides.

5.       Wipe clean all partitions.

6.       Wipe clean all wall tile as needed.

7. Remove all trash and sanitary waste, wash receptacles as necessary. Remove rubbish to designated area.

8.       Restock hand soap and paper products.

9.       Polish all stainless dispensers.


Weekly Cleaning Services

1. Wash and sanitize metal partitions. Dust horizontal surfaces exceeding 70" height. Damp clean ceiling and exhaust fans.

2. Wash all interior glass, including hallways, windows (excluding second story atrium windows), lobby doors, partitions and glass door panels.

3.       Dust all blinds in common areas.

4. Sweep fire tower stairwells. Wet mop as needed. Wipe hand rails and dust metalwork.

5.       Wipe clean all desk tops and credenzas.

6. Remove all finger prints and dirt from door frames, kick and push plates, handles and railings.



                                     Ex. G

7. Wet wipe all horizontal surfaces to 70" including moldings, shelves, etc.

8.       Polish all fine wood furniture including desks, chairs and cabinets.

9.       Spray buff all vinyl tiles floors as necessary.

10. Machine buff other hard surfaces, floors to include ceramic, quarry and marble title as necessary.

11.      Wipe clean all plant containers in common areas.


Monthly / Quarterly Cleaning Services

1. Thoroughly wipe clean all ceiling vents and exhaust fans and area immediately adjacent: monthly to quarterly, as needed.

2. Strip and refinish all tile floors including restroom floors on a quarterly basis.

3.       Wipe clean and remove all fingerprints from full height doors.

4.       Vacuum all upholstered chairs.

5. Thoroughly clean all venetian blinds, pipes, ventilating and air conditioning louvers, ducts and high molding: monthly to quarterly, as needed.

6. Wipe clean as needed all vinyl base. Vacuum as needed all carpet cove base: monthly to quarterly, as needed.

7.       Thoroughly wash all trash receptacles, inside and outside.

8.       Spot clean all vertical surfaces.

9.       Spray buff all vinyl floors (both tenant and common areas) quarterly.


Semi-Annual Cleaning Services

1. Wash all common area walls including wallcovering, paint, marble and vinyl base.



                                     Ex. G

                               EXHIBIT H to Lease

                          MARYLAND 95 EXECUTIVE CENTER

                              BUILDING DESCRIPTION

FOUR STORY BUILDINGS - 120,904 SF


         Site Work and Landscaping

         The four-story building will be landscaped to provide a park-like atmosphere. Free surface parking will be provided.


         Building Structure

         The building will be designed with a composite deck providing one hundred pounds per square foot loading on the second, third and fourth floors and a slab on grade allowing two hundred pounds per square foot on the first floor.


         Skin and Glass

         The brick veneer with "ribbon" windows is planned on all elevations. Brick work will included accent landing such as recessed soldier courses and row locks. Store front windows will consist of stock color aluminum extrusions and one inch (1") insulated glass. Glass will either be muted or low "E" treated for maximum energy conservation. One inch (1") miniblinds will be installed on all windows.


         Lobby and Care

         The building's main lobby on the first floor will be predominately finished with granite flooring, accent lighting, and polymix wall covering. Building core bathrooms will be finished with ceramic tile floors, vinyl wall covering, and granite surface vanity tops. Bathroom partitions will be the ceiling hung, painted metal type.


         Elevator/Stairs

         The building will be supplied with three hydraulic elevators finished in plastic laminate panels, stainless steel doors and jambs, and carpet flooring. Three sets of stairs will also provide access to the other floors. The stairwells will be well lit and conductive to use by the tenants.


         HVAC System


         The HVAC system will be a split system with self contained units on each floor connected to a cooling tower. Base Building distribution will be through a variable air volume (VAV) system equipped with perimeter diffusers (relocation will be Tenant workletter cost). All interior zone ductwork and diffusers will be installed as part of the tenant improvements.


         Sprinkler System


         The buildings will be fully sprinkled to include detector check valves and U. L. monitoring station. Sprinkler heads will be the semi-recessed style. The Base Building sprinkler system will be in place as required by code (i.e. distributed with upright heads), all relocation or additional heads will be part of the Tenant Improvements.


         Electric

         The shell improvement will include all distribution panels (both 277v and 110v) to provide tenants with 6 wafts psf of low voltage power. All circuitry outside of the core areas will be installed as part of the Tenant Improvements.



                                     Ex. H

                                                                   EXHIBIT 10.4




March 22, 2000


Mr. Thomas Davidsson
Runebergsgatan 4
114 29 Stockholm
Sweden


Dear Thomas:

On the behalf of Digex, Inc., I am pleased to offer you the position of Senior Vice President for Europe at Digex, Inc., reporting to myself, Mark Shull, Chief Executive Officer, Digex, Inc. You will be an employee of our wholly owned Digex Sweden subsidiary, which is in the process of being established. This is a regular full-time position and will be based in Sweden. You will be expected to travel extensively.

We will look to you to lead the planning and execution of our expansion into Europe and in mobile applications hosting globally. We anticipate that this will result in your holding a Managing Director position in Digex Europe and becoming the General Manager for our mobile applications hosting business globally.

We hope that you will be able to join us on the first of April 2000.


Base Salary

In this position, your annual base salary will be SEK 1,800,000. Base salary will be payable in arrears in twelve installments per annum. Salaries are reviewed annually on an anniversary basis, and increases are granted in accordance with Company policy.


Incentive Compensation

You will be eligible to participate in Digex's Executive Management Incentive Compensation Plan. In this position, you will be eligible for a bonus of 50% of your base salary. At 100% of objectives achievement your total potential cash compensation is SEK 2,700,000.

The incentive will be prorated on the base pay received during the current fiscal calendar year. This incentive opportunity is contingent upon the achievement of corporate and individual objectives as determined by your management. This bonus is evaluated and paid on an annual basis.

Mr. Thomas Davidsson
March 22, 2000
Page 2


Car

In this assignment, Digex will provide you with a vehicle in line with the Company Car Policy. In your position, standard of car shall be equivalent to a Saab 95 (Fuel expenses for business and private use and all maintenance costs are included).

You can alternatively elect to receive a car allowance in cash, paid out per month on a cost neutral basis.


Share Option Scheme

Digex is currently working on the design of a stock option plan for its European employees. You will be eligible for inclusion in the share option scheme of Digex Europe. All conditions related to the Share Option Scheme are set and decisions made at the Company's absolute discretion. Any change of conditions shall not constitute breach of this agreement.

As an alternative to your participation in the future Digex stock incentive plan for European employees, Digex could extend you the opportunity to participate to the US stock incentive plan under the condition that Digex would not incur any employer's tax liability on your behalf.

Accordingly, you will arrange your personal location and circumstances to mitigate or eliminate any charge to tax whatsoever on the employer/Digex that might arise from, in connection with or by reference to your holding of any stock options under the Digex Stock Incentive Plan or any dealing release or exercise relating thereto.

On that basis, this offer would include a stock option grant covering an aggregate of 200,000 shares of Digex common stock contingent upon approval by the Compensation Committee of the Board of Directors. You will be granted 180,000 shares at an exercise price equal to the market price of Digex Inc. common stock on the date that the grant is approved and the remaining 20,000 shares at an exercise price equal to $50.00 less than the strike price of the first part of the grant.

Vesting of the award will begin with the approval of the grant and will continue over a four-year period. 25% of the shares covered by the option will vest one year following the date of grant. The balance of the shares will vest in equal quarterly installments over the next three years so long as you continue to be employed by Digex. Additionally, upon a change in control of the company, this grant will fully vest one year following such change. Details will be provided in your Grant Agreement upon approval by the Board of Directors. The option will be issued pursuant to the Company's US long-term Incentive Plan and will be subject to all the terms and conditions of that plan.


Benefits

As an employee of Digex you will be entitled to all employee benefits offered to Digex's senior management in Europe.

Mr. Thomas Davidsson
March 22, 2000
Page 3


Short Term Cash Sickness Benefit

In the event of the Employee being unable to discharge his duties, the Company will pay the Employee a short-term cash sickness benefit in line with common practice in Swedish Industry. After 90 days of continuous illness, the pension insurance will come into force and pay a long-term disability pension.


Pension & Insurance Coverage

The Company will annually contribute towards a pension scheme selected and designed by the Employee, "Ordinary Retirement Scheme". Company contribution shall be equal to the maximum amount deductible (10 base amounts, currently SEK 366,000 per annum). Social charges on levied contributions to pension arrangements will be paid by the Company. Disability coverage and survivor's benefits shall be a part of the arrangement and be on a satisfactory level. Retirement age is 65.


Holiday Entitlement

Vacation will be granted in accordance to Digex's European vacation policy for senior management employees.


Termination of Agreement

The agreement may be terminated by either party giving to the other six months advance notice in writing. The Company reserves the right to remove the Employee from his position during the time of notice period. During the notice period the Employee is entitled to the conditions of this agreement.

Should the agreement be terminated by the Company for any reason other than material breach of agreement, the Employee shall receive in addition to time of notice a severance pay amounting to six months salary as per date the day before giving notice. The severance pay shall, unless otherwise agreed upon, be paid every month starting the first month after the effective date of termination.

The Company reserves the right to terminate this agreement at any time without advance notice or severance pay in the event of material breach of contract, including act of gross negligence or gross misconduct by the Employee and willful failure to perform his duties with the Company. Material breach of contract after the termination of employment may result in the immediate cessation of severance pay and other benefits.

Mr. Thomas Davidsson
March 22, 2000
Page 4


Jurisdiction

This offer is construed according to the laws of the state of Delaware, USA applicable to contracts made and to be performed in that state. Any dispute about the agreement shall be submitted to an Arbitration court if the parties cannot come to a consensus as to the interpretation of the conditions. Cost for the arbitration proceedings shall be defrayed by the Company provided the Employee has not unduly instigated the arbitration procedure. In such case, the arbitrators shall determine the distribution of arbitration cost.


Other Employment Conditions

This offer is contingent on the following:

Your acknowledgement and execution of our "Employee Agreement Regarding Intellectual Property and Proprietary Information", "Conflict of Interest and Disclosure of Confidential Information" and which will be reviewed and authorized by you and a company representative.

Kindly acknowledge your acceptance of this offer by signing and dating the enclosed copy of this letter and returning it to me by the 27th of March 2000. If we do not receive your acceptance of this offer by the close of business on the above date, this offer will be withdrawn without further liability of either party to the other.

If you have any questions or need additional information, please feel free to call me at (240) 264-2470 or Tim Adams, Chief Financial Officer, 240 264-2635, tadams@digex.com. I am looking forward to your joining the Digex Executive Team and feel it will be a mutually beneficial relationship. I wish you success in the continuation of your career with Digex.


Sincerely yours,

/s/ MARK SHULL
---------------------------
    Mark Shull
    President &
    Chief Executive Officer
    Digex, Inc.




cc: D. Ruberg

Enclosure

                              /s/ THOMAS DAVIDSSON            March 22, 2000
                              ---------------------------     -----------------
                              Accepted: Thomas Davidsson      Date:

                                                                   EXHIBIT 10.5



July 5, 2000


Mr. Todd Carlson
1000 Blue Ridge Place
Richardson, TX   75080


Dear Todd:

On the behalf of Digex Incorporated, I am pleased to offer you the position of Senior Vice President of Business Operations, reporting to Mark Shull, Chief Executive Officer. This is a regular part time position that will require you to work in the Washington, DC area a minimum of 10 days per month.


Compensation

Your annual base salary will be $125,000 (based on 52 weeks of service). Salaries are reviewed annually, and increases are granted based on individual performance during the year and in accordance with Company policy.

You will be eligible to participate in Digex's Executive Management Incentive Compensation Plan. In this position, you will be eligible for a bonus of 50% of your base salary. At 100% of objective achievement your total potential cash compensation is $187,500.

The incentive will be prorated on the base pay received during the current fiscal calendar year. This incentive opportunity is contingent upon the achievement of corporate and individual objectives as determined by your departmental management.


Stocks

This offer includes a stock option grant covering an aggregate of 125,000 shares of Digex common stock contingent upon approval by the Compensation Committee of the Board of Directors. You will be granted 100,000 shares at an exercised price equal to the market price of Digex Inc. common stock on the date that the grant is approved and the remaining 25,000 shares at an exercised price equal to $20.00 less than the market price referenced above.

Vesting of the award will begin with the approval of the grant and will continue over a four-year period. 25% of the shares covered by the option will vest one year following the date of grant. The balance of the shares will vest in equal quarterly installments over the next three years so long as you continue to be employed by Digex. Additionally, upon a "change in control" as defined in the stock option plan (attached), this grant will fully vest one year following such change.

Details will be provided in your Grant Agreement upon approval by the Board of Directors. The option will be issued pursuant to the Company's long-term Incentive Plan and will be subject to all the terms and conditions of that plan.


Benefits

As an employee of Digex you will be entitled to all employee benefits: Medical insurance, medical and prescription drug card, dental insurance, short and long-term disability, life insurance, 401(k) plan, educational reimbursement, holidays, sick leave, vacation time, military leave, bereavement leave, voting time off and jury duty leave. Your medical benefits will be effective the first day of the month following your start of employment. An outline of these benefits is attached. Should you have any benefit questions, please contact Ms. Marilyn Garner, Senior Human Resources Generalist, 240-264-2391.

Todd Carlson
page 2
July 5, 2000


Temporary Housing/Commuting Expenses

This offer does not include relocation, however Digex will provide suitable temporary housing and commuting expenses on an ongoing basis while employed at Digex. It is understood that you will be located in Dallas, Texas. However you are expected to work a minimum of ten (10) days per month in the Washington, DC area.


This offer is contingent on the following:

o Your acknowledgement and execution of our "Employee Agreement Regarding Intellectual Property and Proprietary Information", which will be reviewed and authorized by you and a company representative.

o Proof that you are legally authorized to work in the United States per Immigration Reform Act of 1986 (see attachment A).

o   Completion of the enclosed employment application.

As you know, in the ordinary course of business, pay and benefits plans evolve as laws, employee, and/or business need change. If, in the future, it becomes necessary to change any of the benefit or compensation plans currently in effect, these changes will apply to you as they do to other eligible employees. Furthermore, while this letter is our commitment to employ you in the previously mentioned position, it does not constitute a contract for a specific length of employment.

Kindly acknowledge your acceptance of this offer by signing and dating the enclosed copy of this letter and returning it to me by July 14, 2000. If we do not receive your acceptance of this offer by the close of business on the above date, this offer will be withdrawn without further liability of either party to the other.

If you have any questions or need additional information, please feel free to call me at (240) 264-4712 or fax at (240) 264-2666. I am looking forward to your joining the Digex Executive Management Team and feel it will be a mutually beneficial relationship. I wish you success in the continuation of your career with Digex.

Sincerely yours,


/s/ DAVID GAY
----------------------------
    David Gay
    Director of Employment




cc: M. Shull
    D. Ruberg

Encl.

/s/ TODD CARLSON                   7/8/00           7/1/00
----------------------------     ----------       -------------
Accepted: Todd Carlson              Date:          Start Date:

                                                                   EXHIBIT 10.6


July 6, 2000


Mr. Bruce Metge
1219 Old Stable Road
McLean, VA  22102


Dear Bruce:

On the behalf of Digex Incorporated I am pleased to offer you the position of Senior Vice President & General Counsel, reporting to Mark Shull, Chief Executive Officer.


Compensation

Your annual base salary will be $200,000 (based on 52 weeks of service). Salaries are reviewed annually, and increases are granted based on individual performance during the year and in accordance with Company policy.

You will be eligible to participate in Digex's Executive Management Incentive Compensation Plan. In this position, you will be eligible for a bonus of 50% of your base salary. At 100% of objective achievement your total potential cash compensation is $300,000.

The incentive will be prorated on the base pay received during the current fiscal calendar year. This incentive opportunity is contingent upon the achievement of corporate and individual objectives as determined by your departmental management.


Sign-On Bonus

To facilitate your transition to Digex, we are pleased to offer you a Sign-On-Bonus of $50,000 in two installments: 50% of this bonus will be paid shortly after starting and 50% six months after your start date, provided you are still employed with us on that date.


Stocks

This offer includes a stock option grant covering an aggregate of 200,000 shares of Digex common stock contingent upon approval by the Compensation Committee of the Board of Directors. You will be granted 175,000 shares at an exercised price equal to the market price of Digex Inc. common stock on the date that the grant is approved and the remaining 25,000 shares at an exercised price equal to $30.00 less than the market price referenced above.

Vesting of the award will begin with the approval of the grant and will continue over a four-year period. 25% of the shares covered by the option will vest one year following the date of grant. The balance of the shares will vest in equal quarterly installments over the next three years so long as you continue to be employed by Digex. Additionally, upon a "change in control" as defined in the stock option plan (attached), this grant will fully vest one year following such change.

Details will be provided in your Grant Agreement upon approval by the Board of Directors. The option will be issued pursuant to the Company's long-term Incentive Plan and will be subject to all the terms and conditions of that plan.

Bruce Metge
page 2
July 6, 2000


Severance

Upon termination for reason other than "cause", you will be entitled to receive the equivalent amount of your base pay and medical and dental benefits for a 12-month period. Cause shall be defined as your (i) willful and continued failure to substantially perform duties assigned consistent with your position as Senior Vice President & General Counsel (other than any failures resulting from physical or mental illness or death); (ii) continuing failure to perform or discharge the duties of Senior Vice President & General Counsel assigned to you by the Chief Executive Officer, if such failure to perform or discharge your duties continues for a period of thirty (30) days after written notice to you detailing such failure; or (iii) conviction of a felony that adversely affects the business and/or reputation of Digex. It is understood that this definition of Cause shall be applicable to any "change of control" provisions as contained in the Stock Option Agreement.


Benefits

As an employee of Digex you will be entitled to all employee benefits: Medical insurance, medical and prescription drug card, dental insurance, short and long-term disability, life insurance, 401(k) plan, educational reimbursement, holidays, sick leave, vacation time, military leave, bereavement leave, voting time off and jury duty leave. Your medical benefits will be effective the first day of the month following your start of employment. An outline of these benefits is attached. Should you have any benefit questions, please contact Ms. Marilyn Garner, Senior Human Resources Generalist, 240-264-2391.

This offer is contingent on the following:

o Your acknowledgement and execution of our "Employee Agreement Regarding Intellectual Property and Proprietary Information", which will be reviewed and authorized by you and a company representative.

o Proof that you are legally authorized to work in the United States per Immigration Reform Act of 1986 (see attachment A).

o   Completion of the enclosed employment application.

As you know, in the ordinary course of business, pay and benefits plans evolve as laws, employee, and / or business need change. If, in the future, it becomes necessary to change any of the benefit or compensation plans currently in effect, these changes will apply to you as they do to other eligible employees. Furthermore, while this letter is our commitment to employ you in the previously mentioned position, it does not constitute a contract for a specific length of employment.

Disputes

In the event of any dispute regarding the parties compliance with the terms and condition of this offer, your employment or termination of employment, then either party may file a demand for arbitration with the American Arbitration Association ("AAA") in Washington, DC, pursuant to its rules for commercial arbitration, except that a single arbitrator shall be chosen by the parties. In the event of such arbitration proceeding, the parties shall either agree on a single arbitration or request from the AAA as many lists of arbitrators as may be necessary for the parties to agree on an arbitrator, subject to a maximum of three (3) lists. The AAA striking procedure shall not be used. The fees associated with the filing and processing of such arbitration, including any filing fees, the fees and costs of the mutually agreed arbitrator, and any transcripts, shall be borne equally by the parties. The prevailing party shall pay any other costs, including attorneys fees.

Bruce Metge
page 3
July 6, 2000


Kindly acknowledge your acceptance of this offer by signing and dating the enclosed copy of this letter and returning it to me by July 14, 2000. If we do not receive your acceptance of this offer by the close of business on the above date, this offer will be withdrawn without further liability of either party to the other.

If you have any questions or need additional information, please feel free to call me at (240) 264-4712 or fax at (240) 264-2666. I am looking forward to your joining the Digex Executive Management Team and feel it will be a mutually beneficial relationship. I wish you success in the continuation of your career with Digex.

Sincerely yours,


/s/ TIMOTHY ADAMS
-----------------------------
    Timothy Adams
    Chief Financial Officer


cc: M. Shull
    D. Ruberg




Encl.

/s/ BRUCE METGE                     6 JULY 00    27 JULY 00
-----------------------------       ---------    ------------
Accepted: Bruce Metge               Date:        Start Date: